                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    /X/  Filed by the Registrant
    / /  Filed by a Party other than the Registrant
    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / /  Confidential, for Use of the Commission Only
           (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                           SHOWBOAT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/X/  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     1)  Title of each class of securities to which transaction applies:
         Common Stock, par value $1.00 per share
         -----------------------------------------------------------------------
     2)  Aggregate number of securities to which transaction applies:
         16,549,365
         -----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         $30.75 (the consideration to be paid per share of Common Stock, par value $1.00 per share, of Showboat, Inc. pursuant to the merger described herein)
         -----------------------------------------------------------------------
     4)  Proposed maximum aggregate value of transaction:
         $508,892,973.75
         -----------------------------------------------------------------------
     5)  Total fee paid:
         $101,780
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)  Amount Previously Paid:
         $101,667
         -----------------------------------------------------------------------
     2)  Form, Schedule or Registration Statement No.:
         Schedule 14A
         -----------------------------------------------------------------------
     3)  Filing Party:
         Showboat, Inc.
         -----------------------------------------------------------------------
     4)  Date Filed:
         March 11, 1998
         -----------------------------------------------------------------------

                                     [LOGO]

                        SPECIAL MEETING OF STOCKHOLDERS

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

    YOU ARE CORDIALLY INVITED TO ATTEND A SPECIAL MEETING OF OUR STOCKHOLDERS AT WHICH YOU WILL BE ASKED TO VOTE ON THE PROPOSED MERGER BETWEEN SHOWBOAT, INC. (THE "COMPANY") AND A SUBSIDIARY OF HARRAH'S ENTERTAINMENT, INC. ("HARRAH'S").

    If the merger is completed, Harrah's will pay $30.75 per share for each of your shares of the Company's common stock and then the Company will become a subsidiary of Harrah's.

    Because our Board of Directors has determined that the terms of the merger agreement and the merger are fair to and in the best interests of our stockholders, the board unanimously approved and adopted the merger agreement. The Board of Directors considered the opinion of Donaldson, Lufkin & Jenrette Securities Corporation that the cash to be paid in the merger is fair to our stockholders from a financial point of view. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    The merger cannot be completed unless our stockholders approve it. Therefore, we have scheduled a special meeting for our stockholders to vote on the merger. YOUR VOTE IS VERY IMPORTANT.

    The date, time and place of the meeting is: Thursday, April 23, 1998 10:00 a.m., local time

            Mississippi Pavilion
            Showboat Casino Hotel
            801 Boardwalk
            Atlantic City, New Jersey 08401

    Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. If you abstain or do not vote, it will have the effect of a vote against the merger.

    This proxy statement provides you with detailed information about the proposed merger. In addition, you may obtain information about the Company from documents that we have filed with the Securities and Exchange Commission. We encourage you to read the entire document carefully.

             [LOGO]                         [LOGO]
J.K. Houssels                               J. Kell Houssels, III
CHAIRMAN                                    PRESIDENT & CHIEF EXECUTIVE OFFICER

    NONE OF THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, THE NEVADA GAMING COMMISSION, THE NEVADA STATE GAMING CONTROL BOARD, THE NEW JERSEY CASINO CONTROL COMMISSION, THE INDIANA GAMING COMMISSION, THE REGULATORY AUTHORITY OF ANY OTHER STATE, NOR THE CASINO CONTROL AUTHORITY OF NEW SOUTH WALES, AUSTRALIA HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

    Proxy Statement dated March 20, 1998 and first mailed to stockholders on March 20, 1998.

                                 SHOWBOAT, INC.

                              2800 Fremont Street
                            Las Vegas, Nevada 89104
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 23, 1998

To Our Stockholders:

    Notice is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of Showboat, Inc. a Nevada corporation (the "Company"), will be held on Thursday, April 23, 1998, at 10:00 a.m., local time, at the Mississippi Pavilion, Showboat Casino Hotel, 801 Boardwalk, Atlantic City, New Jersey 08401, for the following purposes:

        1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of December 18, 1997 (the "Merger Agreement"), by and among Harrah's Entertainment, Inc., a Delaware corporation ("Harrah's"), HEI Acquisition Corp., a Nevada corporation and an indirect wholly-owned subsidiary of Harrah's ("Sub"), and the Company, pursuant to which, (i) Sub will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation and becoming an indirect wholly-owned subsidiary of Harrah's and (ii) each outstanding share of common stock, par value $1.00 per share, of the Company (the "Common Stock"), other than shares owned by Harrah's or by the Company as treasury stock (which will be cancelled), will be converted into the right to receive $30.75 in cash, without interest.

        2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof, including without limitation, potential adjournments or postponements of the Special Meeting for the purpose of soliciting additional proxies in order to approve and adopt the Merger Agreement.

    March 19, 1998 has been fixed as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof. Only holders of record of Common Stock at the close of business on that date will be entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

    Because the Company's Common Stock is listed on the New York Stock Exchange, Inc., holders of Common Stock entitled to vote on the Record Date who do not wish to accept $30.75 per share of Common Stock will not have a right of dissent with respect to the Merger Agreement, in accordance with applicable statutory procedures of Section 92A.390 of the Nevada Revised Statutes. See "The Merger--Limitations on Right of Dissent."

    The accompanying Proxy Statement describes the Merger Agreement, the proposed Merger and certain actions to be taken in connection with the Merger. Stockholders are cordially invited to attend the meeting in person. To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-paid envelope, whether or not you plan to attend the Special Meeting. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it is voted at the Special Meeting. Executed proxies with no instructions indicated thereon will be voted "FOR" approval and adoption of the Merger Agreement.

                                          By Order Of The Board Of Directors,

                                                       [LOGO]

                                          H. GREGORY NASKY
                                          Secretary

Las Vegas, Nevada
March 20, 1998

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    YOUR VOTE IS IMPORTANT. TO VOTE YOUR SHARES, PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

    PLEASE DO NOT SEND YOUR COMMON STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS CONSUMMATED, YOU WILL BE SENT INSTRUCTIONS REGARDING THE SURRENDER OF YOUR CERTIFICATES.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE
  MERGER...............................          3

SUMMARY................................          4

MARKET PRICES OF COMMON STOCK..........          7

SELECTED FINANCIAL DATA................          8

THE COMPANIES..........................         10
  The Company..........................         10
  Harrah's.............................         10

THE SPECIAL MEETING....................         10
  General..............................         10
  Matters to Be Considered at the
    Special Meeting....................         10
  Record Date; Quorum; Voting at the
    Special Meeting....................         11
  Proxies; Revocation of Proxies.......         11
  Solicitation of Proxies..............         12

THE MERGER.............................         13
  Background of the Merger.............         13
  The Company's Reasons for the Merger;
    Recommendation of the Board of
    Directors..........................         15
  Opinion of the Company's Financial
    Advisor............................         16
  Interests of Certain Persons in the
    Merger.............................         21
  Financing the Merger.................         24
  Accounting Treatment.................         25
  Certain Federal Income Tax
    Consequences.......................         25
  Regulatory Approvals.................         26
  Certain Consequences of the Merger...         27
  Effect of Merger on Outstanding
    Debt...............................         27
  Limitation on Right of Dissent.......         27

THE MERGER AGREEMENT...................         28
  The Merger...........................         28
  Conversion of Shares.................         28
  Exchange of Stock Certificates.......         28
  Treatment of Stock Options and
    SARs...............................         29
  Representations and Warranties.......         30
  Certain Covenants....................         30
  Conditions to Obligations to Effect
    the Merger.........................         35
  Termination; Termination Fees and
    Expenses...........................         36
  Amendment and Waiver.................         38
  Stockholder Support Agreements.......         38

CERTAIN PROJECTIONS OF FUTURE OPERATING
  RESULTS..............................         39

SECURITY OWNERSHIP OF MANAGEMENT AND
  CERTAIN OTHER BENEFICIAL OWNERS......         40

REGULATION AND LICENSING...............         42

STOCKHOLDER PROPOSALS..................         50

INDEPENDENT ACCOUNTANTS................         50

WHERE YOU CAN FIND MORE INFORMATION....         51

FORWARD-LOOKING STATEMENTS.............         52

LIST OF DEFINED TERMS..................         53
Annex A
  Agreement and Plan of Merger.........        A-1

Annex B
  Opinion of Donaldson, Lufkin &
    Jenrette Securities Corporation....        B-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT IS THE MERGER PROPOSAL? HOW WILL I BENEFIT?

    A: We have agreed to merge Showboat, Inc. (the "Company") with a subsidiary of Harrah's in exchange for Harrah's paying $30.75 in cash for each of your shares. Following the merger, the Company's stockholders will no longer own any interest in the combined company.

Q: WHEN AND WHERE IS THE SPECIAL MEETING?

    A: The special meeting will take place at 10:00 a.m., local time, on Thursday, April 23, 1998 at the Mississippi Pavilion, Showboat Casino Hotel, 801 Boardwalk, Atlantic City, New Jersey 08401.

Q: WHAT DO I NEED TO DO NOW?

    A: Just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed return envelope as soon as possible, so that your shares will be represented at the special meeting. If you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote for the merger. If you do not send in your proxy or you abstain, it will have the effect of a vote against the merger.

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

    A: Just mail or deliver a later-dated, signed proxy card so that the proxy card is received by the Company before the special meeting or attend the special meeting in person and tell the Secretary you want to cancel your proxy and vote in person.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
  SHARES FOR ME?

    A: Your broker will vote your shares for you only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker. Without instructions, your broker will not vote your shares which will have the same effect as a vote against the merger.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

    A: No. After the merger is completed, we will send you written instructions for exchanging your stock certificates.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

    A: We are working toward completing the merger as quickly as possible. In addition to stockholder approval, we must also obtain regulatory approvals, including approvals from gaming regulators in Nevada, New Jersey, Indiana and New South Wales, Australia. We hope to complete the merger during the second quarter of 1998.

Q: WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO ME?

    A: The merger will be taxable to you unless you are exempt from tax. The gain or loss will be capital gain or loss for most stockholders. If you are an individual stockholder and have held the stock for more than a year but not more than 18 months, the maximum federal rate of tax on such capital gains will be 28%. If you are an individual stockholder and have held the stock for more than 18 months, the maximum federal rate of tax on such capital gains will be 20%. If you are an individual stockholder and have held your shares for one year or less, any capital gains will be taxed at ordinary income rates.

Q: WHO CAN HELP ANSWER MY QUESTIONS?

    A: For additional information about the merger, including information about how to complete and return your proxy card, please contact D.F. King & Co., Inc. at 800-829-6551.

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE
51. WE HAVE INCLUDED PAGE REFERENCES PARENTHETICALLY TO DIRECT YOU TO A MORE COMPLETE DESCRIPTION OF THE TOPICS PRESENTED IN THIS SUMMARY.

THE COMPANIES (PAGE 10)
SHOWBOAT, INC
2800 Fremont Street
Las Vegas, Nevada 89104
(702) 650-1200

    The Company is an international gaming company with over 40 years of gaming experience. It owns and operates the Showboat Casino Hotel in Atlantic City, New Jersey, the Showboat Hotel, Casino and Bowling Center in Las Vegas, Nevada, and owns a 24.6% interest in and manages Star City, an entertainment and casino complex located in Sydney, Australia. The Company also owns a 55% interest in and is the manager of Showboat Mardi Gras Casino, a state-of-the-art cruising gaming vessel and related land-based entertainment complex in East Chicago, Indiana.

HARRAH'S ENTERTAINMENT, INC.
1023 Cherry Road
Memphis, Tennessee 38117
(901) 762-8600

    Harrah's is one of the leading casino entertainment companies in the United States and is unique in its broad geographic diversification. Harrah's operates casino hotels in the five traditional U.S. gaming markets of Reno, Lake Tahoe, Las Vegas and Laughlin, Nevada and Atlantic City, New Jersey. It also operates riverboat or dockside casinos in Joliet, Illinois, Vicksburg and Tunica, Mississippi, Shreveport, Louisiana and St. Louis and North Kansas City, Missouri; manages casinos on four Indian reservations, near Phoenix, Arizona, north of Seattle, Washington, in Cherokee, North Carolina and north of Topeka, Kansas; and manages a land-based casino in Auckland, New Zealand.

HEI ACQUISITION CORP.
1023 Cherry Road
Memphis, Tennessee 38117
(901) 762-8600

    HEI Acquisition Corp. ("Sub") is an indirect wholly-owned subsidiary of Harrah's which has been organized solely to be merged with and into the Company. Once Sub and the Company merge, the surviving corporation will be an indirect wholly-owned subsidiary of Harrah's.

OUR REASONS FOR THE MERGER (PAGE 15)

    We believe that the merger agreement, including the price of $30.75 per share, is fair and in the best interests of our stockholders. We believe the gaming industry will continue to consolidate and that the combined company will be more competitive. We believe the merger is an opportunity for our stockholders to take advantage of this industry consolidation and receive an attractive price for their shares.

    To review the background and reasons for the merger in greater detail, see pages 13 through 16.

OUR RECOMMENDATION TO STOCKHOLDERS (PAGE 16)

    Our Board of Directors believes that the merger is in your best interests and unanimously recommends that you vote FOR approval and adoption of the merger agreement.

WHAT YOU WILL RECEIVE

    Following completion of the merger, you will receive $30.75 in cash for each share of stock which you own.

THE STOCKHOLDERS' MEETING (PAGE 10)

    We are holding a special meeting of our stockholders at the Mississippi Pavilion, Showboat Casino Hotel, 801 Boardwalk, Atlantic City, New Jersey 08401, at 10:00 a.m., local time, on April 23, 1998. At the special meeting, our stockholders will be asked to approve and adopt the merger agreement. If the merger is completed, we will not hold a 1998 annual meeting.

VOTE REQUIRED (PAGE 11)

    In order to complete the merger, two-thirds (66 2/3%) of the shares of the Company must vote in favor of adopting the merger agreement.

    As of March 17, 1998, executive officers, directors and their affiliates owned and were allowed to vote 2,142,052 shares, or approximately 13.0% of the Company's common stock. Five large stockholders who are also on our Board of Directors, J. K. Houssels, Jeanne S. Stewart, Carolyn M. Sparks, John D. Gaughan and J. Kell Houssels, III, have agreed with Harrah's to vote their shares "for" adoption of the merger agreement. These stockholders own an aggregate of 2,037,520 shares or 12.3% of the Company's common stock. For a description of these agreements, see page 38.

THE MERGER (PAGE 13)

    THE MERGER AGREEMENT IS ATTACHED AS ANNEX A TO THIS PROXY STATEMENT. WE ENCOURAGE YOU TO READ THE MERGER AGREEMENT AS IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

INTERESTS OF CERTAIN PERSONS IN THE MERGER
  (PAGE 21)

    A number of officers and directors of the Company have interests in the merger that are different from or in addition to your interests. For example, some officers, including some officers who also are directors, have severance agreements that entitle them to compensation if they are terminated within a certain period of time following a change of control of the Company. The approval of the merger qualifies as a change of control of the Company. The Company estimates that the maximum aggregate payments required to be paid under such severance agreements to executive officers, if all such persons were to be terminated after the merger, would be approximately $8,470,000. In addition, certain officers and employees of the Company who do not have severance agreements may be eligible to receive retention bonuses in connection with the merger. The aggregate amount of such bonuses that could be payable is approximately $2,789,000 of which $470,000 could be payable to executive officers of the Company.

    Certain executive officers and directors will also receive cash in exchange for stock options and stock appreciation rights previously granted to them by the Company. The aggregate amount to be paid to executive officers for stock options and stock appreciation rights will be approximately $6,435,800. The non-employee directors of the Company may be entitled to receive certain additional compensation including director fees and the continuation of health insurance for certain periods. The aggregate amount of such fees and benefits will be approximately $631,000. For more information on the interests of officers and directors in the merger see pages 21 through 24.

    J. Kell Houssels, III a director, President and Chief Executive Officer of the Company, and Harrah's expect to enter into an employment agreement, effective upon completion of the merger, for four years with an initial annual salary of $350,000 plus participation in Harrah's bonus and stock option plans and severance benefits. For a description of this agreement, see page 21.

    Certain executive officers of the Company will enter into consulting agreements with Harrah's to provide services after the merger. The aggregate amount to be paid under these consulting agreements will be approximately $975,000.

CONDITIONS TO THE MERGER (PAGE 35)

    The completion of the merger depends upon meeting a number of conditions including the following:

    (a) approval by our stockholders;

    (b) absence of governmental prohibitions to completion of the merger;

    (c) obtaining required gaming and other regulatory approvals; and

    (d) obtaining all required third-party consents.

    Certain of the conditions to the merger may be waived by the party entitled to assert the condition.

TERMINATION OF THE MERGER AGREEMENT (PAGE 36)

    Our Board of Directors along with Harrah's can jointly agree to terminate the merger agreement at any time without completing the merger. Either party may also terminate if:

    (1) the merger is not completed by July 1, 1998 (or January 1, 1999 if extended due to delays in obtaining regulatory approvals);

    (2) any governmental entity has taken action, which is final and binding, to prohibit the merger;

    (3) we do not obtain stockholder approval;

    (4) under certain circumstances, a third party has proposed a competing transaction; or

    (5) the other party materially breaches any representation, warranty, covenant or agreement in the merger agreement.

TERMINATION FEES (PAGE 36)

    The merger agreement generally requires us to pay Harrah's a termination fee of $20 million if the merger agreement is terminated under certain circumstances involving a significant transaction between the Company and a third party or the Company's failure to hold a stockholders' meeting to approve the merger by July 1, 1998.

    In addition, the merger agreement requires Harrah's to pay us $10 million if the merger agreement is terminated under certain circumstances relating to Harrah's ability to obtain required consents from its current lenders or finance the merger.

FAIRNESS OPINION OF FINANCIAL ADVISOR (PAGE 16)

    In deciding to approve the merger, our Board of Directors considered the opinion of our financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), that the cash to be paid in the merger is fair to our stockholders from a financial point of view. This opinion is not a recommendation to vote in favor of the merger agreement. This opinion is attached to this Proxy Statement as Annex B. We encourage you to read the opinion.

    DLJ performed several analyses in connection with delivering its opinion. These analyses included: break-up valuation analysis, analysis of selected publicly traded comparable companies, selected comparable acquisitions analysis, premiums paid analysis and discounted cash flow analysis.

CERTAIN REGULATORY MATTERS (PAGE 26)

    In order to complete the merger, we and Harrah's must make certain filings and receive authorizations from various governmental agencies, both in the United States and in New South Wales, Australia. These filings relate to antitrust matters and gaming and other regulations.

    It is possible that some of these governmental authorities may impose conditions for granting approval. We cannot predict whether we will obtain all the required regulatory approvals within the time frame contemplated by the merger agreement or without burdensome conditions.

FEDERAL INCOME TAX CONSIDERATIONS (PAGE 25)

    The merger will be a taxable transaction to you if you are not exempt from tax. Generally, your gain or loss will be capital gain or loss. If you are an individual stockholder and have held your shares for more than a year and not more than 18 months prior to the merger, the maximum federal tax rate on any capital gains will be 28%. If you are an individual stockholder and have held your shares for more than 18 months prior to the merger, the maximum federal tax rate on any capital gains will be 20%. If you are an individual stockholder and have held your shares for one year or less prior to the merger, any capital gains will be taxed at ordinary income rates.

NO RIGHT OF DISSENT (PAGE 27)

    Under Nevada law, you will not have a right to dissent and obtain payment of "fair value" for your shares with respect to the merger agreement.

                         MARKET PRICES OF COMMON STOCK

    The common stock, par value $1.00 per share (the "Common Stock") of the Company is listed and traded on the New York Stock Exchange, Inc. ("NYSE"). The following table sets forth the high and low sales prices per share of the Company's Common Stock, as reported on the NYSE for the periods indicated:

                                                                                     HIGH                  LOW
                                                                                   --------              -------

1995
    First Quarter..........................................................  $      15  3/4        $      13  1/2
    Second Quarter.........................................................         18  5/8               13  1/2
    Third Quarter..........................................................         24  3/8               17  1/2
    Fourth Quarter.........................................................         29  3/8               21

1996
    First Quarter..........................................................  $      28  1/2        $      21
    Second Quarter.........................................................         35  1/2               24  1/2
    Third Quarter..........................................................         30  3/8               18  3/4
    Fourth Quarter.........................................................         22  5/8               17

1997
    First Quarter..........................................................  $      23  3/4        $      17  1/4
    Second Quarter.........................................................         20  7/8               17  5/16
    Third Quarter..........................................................         20  3/4               15  5/8
    Fourth Quarter.........................................................         29  3/4               17  7/8

1998
    First Quarter (through March 17, 1998).................................  $      29  13/16      $      29  1/8

    On December 18, 1997, the last trading day before public announcement of the execution of the Merger Agreement, the closing price of the Common Stock as reported on the NYSE was $21.125 with a high sales price of $21.50 and a low sales price of $20.00. On March 17, 1998, the closing price of the Common Stock as reported on the NYSE was $29.5 per share with a high sales price of $29.75 and a low sales price of $29.4375.

    The Company has declared and paid a dividend of $.025 per share for each complete quarter listed above and has declared a dividend for the first quarter of 1998 which will be paid on April 10, 1998.

    Stockholders are urged to obtain current market quotations for the Common Stock.

                            SELECTED FINANCIAL DATA

    We are providing the following financial information to aid you in your analysis of the financial aspects of the merger. We derived this information from audited financial statements from 1992 through 1996 and unaudited financial statements for the nine months ended September 30, 1996 and 1997. The information is only a summary and you should read it in conjunction with our historical financial statements (and related notes) contained in our annual reports and other information that we have filed with the Securities and Exchange Commission (the "Commission"). See "Where You Can Find More Information."

                                             NINE MONTHS
                                                ENDED
                                            SEPTEMBER 30,                        YEAR ENDED DECEMBER 31,
                                        ----------------------  ----------------------------------------------------------
                                           1997        1996        1996        1995        1994        1993        1992
                                        ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
Net revenues..........................  $  415,737  $  334,057  $  433,705  $  428,592  $  401,333  $  375,727  $  355,236
Income from operations................      35,881      35,114      42,121      46,674      51,828      45,419      46,508
Income before extraordinary items and
  cumulative effect of change in
  method of accounting for income
  taxes (a)(b)(c)(d)(f)(g)............       2,392       5,236       6,003      13,175      15,699      13,464      15,857
Net income............................       2,392       5,236       6,003      13,175      15,699       7,341      12,449
Income before extraordinary items and
  cumulative effect of change in
  method of accounting for income
  taxes per share-diluted
  (a)(b)(c)(d)(f)(g)..................        0.15        0.32        0.37        0.84        1.02        0.89        1.37
Net income per share-diluted..........        0.15        0.32        0.37        0.84        1.02        0.49        1.08
Income before extraordinary items and
  cumulative effect of change in
  method of accounting for income
  taxes per share-basic
  (a)(b)(c)(d)(f)(g)..................  $     0.15  $     0.33  $     0.37  $     0.85  $     1.03  $     0.90  $     1.39
Net income per share-basic............  $     0.15  $     0.33  $     0.37  $     0.85  $     1.03  $     0.49  $     1.09
Cash dividends declared per common
  share...............................        .075        .075         .10         .10         .10         .10         .10

                                              AT SEPTEMBER 30,                       AT DECEMBER 31,
                                              ----------------  ----------------------------------------------------------
                                                    1997           1996        1995        1994        1993        1992
                                              ----------------  ----------  ----------  ----------  ----------  ----------
                                                                             (IN THOUSANDS)
BALANCE SHEET DATA
Total assets (e)............................    $    821,242    $  814,669  $  649,395  $  623,691  $  470,700  $  384,900
Long-term recourse debt (including current
  maturities) (a)(b)(e).....................         393,008       392,744     392,391     392,035     280,617     209,116
Long-term nonrecourse debt (including
  current maturities) (h)...................         158,820       140,000      --          --          --          --
Shareholders' equity (e)....................         185,306       192,145     173,941     157,461     135,158     126,018
Shares outstanding at year-end (e)..........          16,237        16,181      15,720      15,369      14,980      14,804

------------------------

(a) In the year ended December 31, 1992, the Company recognized an extraordinary loss of $3.4 million net of tax, as a result of the planned redemption of all of its outstanding 13% Subordinated Sinking Fund Debentures due 2004 ("Debentures").

(b) The Company adopted FAS 109 in 1993 and reported the cumulative effect of the change in method of accounting for income taxes as of January 1, 1993 in the 1993 Consolidated Statement of Income.

(c) In the year ended December 31, 1993, the Company recognized an extraordinary loss of $6.7 million, net of tax, as a result of the redemption of all of its outstanding 11 3/8% Mortgage-Backed Bonds due 2002.

(d) In 1993, the Company acquired a 30% equity interest in Showboat Star Partnership ("SSP") which was engaged in the development of a riverboat casino on Lake Pontchartrain in New Orleans, Louisiana. Operation of the riverboat casino commenced on November 8, 1993. The Company's share of the partnership's loss from the commencement of operations through December 31, 1993, is included in income from operations for the year ended December 31, 1993, including the write-off of preopening costs, of $1.3 million. In March 1994, the Company increased its equity interest in SSP to 50%. The Company's share of the net income of the partnership was $12.8 million and is included in income from operations for the year ended December 31, 1994. In March 1995, the Company acquired the remaining 50% of the equity of SSP. In March 1995, SSP sold certain of its assets, and the Company sold all of its equity in SSP, resulting in a pretax gain of $2.6 million to the Company which is included in the 1995 Consolidated Statement of Income as gain on sale of affiliate.

(e) In the year ending December 31, 1992, the Company sold 3.45 million shares of its Common Stock in a public offering. Net proceeds of the offering were $50.4 million. Proceeds of the offering were used in January 1993 to redeem all of the Company's Debentures and to prepay the outstanding balance of its construction and term loan.

(f) In the years ended December 31, 1996 and 1995, the Company recognized a pre-tax write-down of $3.8 million and $1.4 million respectively on its investment in Showboat Mardi Gras, L.L.C.

(g) In April 1997, the Showboat Mardi Gras Casino opened and the Company recorded a pre-tax loss of $9.6 million for pre-opening costs.

(h) In March 1996, Showboat Marina Casino Partnership ("SMCP") and Showboat Marina Finance Corporation issued $140.0 million 13 1/2% First Mortgage Notes due 2003 for the development of the Showboat Mardi Gras Casino.

                                 THE COMPANIES

THE COMPANY

    The Company is an international gaming company with over 40 years of gaming experience. It owns and operates the Showboat Casino Hotel in Atlantic City, New Jersey ("Atlantic City Showboat"), the Showboat Hotel, Casino and Bowling Center in Las Vegas, Nevada ("Las Vegas Showboat") and owns a 24.6% interest in and manages through subsidiaries, Star City, an entertainment and casino complex located in Sydney, Australia ("Star City"). The Company, through subsidiaries, also owns a 55% partnership interest in and is the manager of Showboat Mardi Gras Casino, a state-of-the-art cruising gaming vessel and related land-based entertainment complex in East Chicago, Indiana ("East Chicago Showboat"). The Company's principal executive offices are located at 2800 Fremont Street, Las Vegas, Nevada 89104, (702) 650-1200.

    For a more detailed description of the business and properties of the Company, see the descriptions thereof set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, which is incorporated herein by reference. See "Where You Can Find More Information."

HARRAH'S

    Harrah's Entertainment, Inc. ("Harrah's") is one of the leading casino entertainment companies in the United States and is unique in its broad geographic diversification. Harrah's operates casino hotels in the five traditional U.S. gaming markets of Reno, Lake Tahoe, Las Vegas and Laughlin, Nevada and Atlantic City, New Jersey. It also operates riverboat or dockside casinos in Joliet, Illinois, Vicksburg and Tunica, Mississippi, Shreveport, Louisiana and St. Louis and North Kansas City, Missouri; manages casinos on four Indian reservations, near Phoenix, Arizona, north of Seattle, Washington, in Cherokee, North Carolina and north of Topeka, Kansas; and manages a land-based casino in Auckland, New Zealand. Harrah's principal executive offices are located at 1023 Cherry Road, Memphis, Tennessee 38117, (901) 762-8600.

    Sub is an indirect wholly-owned subsidiary of Harrah's which has been organized solely to be merged with and into the Company. Sub's principal executive offices are located at 1023 Cherry Road, Memphis, Tennessee 38117,
(901) 762-8600.

                              THE SPECIAL MEETING

GENERAL

    This Proxy Statement is being furnished to holders of the Company's Common Stock in connection with the solicitation of proxies by and on behalf of the board of directors of the Company (the "Board of Directors") for use at the Special Meeting of Stockholders (the "Special Meeting") to be held at 10:00 a.m., local time, on Thursday, April 23, 1998, at the Mississippi Pavilion, Showboat Casino Hotel, 801 Boardwalk, Atlantic City, New Jersey 08401, and at any adjournments or postponements thereof. This Proxy Statement and the accompanying Notice of Special Meeting of Stockholders (the "Notice") and Proxy Card are first being mailed to holders of Common Stock entitled to notice of, and to vote at, the Special Meeting, on March 20, 1998.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

    At the Special Meeting, stockholders will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 18, 1997 (the "Merger Agreement"). The Board of Directors has determined that the Merger Agreement and the merger of Sub with and into the Company (the "Merger") are fair to and in the best interests of the Company and its stockholders and has unanimously approved and adopted the Merger Agreement. ACCORDINGLY, THE BOARD OF

DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. See "The Merger--Background of the Merger" and "--The Company's Reasons for the Merger; Recommendation of the Board of Directors."

    STOCKHOLDERS ARE REQUESTED PROMPTLY TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD TO THE COMPANY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE MERGER AGREEMENT.

RECORD DATE; QUORUM; VOTING AT THE SPECIAL MEETING

    Only stockholders of record at the close of business on March 19, 1998 (the "Record Date") will be entitled to notice of, and to vote at, the Special Meeting. At the close of business on the Record Date, there were 16,548,765 shares of Common Stock outstanding and entitled to vote at the Special Meeting, held by approximately 1,283 stockholders of record.

    Stockholders of record on the Record Date are entitled to one vote per share, exercisable in person or by properly executed proxy, upon each matter properly submitted for the vote of stockholders at the Special Meeting. The presence of the holders of at least a majority of the shares of Common Stock outstanding on the Record Date, whether present or by properly executed and delivered proxy, will constitute a quorum for purposes of the Special Meeting. The affirmative vote of the holders of 66 2/3% of the outstanding shares of Common Stock is required to approve and adopt the Merger Agreement. Abstentions will have the effect of votes "AGAINST" the proposal to approve and adopt the Merger Agreement.

    Because the Company's Common Stock is listed on the NYSE, holders of Common Stock entitled to vote on the Record Date who do not wish to accept $30.75 per share of Common Stock will not have a right of dissent with respect to the Merger Agreement, in accordance with applicable statutory procedures of Section 92A.390 of the Nevada Revised Statutes ("NRS"). See "The Merger--Limitations on Right of Dissent."

    The Board of Directors is not aware of any matters other than those set forth in the Notice transmitted with this Proxy Statement that may be brought before the Special Meeting, and under the Company's By-laws only business within the purposes described in such Notice may be transacted at the Special Meeting. If any other matters properly come before the Special Meeting, the persons named in the accompanying Proxy Card will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board of Directors, provided that no proxy which is voted against the proposal to approve and adopt the Merger Agreement will be voted in favor of any adjournment or postponement of the Special Meeting.

PROXIES; REVOCATION OF PROXIES

    All shares of Common Stock which are represented at the Special Meeting by properly executed proxies received and not duly and timely revoked will be voted at the Special Meeting in accordance with the instructions contained therein. In the absence of contrary instructions, such shares will be voted "FOR" the approval and adoption of the Merger Agreement.

    The required vote of the stockholders on the Merger Agreement is based upon the total number of outstanding shares of Common Stock as of the Record Date. Therefore, the failure to submit a Proxy Card (or to vote in person at the Special Meeting) and the abstention from voting by a stockholder will have the same effect as a vote "AGAINST" the approval and adoption of the Merger Agreement.

    A proxy may be revoked prior to its being voted by: (i) delivering to the Secretary of the Company, at or before the Special Meeting, a written instrument bearing a later date than the proxy which instrument, by its terms, revokes the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Secretary of the Company at or before the Special Meeting; or (iii) attending the Special Meeting and giving notice of revocation to the Secretary of the Company or in open meeting prior to the proxy being voted (although attendance at the Special Meeting without taking other affirmative action as aforementioned will not constitute a revocation of a proxy). Any written instrument revoking a proxy should be sent to: Showboat, Inc., 2800 Fremont Street, Las Vegas, Nevada 89104, Attention: H. Gregory Nasky, Secretary.

    In the absence of representation by the holders of at least 66 2/3% of the outstanding shares of Common Stock, or if fewer shares of Common Stock than the number required therefor are voted in favor of approval and adoption of the Merger Agreement, it is expected that the Special Meeting will be postponed or adjourned in order to permit additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the Special Meeting, except for any proxies which have theretofore effectively been revoked or withdrawn. In the absence of representation by the holders of at least 66 2/3% of the outstanding shares of Common Stock, the Special Meeting may be adjourned from time to time by the holders of a majority of the shares represented at Special Meeting in person or by proxy. With respect to any vote to adjourn or postpone the Special Meeting if fewer than 66 2/3% of the outstanding shares of Common Stock are represented or voted in favor of approval and adoption of the Merger, proxies voting against the proposal to approve and adopt the Merger Agreement will not be voted in favor of any such adjournment or postponement.

    The obligations of the Company and Harrah's to consummate the Merger are subject to, among other things, the condition that the stockholders of the Company, by the requisite vote thereof, approve and adopt the Merger Agreement. See "The Merger Agreement--Conditions to the Merger."

    STOCKHOLDERS SHOULD NOT FORWARD ANY CERTIFICATES REPRESENTING COMMON STOCK WITH THEIR PROXY CARDS. IN THE EVENT THE MERGER IS CONSUMMATED, CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL WHICH WILL BE SENT TO STOCKHOLDERS PROMPTLY AFTER THE EFFECTIVE TIME (AS DEFINED BELOW). SEE "THE MERGER AGREEMENT--THE MERGER--EXCHANGE OF STOCK CERTIFICATES."

SOLICITATION OF PROXIES

    The Company will bear the costs of soliciting proxies in the accompanying form from stockholders. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, by telegram, or in person. In addition, the Company has retained D.F. King & Co., Inc. at an estimated cost of $7,500, plus reimbursement of expenses, to assist the Company in the solicitation of proxies from brokerage firms and other custodians, nominees and fiduciaries. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

                                   THE MERGER

BACKGROUND OF THE MERGER

    Over the past few years, the Company and its financial advisor have been approached at various times by other companies in the gaming industry, including Harrah's, about the possibility of pursuing a merger or other business combination. However, such contacts were generally preliminary or exploratory in nature and did not lead to substantive discussions or negotiations. Such contacts included an approach by Harrah's in July, 1996 which did not result in any specific offer for a transaction involving the Company.

    During the last two years, the Company has periodically reviewed its position in the gaming industry and its potential strategic alternatives in light of (i) the continued consolidation of the gaming industry, (ii) opportunities with respect to existing or planned operations, (iii) potential opportunities to expand its operations into new markets and (iv) the capital necessary to pursue expansion.

    In the fall of 1996, the Company was approached by several parties with respect to the sale of the Company's interest in Sydney Harbour Casino Holdings Limited ("SHCH") and the assignment of the Company's interest in the management of Star City, a casino and entertainment complex which is wholly-owned by SHCH. In January 1997, the Company entered into a letter of intent with Publishing & Broadcasting Limited ("PBL") to sell a portion of its interest in SHCH and to assign its management rights to PBL. In May 1997, the Company announced that it had been advised by PBL that PBL would let the letter of intent lapse and PBL announced it was no longer interested in pursuing a purchase of the Company's interest in SHCH or Star City.

    In the months following the termination of the letter of intent with PBL, the Company had contacts with various gaming industry participants and others in the United States and Australia regarding the potential sale of the Company's interests in SHCH and Star City. The Company also had various discussions with representatives of the board of directors of SHCH as to the possible termination of the management contract for Star City in consideration for cash payments.

    In the course of the Company's discussions relating to a potential sale of its interests in SHCH and Star City, the Company began to examine its options and strategic alternatives in light of a potential sale of one of its significant assets. In the course of such examination the Company reviewed the present gaming industry in light of recent consolidation in the industry, the Company's competitive position in the gaming industry, opportunities for growth in the gaming industry and the need for substantial capital in order to compete effectively. Such review was ongoing and the Company had not reached any specific conclusions by mid-August 1997.

    In mid-August 1997, Philip G. Satre, Chairman of the Board, President and Chief Executive Officer of Harrah's, called H. Gregory Nasky, Executive Vice President of the Company, to arrange a meeting to discuss a possible business combination. Following such approach, the Company contacted DLJ to seek advice regarding a potential transaction with Harrah's.

    In late August 1997, J. Kell Houssels III, President and Chief Executive Officer of the Company, H. Gregory Nasky, and R. Craig Bird, Executive Vice President and Chief Financial Officer of the Company, met Mr. Satre, and Colin
V. Reed, Executive Vice President and Chief Financial Officer of Harrah's, to discuss the possibility of a business combination involving the Company.

    On September 16, 1997, the Company and Harrah's executed mutual Confidentiality Agreements and, thereafter, began to exchange certain non-public information regarding each other.

    At around the same time, representatives of the Company met with representatives of the Board of Directors of SHCH to discuss a potential transaction whereby the management contract for Star City would be terminated in consideration for cash payments. The Company has continued its discussions with SHCH regarding a potential transaction. However, there can be no assurance that discussions will continue or that any agreement will be reached and, if any agreement is reached, that it will be approved by the New South Wales Casino Control Authority or otherwise be completed.

    From September through November 1997, several meetings and telephone conversations were held between executives of the Company and Harrah's to continue general discussions as to the possibility of a business combination. In October 1997, the Company's Board of Directors was first informed of discussions with Harrah's regarding a possible transaction and thereafter updated on the progress of these discussions on a periodic basis during regularly scheduled board meetings.

    Following the initial contact by Harrah's, the Company was not contacted by any other parties regarding a potential merger or other business combination nor did the Company contact or solicit other parties with respect to any such transaction. The Company was interested in pursuing the potential Harrah's merger transaction because the consideration being discussed constituted a significant premium to the market price of the Common Stock. The Company did not solicit other parties because the Company believed that the transaction being discussed with Harrah's was favorable to the Company and its stockholders and represented a very attractive premium which was unlikely to be matched. In addition, the Company was informed by Harrah's that Harrah's would not participate in further discussions with the Company concerning the potential merger transaction if the Company were to solicit other offers.

    The general discussions with Harrah's included a discussion of the possibility of Harrah's offering at least part of the consideration to be paid in Harrah's common stock. However, Harrah's indicated that the amount per share of any common stock consideration would be less than the cash consideration offered. In addition, there was some uncertainty as to whether the aggregate amount of common stock consideration discussed would have been sufficient to allow those stockholders electing to receive common stock to have tax-free treatment with respect to such election. As a result, the Company did not continue discussions with respect to a common stock component for the consideration.

    During the first week of December 1997, telephone conferences were held between the Company and Harrah's regarding a possible merger and among the Company, DLJ and the Company's legal advisors regarding the progress of discussions with Harrah's.

    During the second week of December 1997, representatives of Harrah's and its financial advisors met with representatives of the Company and DLJ, the Company's financial advisor, to discuss business and financial issues with a view to a business combination. Later that week, meetings were held at Harrah's executive offices in Memphis, Tennessee between representatives of the Company, including Messrs. Houssels, III, Nasky and Bird, and representatives of Harrah's, to discuss various aspects of the transactions, and Harrah's legal counsel provided a draft merger agreement to the Company and its legal counsel.

    On December 12, 1997, the board of directors of Harrah's met in Memphis to consider Harrah's acquisition of the Company. At that meeting, Messrs. Satre and Reed made a presentation regarding the proposed transaction. BT Wolfensohn ("BT Wolfensohn"), Harrah's financial advisor, made a presentation to the Harrah's board regarding certain financial aspects of the proposed merger. The Harrah's board took no formal action at such meeting, but directed Harrah's management to continue working toward obtaining a definitive agreement.

    Commencing December 13, 1997 and continuing through December 18, 1997, representatives of the Company and Harrah's and their respective financial advisors and legal counsel proceeded to negotiate the terms of the Merger Agreement and other ancillary agreements and to finalize other matters, including the amount and form of consideration to be offered.

    The entire Board of Directors of the Company met on December 17, 1997 to begin consideration of the proposed merger agreement and related matters. At this meeting certain members of management, representatives of Weil, Gotshal & Manges LLP ("WGM"), the Company's legal counsel, and DLJ made presentations to, and had discussions with, the Board of Directors as to various aspects of the proposed transaction. The Board of Directors reviewed and discussed the proposed transaction. DLJ rendered its oral opinion that, as of such date, the consideration to be paid to the Company's stockholders pursuant to the Merger was fair to such stockholders from a financial point of view. The Board of Directors adjourned this meeting without taking any action with respect to the proposed merger transaction.

    The Board of Directors met again on December 18, 1997, with one director absent. At that meeting, WGM made a presentation updating the directors on the final negotiations with respect to the Merger Agreement and DLJ affirmed its oral opinion as to the fairness of the Merger from a financial point of view. After further discussion, the Board of Directors, with one director absent, voted unanimously to approve the Merger Agreement and the transactions contemplated thereby. The absent director later affirmed his approval of the Merger Agreement and the transactions contemplated thereby.

    The Harrah's board of directors met telephonically on December 18, 1997, with Harrah's senior management, BT Wolfensohn and a representative of Latham & Watkins, Harrah's outside legal counsel, also participating in the meeting. Messrs. Satre and Reed updated the Harrah's board concerning the developments in the proposed transaction. Following discussion regarding the transaction, the Harrah's board unanimously approved the Merger.

    Following the approval of the Merger by the Boards of Directors of the Company and Harrah's, the Company and Harrah's executed the Merger Agreement. On December 19, 1997, the Company and Harrah's issued a joint press release announcing the execution of the Merger Agreement.

THE COMPANY'S REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Board of Directors has determined that the Merger Agreement and the Merger are fair to and in the best interests of the Company and its stockholders and has unanimously approved and adopted the Merger Agreement. Accordingly, the Board of Directors recommends that stockholders vote "FOR" approval and adoption of the Merger Agreement.

    In reaching its determination that the Merger Agreement and the Merger are fair to and in the best interests of the Company and its stockholders, the Board of Directors considered a number of factors, including, without limitation, the following:

        (1) the present and anticipated environment of the gaming industry, including the potential for further consolidation within the industry and the need for substantial capital in order for the Company to compete effectively, which led to the belief that it would become harder for smaller companies, like the Company, to compete in its markets and that continued growth would require significant additional capital and that stockholder value may be maximized by selling the Company to a larger, better capitalized Company;

        (2) the historical market prices and trading information with respect to the Common Stock, and that (A) the price of $30.75 per share (the "Merger Consideration") represents a premium of approximately 46% over the $21.125 closing price of the Common Stock on the NYSE on December 18, 1997, the last day prior to the public announcement of the execution of the Merger Agreement and (B) the Merger Consideration represents a 66% premium over the average closing price of the Common Stock for the period beginning June 18, 1997 and ending December 18, 1997;

        (3) the financial condition, results of operations, business and prospects of the Company, including the increasingly competitive nature of the markets in which the Company operates and its position in such markets, which helped the directors evaluate the future prospects of the Company and determine whether the Merger Consideration is fair and whether it is an appropriate time to engage in the proposed merger;

        (4) the terms and conditions of the Merger Agreement, including the amount of the Merger Consideration and that Harrah's would be required to pay a termination fee under certain circumstances if the Merger were not consummated;

        (5) the Merger Consideration consists solely of cash, which although it will result in a taxable transaction to the Company's stockholders, it comes at a time when federal long-term capital gains tax rates had recently been reduced and are at their lowest level in ten years; and

        (6) the presentation of DLJ to the Board of Directors of the Company, including DLJ's written opinion, dated as of December 18, 1997, to the effect that, as of the date of such opinion, the consideration to be received by the holders of Common Stock pursuant to the Merger is fair to such holders.

    The foregoing discussion of the information and factors considered by the Board of Directors is not meant to be exhaustive but includes all material factors considered by the Board of Directors. The Board of Directors did not quantify or attach any particular weight to the various factors that it considered in reaching its determination that the Merger Agreement and the Merger are fair to and in the best interests of the Company and its stockholders. As a result of its consideration of the foregoing, the Board of Directors determined that the Merger Agreement and the Merger are fair to and in the best interests of the Company and its stockholders and approved and adopted the Merger Agreement. In considering the recommendation of the Board of Directors with respect to the Merger, stockholders should be aware that the interests of certain directors and executive officers with respect to the Merger are or may be different from or in addition to the interests of the stockholders generally. The Board of Directors was aware of these interests, and took these interests into account in approving the Merger Agreement and the transactions contemplated thereby. See "--Interests of Certain Persons in the Merger." ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF THE COMPANY'S FINANCIAL ADVISOR

    The Board of Directors selected DLJ to act as its exclusive financial advisor in the Merger because DLJ is an internationally recognized investment banking firm with substantial expertise in the gaming industry and in transactions similar to the Merger and because it is familiar with the Company and its business. DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

    In its role as financial advisor to the Company, DLJ was asked by the Company to render an opinion to the Board of Directors as to the fairness to the holders of Common Stock, from a financial point of view, of the consideration to be received by such holders pursuant to the terms of the Merger Agreement.

    DLJ delivered to the Board of Directors on December 17, 1997, its oral opinion to the effect that the consideration to be received by the holders of Common Stock pursuant to the Merger Agreement was fair from a financial point of view. This opinion was subsequently confirmed in both an oral opinion delivered to the Board of Directors on December 18, 1997 and a written opinion dated as of December 18, 1997 ("the DLJ Opinion") to the Board of Directors to the effect that, as of such date and based upon and subject to, the assumptions, limitations and qualifications set forth in such opinion, the consideration to be received by holders of the Common Stock pursuant to the Merger Agreement was fair from a financial point of view.

    A COPY OF THE DLJ OPINION IS ATTACHED HERETO AS ANNEX B. THE COMPANY'S STOCKHOLDERS ARE URGED TO READ THE DLJ OPINION IN ITS ENTIRETY FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY DLJ.

    The DLJ Opinion was prepared for the Board of Directors and is directed only to the fairness of the consideration pursuant to the Merger Agreement to holders of Common Stock from a financial point of view and does not constitute a recommendation to any of the Company's stockholders as to how such stockholder should vote at the Special Meeting.

    The consideration pursuant to the Merger Agreement was determined in arm's-length negotiations between the Company and Harrah's, in which negotiations DLJ advised the Company. No restrictions or limitations were imposed by the Company upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering its opinion. DLJ was not requested to, nor did it, solicit the interest of any other party in acquiring the Company.

    In arriving at its opinion, DLJ reviewed drafts of the Merger Agreement. DLJ also reviewed financial and other information that was publicly available or furnished to it by the Company, including information provided during discussions with the Company's management. Included in the information provided during discussions with the Company's management were certain financial projections of the Company for the period beginning January 1, 1997 and ending December 31, 2002 prepared by the management of the Company. In addition, DLJ compared certain financial and securities data of the Company with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of its opinion.

    In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by the Company or its representatives, or that it otherwise reviewed. With respect to the financial projections supplied to it, DLJ assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. DLJ did not assume any responsibility for making an independent evaluation of the Company's assets or liabilities or for making any independent verification of any of the information that it reviewed.

    The DLJ Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of its opinion. It should be understood that, although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm the DLJ Opinion.

    The following is a summary of the presentation made by DLJ to the Board of Directors at its December 17 and 18, 1997 board meetings. Valuations for the Company were calculated on an Implied Enterprise Value basis and an Adjusted Enterprise Value basis (each as defined below) and converted to a per share basis based upon $422.0 million of pro forma net debt (total debt less cash and cash equivalents outstanding on September 30, 1997) which did not include the debt of the Company's two partially owned subsidiaries, the East Chicago Showboat and Star City, and 16.677 million fully diluted shares outstanding.

    In order to derive the Implied Enterprise Value, DLJ calculated an enterprise value (equity value plus net debt) less the value of the Company's investment in two assets that DLJ believes may not be valued based on operating earnings: East Chicago Showboat and a loan to Rockingham (as defined below). The after tax value of the investments in East Chicago Showboat and Rockingham were assumed to be the Company's cash investment in each property, which consist of $45.0 million liquidation preference of 12% preferred stock in the entity that owns the East Chicago Showboat, together with accrued dividends of $10.0 million, and an $8.0 million 8.3% second mortgage loan to Rockingham. For the calculation of Adjusted Enterprise Value, DLJ calculated the Implied Enterprise Value less the after tax value of the Company's holdings in Star City. The value attributed to Star City was estimated at $241.3 million using the values management believes it could receive upon the disposition of its interest in the management contract to operate Star City and the Company's equity in the entity that owns the casino based upon the market value of publicly traded shares in such entity.

    BREAKUP VALUATION ANALYSIS. DLJ performed a breakup valuation analysis on the Company based on the estimated value of the separate operating divisions.

    On a standalone basis, DLJ estimated that Atlantic City Showboat has an enterprise value between 6.0x and 7.0x EBITDA. DLJ utilized a 1997 estimated, pro forma EBITDA figure of $95.5 million, which is prior to the deduction of corporate expenses and pro forma for the issuance of First Mortgage Bonds (as defined below) by Showboat Land LLC to repurchase the land upon which most of the Atlantic City Showboat is situated. Such analysis yielded enterprise values ranging from approximately $573.1 million to $668.6 million for the Atlantic City Showboat.

    The Company's holdings in Star City consist of an 85% ownership interest in the contract to manage the property, a 24.6% interest in the common equity of the entity that owns Star City, and options to purchase an additional 37.4 million shares of common equity at an exercise price of AUD$1.15 per share. The Company's management estimated the value of its interest in the management contract of Star City to be $105.2 million after payment of taxes. Based on the estimated value of the management contract, the current share price of its 24.6% interest in the equity of the entity that owns Star City, and its 37.4 million equity options at an exercise price of AUD$1.15 per share, DLJ estimated the Company's combined holdings in Star City to be $241.3 million on an after-tax basis.

    DLJ valued the Company's holdings in Las Vegas Showboat at $34.0 million, which represents the after tax proceeds the Company would expect to receive upon a sale of this property.

    The Company's ownership in East Chicago Showboat is through a combination of its 55% ownership of the common equity of the entity that owns the East Chicago Showboat and the liquidation preference of 12% preferred stock in such entity of $45.0 million plus accrued dividends of approximately $10.0 million. Given the results of operations since opening in 1997, DLJ believes that the Company's investment is equal to the face value of its preferred investment and accrued dividends. Accordingly, DLJ valued the Company's holdings in East Chicago Showboat at $55.0 million.

    The Company holds an outstanding loan to Rockingham Venture, Inc., which owns the Rockingham Park, a thoroughbred racetrack in New Hampshire ("Rockingham"), which is secured by a second mortgage on Rockingham. The principal amount of the loan is $8.0 million and bears interest at 8.3%. Based on the loan's current performance, DLJ estimated the value of the Company's loan to be the full principal amount of $8.0 million.

    In summary, the breakup valuation analysis calculated from the compilation of the asset values from each of the Company's holdings resulted in a range of enterprise values for the Company of $911.4 million to $1,006.9 million, which represents a per share value ranging from $27.14 to $32.87.

    ANALYSIS OF SELECTED PUBLICLY TRADED COMPARABLE COMPANIES. To provide contextual data and comparative market information, DLJ compared certain financial operating, and projected financial performance information for the Company with seven publicly traded gaming companies that compete in its industry (the "Public Comparables"). The Public Comparables were: Aztar Corporation, Boyd Gaming Corporation, Primadonna Resorts Inc., Rio Hotel & Casino, Inc., Hollywood Casino Corporation, Grand Casinos, Inc., and Station Casinos, Inc. The Public Comparables were selected because they are of relative equivalent market size to the Company. In addition, the Public Comparables represent companies operating in similar geographic markets and with similar business operations as the Company. DLJ analyzed, among other things, the enterprise value (defined to be the market value of the common stock plus total debt less cash, cash equivalents and other investments) of each Public Comparable as of December 11, 1997 as a multiple of its latest twelve months ("LTM") revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT"), earnings and projected earnings.

    DLJ applied average multiples (derived from the average multiples of the Public Comparable information analyzed by DLJ) of 1.6x to the Company's 1997 estimated revenue, 6.8x to the Company's 1997 estimated EBITDA, 10.6x to the Company's 1997 estimated EBIT, and 1.7x to the Company's book value per share. DLJ then determined the resulting enterprise valuation for each of the applicable revenue, EBITDA and EBIT multiples and added the investment values for the excluded holdings of the Company in the calculations of Implied Enterprise Value and Adjusted Enterprise Value. This analysis produced per share values ranging from $16.82 to $22.59 on an Implied Enterprise Value basis and ranging from $23.58 to $36.09 on an Adjusted Enterprise Value basis. In addition, an average book value multiple analysis produced a per share value of $19.18.

    SELECTED COMPARABLE ACQUISITIONS ANALYSIS. DLJ also reviewed certain information relating to twelve relevant business combination transactions: (1) Hilton Hotels Corporation's merger with Bally Entertainment Corporation; (2) Sun International Hotels Limited's merger with Griffin Gaming & Entertainment, Inc.;
(3) Trump Hotels & Casino Resorts, Inc.'s acquisition of Trump Castle Associates; (4) Trump Hotels & Casino Resorts, Inc.'s merger with Taj Mahal Holding Corp.; (5) Circus Circus Enterprises, Inc.'s acquisition of Goldstrike Properties; (6) Caesars World, Inc.'s acquisition of Caesars New Jersey, Inc.;
(7) The Griffin Company's merger with Resorts International, Inc.; (8) Bally Manufacturing Corporation's acquisition of GNAC Corporation; (9) Bally Manufacturing Corporation's merger with MGM Grand Hotels, Inc.; (10) Donald Trump's acquisition of the remaining equity interest in Trump Plaza; (11) Trump's Castle Hotel & Casino's acquisition of Hilton Hotel Corporation (Atlantic City, NJ--Trump Castle); and (12) Tracinada Corporation's acquisition of MGM Grand Hotels, Inc. (collectively, the "Comparable Acquisitions").

    DLJ reviewed the resulting enterprise values as a multiple of LTM revenues, LTM EBITDA and LTM EBIT of the target company for each of the transactions. DLJ applied the average (excluding high and low) of the range of multiples from the Comparable Acquisitions information analyzed of 1.7x to the Company's 1997 estimated revenues, 8.2x to the Company's 1997 estimated EBITDA, and 12.0x to the Company's 1997 estimated EBIT. This analysis produced per share values ranging from $21.56 to $24.78 on an Implied Enterprise Value basis and ranging from $27.05 to $37.81 on an Adjusted Enterprise Value basis.

    PREMIUMS PAID ANALYSIS. DLJ performed a premiums paid analysis based on its review of premiums paid in selected M&A transactions between $250 million and $1.0 billion involving a publicly traded target. DLJ applied average premiums (derived from the average premiums paid for all public targets in the universe of merger and acquisition transactions analyzed by DLJ) of 26.5% above the market price per share one trading day prior to announcement, 32.3% above the market price per share one week prior to announcement, and 42.7% above the market price per share one month prior to announcement to the Company's stock one day, one week, and one month prior to December 11, 1997. This analysis produced per share valuations ranging from $23.72 to $27.56.

    In addition, DLJ performed a premiums paid analysis based on its review of premiums paid in selected M&A transactions between $250 million and $1.0 billion involving a publicly traded target which excluded all stock transactions. DLJ applied average premiums derived in the same manner of 26.9% above the market price per share one trading day prior to announcement, 34.5% above the market price per share one week prior to announcement, and 42.1% above the market price per share one month prior to announcement to the Company's stock price one day, one week, and one month prior to December 11, 1997. This analysis produced per share valuations ranging from $23.80 to $27.45.

    DISCOUNTED CASH FLOW ANALYSIS. DLJ performed a discounted cash flow analysis of the Company based upon estimates of projected financial performance prepared by the Company's management for the fiscal years 1998 to 2002, pro forma for the sale of the Company's holdings in Star City, Las Vegas Showboat and Rockingham. Utilizing these projections, DLJ calculated a range of present values for the Company based upon the discounted net present value of the sum of
(i) the projected stream of after-tax unlevered free cash flows of the Company (defined as operating cash flow available after working capital, capital spending and tax requirements) to the year 2002; and (ii) the projected terminal value of the Company at such year based upon a range of multiples of the Company's projected EBITDA in such year. Applying discount rates ranging from 8% to 11% and multiples of terminal EBITDA ranging from 6.0x to 7.0x, DLJ estimated equity values per share for the Company ranging from $22.58 to $30.00.

    Additionally, DLJ performed a discounted cash flow analysis of the Company based upon a second set of projected financial data prepared by the Company's management for the fiscal years 1998 to 2002, pro forma for the sale of only the Company's holdings in Rockingham. Utilizing these projections, DLJ calculated a range of present values for the Company based upon the discounted net present value of the sum of (i) the projected stream of after-tax unlevered free cash flows of the Company (defined as operating cash flow available after working capital, capital spending and tax requirements) to the year 2002; and (ii) the projected terminal value of the Company at such year based upon a range of multiples of the Company's projected EBITDA in such year. Applying discount rates ranging from 8% to 11% and multiples of terminal EBITDA ranging from 6.0x to 7.0x, DLJ estimated equity values per share for the Company ranging from $20.78 to $30.91.

    The summary set forth above does not purport to be a complete description of the analysis by DLJ but describes, in summary form, the material elements of the presentations made by DLJ to the Board of Directors on December 17 and 18, 1997 in connection with preparation of the DLJ Opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial or summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to the fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately rendered its opinion based on the results of all the analyses taken as a whole. DLJ did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized below, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all such factors and analysis, could create an incomplete or misleading view of the process underlying its analyses set forth in the DLJ opinion. The analyses performed by DLJ are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates or those suggested by such analysis.

    Pursuant to the terms of an engagement letter dated December 2, 1997, the Company agreed to pay DLJ a fee equal to 1.0% of the equity value of the price paid for the Company by Harrah's, which is approximately $5,400,000 (including $1,000,000 previously received by DLJ upon delivery of the DLJ Opinion). The Company also agreed to reimburse DLJ promptly for all out-of-pocket expenses (including the reasonable fees and out-of-pocket expenses of counsel) incurred by DLJ in connection with its engagement, and to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with DLJ, which DLJ and the Company believe are customary in transactions of this nature, were negotiated at arm's length between the Company and DLJ and the Board of Directors was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon consummation of the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the Board with respect to the Merger, stockholders of the Company should be aware that the directors and executive officers of the Company have certain interests in the Merger that may be substantial or in addition to the interests of stockholders of the Company generally. The Board was aware of these interests and considered them, among other factors, in approving the Merger Agreement. These interests are summarized below.

    INTERESTS IN COMMON STOCK, OPTIONS AND SARS

    As of March 17, 1998, the executive officers and directors of the Company owned an aggregate of 2,142,052 shares of Common Stock, which will be treated in the same manner as shares of Common Stock held by other stockholders. The aggregate consideration which would be received in the Merger by the executive officers and directors of the Company in respect of such shares would be $65,868,099.

    As of March 17, 1998, the executive officers of the Company had the right to acquire 230,000 shares of Common Stock upon the exercise of Options granted to such executive officers pursuant to the Company's option plans, and the non-employee directors of the Company had the right to acquire 59,000 shares of Common Stock upon the exercise of Options (as defined) granted to such non-employee directors pursuant to the Company's option plans. Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"),
(i) each unexpired and unexercised option to purchase shares of Common Stock (individually an "Option" and collectively the "Options") previously granted by the Company or any of its subsidiaries under any of the Company's option plans will become exercisable in full, and (ii) each holder of an Option will be entitled to receive from the Company in cancellation thereof a payment (subject to applicable income tax withholding and employment taxes) of an amount in cash equal to the product of (A) the excess, if any, of the Merger Consideration over the per share exercise price of such Option and (B) the number of shares subject to such Option. The aggregate consideration which would be received by the executive officers and the non-employee directors of the Company upon consummation of the Merger pursuant to the foregoing formula would be approximately $2,487,000 and $811,500, respectively. See "The Merger Agreement--Treatment of Stock Options and SARs."

    As of March 17, 1998, the executive officers of the Company had 640,000 stock appreciation rights (individually a "SAR" and collectively, the "SARs") granted by the Company under its 1996 Stock Appreciation Rights Plan (the "SAR Plan"). Pursuant to the Merger Agreement, at the Effective Time, each then outstanding SAR, whether or not then vested or exercisable in accordance with its terms, will become exercisable in full and each holder of a SAR will be entitled to receive from the Company in cancellation thereof, a payment of an amount in cash equal to the product of (A) the excess, if any, of the Merger Consideration over the exercise price of such SAR and (B) the number of shares of Common Stock subject to such SAR, subject to any withholding of taxes and any reduction in the Rights Payments (as defined in the SAR Plan) pursuant to the terms of the SAR Plan. The maximum aggregate consideration which would be received by the executive officers of the Company upon consummation of the Merger pursuant to the foregoing formula would be approximately $3,948,800 (subject to possible reduction pursuant to the terms of the SAR Plan). See "The Merger Agreement--Treatment of Stock Options and SARs."

    EMPLOYMENT AGREEMENTS

    J. Kell Houssels, III, President and Chief Executive Officer of the Company, and Harrah's expect to enter into an employment agreement (the "Houssels Employment Agreement") for a four year term commencing as of the Effective Time. It is expected that the Houssels Employment Agreement will provide that Mr. Houssels, III will be President of the Showboat Division of Harrah's with an initial annual salary of $350,000 plus participation in Harrah's bonus and stock option plans (with an initial annual grant of 70,400 options). Harrah's intends to appoint, or take such actions necessary to nominate and seek election of Mr. Houssels, III to the board of directors of Harrah's for a term ending in 2001. It is anticipated that under certain circumstances, in the event of early termination of the Houssels Employment Agreement other than for Cause (as defined therein), Mr. Houssels, III will receive certain payments (which would not exceed $1,100,000 if termination occurs during the first year of the agreement or would continue his then current salary for 18 months if termination occurs thereafter) and continuation of certain benefits. In addition, if the Houssels Employment Agreement is terminated during the first year other than for Cause (as defined therein), the parties may enter into certain continuing agreements for aggregate consideration of approximately $700,000. The specific terms of the Houssels Employment Agreement are still being negotiated and are subject to change.

    SEVERANCE AGREEMENTS

    The Company has severance agreements (collectively, the "Severance Agreements") with several of its executive officers (individually an "Employee" and collectively the "Employees"). The Severance Agreements are with J.K. Houssels, Chairman of the Board of the Company; J. Kell Houssels, III, President and Chief Executive Officer of the Company; H. Gregory Nasky, Executive Vice President of the Company; R. Craig Bird, Executive Vice President and Chief Financial Officer of the Company; Paul S. Harris, Executive Vice President-Human Resources of the Company; Mark J. Miller, Executive Vice President-Finance and Administration of the Company; Donald L. Tatzin, former Executive Vice President of the Company and currently a consultant to the Company; Herbert R. Wolfe, President and Chief Executive Officer of Atlantic City Showboat, Inc.; J. Keith Wallace, President and Chief Executive Officer of the Las Vegas Showboat and Carlton L. Geer, President and Chief Executive Officer of Showboat Marina Casino Partnership and Showboat Indiana, Inc. The Severance Agreements are renewed, unless terminated, on an annual basis. The Severance Agreements provide for severance benefits if the Employee is terminated by the Company or any subsidiary of the Company (other than for cause or by reason of the Employee's retirement, death or disability) or by the Employee for Good Reason (as defined in the Severance Agreements) within 24 months after a Change in Control (as defined in the Severance Agreements) or by the Employee for any reason other than Good Reason within one year after a Change in Control or, in the case of Mr. Houssels or Mr. Houssels, III, if either of their employments are terminated for any reason, except death, within 12 months after a Change in Control. The approval by the Company's stockholders of the Merger would constitute a Change of Control. Each Severance Agreement provides that, in the event of a Potential Change in Control (as defined in the Severance Agreements), the Employee will not voluntarily resign, subject to certain conditions, for at least six months after the occurrence of such Potential Change in Control (or, if earlier, the date of the Change in Control). The signing of the Merger Agreement constituted a Potential Change of Control.

    The Severance Agreements provide for: (i) a lump-sum payment equal to 200% of the Employee's annual salary if his employment was terminated by the Company or any subsidiary of the Company (other than for cause or by reason of the Employee's retirement, death or disability) or by the Employee for Good Reason or 100% of the Employee's annual salary if his employment was terminated by the Employee for any reason other than Good Reason (or, in the case of Mr. Houssels or Mr. Houssels, III, 300% of his annual salary in the case of termination for any reason except death), plus 200% of the average bonuses awarded to the Employee for the three fiscal years preceding the Employee's termination if his employment was terminated by the Company or any subsidiary of the Company (other than for cause or by reason of the Employee's retirement, death or disability) or by the Employee for Good Reason or 100% of the average bonuses awarded to the Employee for the three fiscal years preceding his termination if his employment was terminated by the Employee for any reason other than Good Reason (or, in the case of Mr. Houssels or Mr. Houssels, III, 300% of his average bonus for the three fiscal years preceding his termination in the case of termination for any reason except death), (ii) the reimbursement of legal fees and expenses incurred by the Employee in seeking to enforce the Employee's rights under the Severance Agreement and (iii) continuation of the benefit of life, disability, accident and health insurance benefits, substantially similar to those which the Employee is receiving immediately prior to termination, for the duration of the Severance Period (as defined in the Severance Agreements). In addition, in the event that payments to the Employee pursuant to the Employee's Severance Agreement would subject such Employee to an excise tax under the Code, the Employee may reduce his severance benefits to an amount below the amount which would require the Employee to pay such tax.

    The Severance Agreements also provide that the Employee will receive additional service credit of up to two years under the SERP (as defined below) upon termination of employment following a change in control.

    Based on the compensation levels as of December 31, 1997, assuming a Change in Control of the Company and a subsequent termination within 12 months for any reason except death, J.K. Houssels and J. Kell Houssels, III would be entitled to receive a maximum lump-sum payment of $931,542 and $1,809,852 respectively, under their Severance Agreements. It is anticipated that the Houssels Employment Agreement would supersede the Severance Agreement for J. Kell Houssels, III.

    Based on compensation levels as of December 31, 1997, assuming a Change in Control of the Company and a subsequent termination by the Company (other than for cause or by reason of the Employee's retirement, death or disability) or by the Employee for Good Reason within 24 months, the following Employees would be entitled to receive maximum lump sum payments, under the Severance Agreements in the following amounts: H. Gregory Nasky $990,146, R. Craig Bird $767,876, Paul
S. Harris $589,299, Mark J. Miller $783,216, Donald L. Tatzin $370,000, Herbert
R. Wolfe $968,184, J. Keith Wallace $678,583 and Carlton L. Geer $578,510.

    Based on compensation levels as of December 31, 1997, assuming a Change in Control of the Company and a subsequent termination by the Employee for any reason other than Good Reason within one year, the following Employees would be entitled to receive maximum lump-sum payments under the Severance Agreements in the following amounts: H. Gregory Nasky $495,073, R. Craig Bird $383,938, Paul
S. Harris $294,650, Mark J. Miller $391,608, Donald L. Tatzin $185,000, Herbert
R. Wolfe $484,092, J. Keith Wallace $339,291 and Carlton L. Geer $289,255.

    TRANSITION AGREEMENTS

    On or prior to the Effective Time, it is expected that Harrah's will enter into consulting agreements (each a "Consulting Agreement") with each of R. Craig Bird, Executive Vice President and Chief Financial Officer, Paul S. Harris, Executive Vice President--Human Resources and Mark J. Miller, Executive Vice President--Finance and Administration, pursuant to which each of such executive officers will be available for Harrah's to consult regarding transition issues for a period of six months following the Effective Time. The amount payable under each Consulting Agreement will be approximately $100,000 for Mr. Bird, and approximately $75,000 for each of Messrs. Harris and Miller.

    On or prior to the Effective Time, it is expected that Harrah's will enter into a consulting agreement with H. Gregory Nasky, Executive Vice President of the Company, (the "Nasky Consulting Agreement"), pursuant to which Mr. Nasky will be available to consult regarding transition issues and specific projects for a period of one year following the Effective Time. The amount payable under the Nasky Consulting Agreement will be approximately $475,000.

    On or prior to the Effective Time, Harrah's plans to enter into a consulting agreement (the "Houssels Consulting Agreement") with J.K. Houssels, the Chairman of the Board of the Company pursuant to which he will be available to consult with Harrah's regarding transition issues for a period of two years. The total amount payable under the Houssels Consulting Agreement will be approximately $250,000.

    RETENTION BONUS

    The Company's Board of Directors has approved the payment of retention bonuses to those corporate officers who are not parties to Severance Agreements and to certain other employees who are employed by the Company immediately prior to the Effective Time. Assuming all such persons are entitled to receive the retention bonuses, an aggregate of approximately $2,735,000 will be payable by the Company. The total amount to be paid out as retention bonuses which will be received by executive officers of the Company will not exceed $470,000.

    SYDNEY HARBOUR CASINO BONUS

    On December 31, 1997 the Company made payment of a special bonus to certain officers and employees of the Company who were instrumental in (a) obtaining the license for the interim Sydney Harbour Casino ("Sydney Harbour Casino") and Star City, (b) overseeing the development of Star City and the operations of Sydney Harbour Casino and (c) successfully opening Sydney Harbour Casino and Star City. Star City was built by SHCH, of which the Company is a 24.6% shareholder, and is managed by subsidiaries of the Company. The Sydney Harbour Casino Bonus (the "Bonus") was paid in recognition of (i) the aforementioned roles played by the individual recipients of the Bonus and (ii) the fact that the recipients had foregone portions of prior bonuses that would have otherwise been payable to them while Star City was being constructed. Certain of the executive officers of the Company received payments in respect of the Bonus in the following amounts:
J.K. Houssels, $686,931; J. Kell Houssels, III, $900,241; H. Gregory Nasky, $659,845; R. Craig Bird, $320,476; Mark J. Miller, $312,742; and an aggregate of $503,074 of the Bonus was paid to other executive officers of the Company.

    DIRECTOR COMPENSATION

    The Company has agreed to continue to pay director fees to each of its non-employee directors (at an annual rate of $50,000) for the longer of the remainder of 1998 or six months following the Effective Time. Each of the non-employee directors will be offered health insurance, in substantially the form currently provided, for a period of up to five years after the Effective Time.

    In addition, each of William C. Richardson, John D. Gaughan, Frank A. Modica and George A. Zettler has agreed to serve on an advisory committee to the Company for one year following the Effective Time and will receive a $50,000 fee for such services.

    SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

    The Merger Agreement confirms that participants in the Company's Supplemental Executive Retirement Plan (the "SERP") who, as of the Effective Date, are receiving benefits or are eligible to receive benefits upon their retirement will continue to be entitled to such benefits. In addition, the Merger Agreement requires the surviving corporation to provide retirement benefits to one executive officer who is expected to be eligible for retirement benefits under the SERP on or about September 1, 1998.

    INDEMNIFICATION AND INSURANCE

    The Merger Agreement provides for certain arrangements with respect to the ongoing obligations of Harrah's to indemnify, and maintain insurance on behalf of, the directors and executive officers of the Company in respect of certain liabilities. See "The Merger Agreement--Certain Covenants--Director and Officer Insurance and Indemnification."

FINANCING THE MERGER

    The total amount (the "Required Funding") required to pay the aggregate Merger Consideration to the Company's stockholders, to make the requisite payments to the holders of Options and SARs and to pay estimated fees, expenses and other transaction costs of Harrah's and Sub in connection with the Merger will be approximately $550 million. Harrah's Operating Company, Inc., a wholly-owned subsidiary of Harrah's ("Harrah's Operating"), and certain other subsidiaries of Harrah's presently have a revolving credit loan facility with Bankers Trust Company as agent for a syndicate of Banks (collectively, the

"Banks"). This credit facility is being increased and amended and restated to accommodate the Merger and if Harrah's so elects, to enable Harrah's to consummate tender offers for the Company's outstanding 9 1/4% First Mortgage Bonds due 2008 (the "First Mortgage Bonds") and 13% Senior Subordinated Notes due 2009 (the "Senior Subordinated Notes"). Proceeds from this amended and restated credit facility, together with cash on hand, will be used, among other things, (i) to pay the aggregate Merger Consideration payable to the Company's stockholders, Option holders, and SAR holders in connection with the Merger,
(ii) if needed, to consummate the tender offers, (iii) to pay transaction-related costs and expenses, and (iv) for working capital purposes. The amended and restated credit facility will be entered into on or before the closing of the Merger. This refinancing is not a condition to the obligations of Harrah's to effect the Merger.

ACCOUNTING TREATMENT

    Harrah's will account for the Merger as a "purchase" in accordance with generally accepted accounting principles. Therefore, the aggregate consideration paid by Harrah's in connection with the Merger will be allocated to the Company's assets and liabilities based upon their fair values, with any excess being treated as goodwill. The assets and liabilities and results of operations of the Company will be consolidated into the assets and liabilities and results of operations of Harrah's subsequent to the consummation of the Merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion describes the material United States federal income tax consequences relevant to the Merger. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

    The receipt of cash in exchange for Common Stock pursuant to the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign income and other tax laws. The tax consequences of such receipt may vary depending upon, among other things, the particular circumstances of the stockholder. In general, a stockholder will recognize gain or loss for federal income tax purposes equal to the difference between the adjusted tax basis of his or her Common Stock and the amount of cash received in exchange therefor in the Merger. Such gain or loss will be capital gain or loss if the Common Stock is a capital asset in the hands of the stockholder and will be either long-term or short-term if the stockholder is a corporation; or long-term, mid-term or short-term if the stockholder is an individual or a non-corporate entity, depending on the stockholder's holding period at the Effective Time.

    In the case of a stockholder that is an individual or a non-corporate entity that has held the Common Stock as a capital asset for (i) 12 months or less prior to the Effective Time, any gain will be taxed at ordinary income rates,
(ii) more than 12 months, but not more than 18 months prior to the Effective Time, the maximum federal capital gains tax rate is 28%, or (iii) more than 18 months prior to the Effective Time, the maximum federal capital gains tax rate is 20%.

    The receipt of cash by a stockholder of the Company pursuant to the Merger may be subject to backup withholding at the rate of 31% unless the stockholder
(i) is a corporation or comes within certain other exempt categories, or (ii) provides a certified taxpayer identification number on Form W-9 and otherwise complies with the backup withholding rules. Backup withholding is not an additional tax; any amounts so withheld may be credited against the federal income tax liability of the stockholder subject to the withholding.

    The foregoing discussion does not address all aspects of federal income taxation that may be relevant to a stockholder and may not apply to stockholders
(i) who acquired their Common Stock pursuant to the exercise of employee stock options or other compensation arrangements with the Company, or (ii) who are not citizens or residents of the United States or (iii) who are subject to special tax treatment under the Code (such as dealers in securities, insurance companies, other financial institutions, regulated investment companies and tax-exempt entities).

    DUE TO THE INDIVIDUAL NATURE OF TAX CONSEQUENCES, STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE EFFECTS OF APPLICABLE STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX LAWS.

REGULATORY APPROVALS

    ANTITRUST. Transactions such as the Merger are reviewed by the Antitrust Division of the United States Department of Justice (the "DOJ") and the United States Federal Trade Commission (the "FTC") to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Merger may not be consummated until such time as the applicable waiting period requirements of the HSR Act have been satisfied. Harrah's and the Company each filed notification reports, together with requests for early termination of the waiting period, with the DOJ and the FTC under the HSR Act on January 12, 1998. The applicable waiting periods for both Harrah's and the Company expired on February 11, 1998 and no request for additional information was made.

    At any time before or after the Effective Time, the DOJ, the FTC or a private person or entity could seek under the antitrust laws, among other things, to enjoin the Merger or to cause Harrah's to divest itself, in whole or in part, of the Company or of other businesses conducted by Harrah's. There can be no assurance that a challenge to the Merger will not be made or that, if such a challenge is made, Harrah's and the Company will prevail.

    GAMING REGULATION. The gaming operations of each of Harrah's and the Company are subject to extensive regulation, and each of Harrah's and the Company hold registrations, approvals, gaming licenses or permits in each jurisdiction in which it operates gaming activities. In each such jurisdiction, certain regulatory requirements must be complied with and/or certain approvals must be obtained in connection with the Merger. Harrah's and the Company's obligations to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the condition that all necessary gaming regulatory approvals and authorizations have been obtained. See "The Merger Agreement--Conditions to Obligations to Effect the Merger."

    Harrah's has filed applications for approvals from and initiated discussions with, gaming authorities in the four jurisdictions in which the Company conducts gaming activities: Indiana, Nevada, New Jersey, and New South Wales, Australia. Harrah's filed (i) an application with the Indiana Gaming Commission on or about January 12, 1998 for approval of the transfer of the Company's beneficial interest in Showboat Marina Casino Partnership, the licensee of the East Chicago Showboat, (ii) an application with the Nevada Gaming Commission on or about December 24, 1997 for approval of the acquisition of control of the Company and
(iii) a petition with the New Jersey Casino Control Commission on January 6, 1998 seeking a declaratory ruling relating to the acquisition of the Company. Harrah's notified the New South Wales Casino Control Authority on December 22, 1997 regarding its intention to become a "close associate" of Star City and the manager of the casino. See "Regulations and Licensing."

    Review of the Merger by gaming regulatory authorities will involve examination of the structure of the combined company and its financial stability after the Merger and may require the demonstration of qualifications and suitability of key individuals associated with the combined company, i.e. officers, directors, major stockholders and other individuals deemed appropriate by the gaming regulatory authorities.

    The failure to obtain the required approval of the Merger or the failure to comply with the procedural requirements prescribed by any applicable gaming regulatory authority or the failure of the combined company to qualify or make disclosure or applications as required under the laws and regulations of any applicable gaming regulatory authority may result in the loss of license or denial of application for licensure in any such jurisdiction. See "Regulation and Licensing."

CERTAIN CONSEQUENCES OF THE MERGER

    As a result of the Merger, Sub will be merged with and into the Company and the Company will become an indirect wholly-owned subsidiary of Harrah's. Following consummation of the Merger, the Common Stock will be delisted from the NYSE, deregistered under the Exchange Act and will no longer be publicly traded.

EFFECT OF MERGER ON OUTSTANDING DEBT

    The Merger will constitute a "change of control" under the Company's outstanding First Mortgage Bonds and Senior Subordinated Notes and, consequently, the surviving corporation in the Merger will be required to make an offer to purchase the First Mortgage Bonds and the Senior Subordinated Notes at 101% of the principal amount thereof following the Effective Time. The Merger Agreement contains a representation by Harrah's that it will have sufficient funds on the Closing Date to purchase the First Mortgage Bonds and the Senior Subordinated Notes tendered in response to such offer.

LIMITATION ON RIGHT OF DISSENT

    Although the Board of Directors recommends that stockholders vote "FOR" approval and adoption of the Merger Agreement, all holders of shares of Common Stock who are entitled to vote may vote for, against, or abstain from voting for, the approval and adoption of the Merger Agreement. However, because the Company's Common Stock is listed on the NYSE, any stockholder who does not wish to accept $30.75 per share for his or her shares of Common Stock will not have a right to dissent and obtain payment of "fair value" for his or her shares with respect to the Merger Agreement in accordance with applicable statutory procedures of Section 92A.390 of the NRS.

                              THE MERGER AGREEMENT

    THE FOLLOWING IS A BRIEF SUMMARY OF THE MATERIAL PROVISIONS OF THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS ANNEX A TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. SUCH SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE MERGER AGREEMENT IN ITS ENTIRETY FOR A MORE COMPLETE DESCRIPTION OF THE TERMS AND CONDITIONS OF THE MERGER.

THE MERGER

    Following the approval of the Merger by the stockholders of the Company, the receipt of all gaming and other regulatory approvals and the satisfaction or waiver of the other conditions to the Merger, the Company will become an indirect wholly-owned subsidiary of Harrah's, and the holders of Common Stock will become entitled to receive, without interest, $30.75 in cash per share of Common Stock.

    If the Merger Agreement is approved by the Company's stockholders, and the other conditions to the Merger are satisfied or waived, the Closing will take place on the third business day (the "Closing Date") following the date on which the last of the conditions is satisfied or waived, or at such other date agreed to by the Company and Harrah's. On the Closing Date, Harrah's and the Company will cause articles of merger to be filed with the Secretary of State of the State of Nevada as provided in Section 92A.200 of the NRS. The Merger will become effective upon the filing of such articles of merger or such later time as is specified therein. See "The Merger Agreement--Conditions to Obligations to Effect the Merger." Subject to the satisfaction (or waiver) of the other conditions to the obligations of the Company and Harrah's to consummate the Merger, it is presently expected that the Merger will be consummated during the second quarter of 1998.

CONVERSION OF SHARES

    The Merger will be effected by merger of Sub with and into the Company, with the Company as the surviving corporation (the "Surviving Corporation"). At the Effective Time: (i) each issued and outstanding share of Common Stock (other than shares that are canceled as described below) will be converted into the right to receive the Merger Consideration; (ii) each issued and outstanding share of common stock of Sub will be converted into one share of the Surviving Corporation; and (iii) each share of Common Stock that is owned by the Company as treasury stock or is owned by Harrah's or any of its subsidiaries will be canceled and will cease to exist and no consideration will be delivered in exchange therefor. Consequently, as a result of the Merger, the Company will become an indirect wholly-owned subsidiary of Harrah's.

EXCHANGE OF STOCK CERTIFICATES

    Immediately prior to the Effective Time, Harrah's shall deposit or cause to be deposited with a bank or trust company appointed to act as exchange agent for the purpose of paying the Merger Consideration (the "Exchange Agent"), cash in an aggregate amount sufficient to pay the Merger Consideration. Not later than five business days after the Effective Time, the Exchange Agent will mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Common Stock a letter of transmittal and instructions for use in effecting the surrender of such certificates in exchange for payment of the Merger Consideration. Upon surrender of certificates for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such certificates will be entitled to receive cash in an amount equal to the product of (x) the number of shares of Common Stock represented by such certificates and (y) the Merger Consideration, and the certificates so surrendered will promptly be canceled.

    NO FURTHER OWNERSHIP RIGHTS IN THE COMMON STOCK. The Merger Consideration paid upon the surrender for exchange of certificates which immediately prior to the Effective Time represented shares of Common Stock will be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Common Stock theretofore represented by such certificates, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of the Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates which immediately prior to the Effective Time represented shares of Common Stock are presented to the Surviving Corporation for any reason, such certificates will be canceled and exchanged in the manner described above.

    FAILURE TO EXCHANGE. Any cash which remains undistributed to the former stockholders of the Company following the first anniversary of the Effective Time will be delivered by the Exchange Agent to the Surviving Corporation, and any former stockholder of the Company who has not previously exchanged certificates which immediately prior to the Effective Time represented shares of Common Stock will thereafter look only to the Surviving Corporation for payment of such former stockholder's claim for Merger Consideration.

    NO LIABILITY. None of Harrah's, the Surviving Corporation or the Exchange Agent will be liable to any holder of shares of Common Stock for any cash constituting the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. The Surviving Corporation or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of certificates which prior to the Effective Time represented shares of Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of the Merger Agreement as having been paid to the holder of the shares of Common Stock in respect of which such deduction and withholding was made.

    HOLDERS OF COMMON STOCK SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM AMERICAN STOCK TRANSFER AND TRUST COMPANY, THE EXCHANGE AGENT THEREFOR.

TREATMENT OF STOCK OPTIONS AND SARS

    At the Effective Time, each unexpired and unexercised outstanding Option, whether or not then vested or exercisable in accordance with its terms, will become exercisable in full and each holder of an Option will be entitled to receive from the Company (or the Surviving Corporation) in cancellation thereof a payment (subject to applicable income tax withholding and employment taxes) in cash in an amount equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Option, multiplied by the number of shares of Common Stock subject to such Option (the "Option Settlement Amount"). At the Effective Time, each outstanding SAR granted by the Company under the SAR Plan, whether or not then vested or exercisable in accordance with its terms, will become exercisable in full and each holder of a SAR will be entitled to receive from the Company (or the Surviving Corporation) in cancellation thereof a payment in cash of an amount equal to the excess, if any, of the Merger Consideration over the exercise price of such SAR multiplied by the number of shares of Common Stock subject to such SAR, subject to any withholding of taxes and any reduction in the Rights Payments (as defined in the SAR Plan) pursuant to the terms of Section IV of the SAR Plan (the "SAR Settlement Amount").

    From and after the Effective Time, all Options and SARs will represent only the right of the holders of such Options or SARs to receive payment of the Option Settlement Amount or SAR Settlement Amount, as the case may be, upon the surrender thereof. The surrender of an Option or a SAR will be deemed a release of any and all rights the holder had or may have in respect of such Option or SAR. All agreements, plans, programs or arrangements of the Company and its subsidiaries that provide for the issuance or grant of Options or any other interest in respect of the capital stock of the Company or capital stock or other ownership interest in any of its subsidiaries will terminate as of the Effective Time. The

Merger Agreement further provides that the Company will take all permitted actions necessary to ensure that, following the Effective Time, no participant in any agreement, plan, program or arrangement of the Company shall have any right thereunder to acquire securities or other ownership interests of the Company, the Surviving Corporation or any subsidiary thereof and to terminate all such plans.

REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains, with respect to the Company and its subsidiaries, various customary representations and warranties relating to, among other things, (a) due organization, valid existence and good standing of the Company and its subsidiaries and certain similar corporate matters; (b) capital structure; (c) the authorization, execution, delivery and enforceability of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement; (d) conflicts under charters or by-laws, required consents or approvals and violations of any instruments or law; (e) documents and financial statements filed with the Commission and the accuracy of information contained therein; (f) the absence of undisclosed liabilities; (g) the absence of certain material adverse changes or events; (h) taxes and tax returns; (i) real property; (j) title to personal property and the absence of liens; (k) intellectual property; (l) agreements, contracts and commitments; (m) litigation; (n) environmental matters and hazardous materials; (o) employee benefit plans; (p) compliance with laws (including gaming laws); (q) the accuracy of information contained in this Proxy Statement; (r) labor matters;
(s) insurance; (t) opinion of financial advisor; (u) the absence of existing discussions with other parties; (v) the Rights Agreement, dated October 5, 1995, between the Company and American Stock Transfer and Trust Company (the "Showboat Rights Plan"); (w) the inapplicability to the Merger of certain provisions of the Nevada Revised Statutes; (x) retention of brokers in connection with the transactions contemplated by the Merger Agreement; and (y) transactions with affiliates.

    The Merger Agreement contains, with respect to Harrah's and its subsidiaries, various customary representations and warranties relating to, among other things, (a) due organization, valid existence and good standing of Harrah's and its subsidiaries and certain similar corporate matters; (b) the authorization, execution, delivery and enforceability of the Merger Agreement and agreements between Harrah's and certain stockholders who are directors of the Company (each, a "Stockholder Support Agreement" and collectively, the "Stockholder Support Agreements"), the consummation of the transactions contemplated by the Merger Agreement and the agreements between Harrah's and the Stockholder Support Agreements and related matters; (c) conflicts under charters or by-laws, required consents or approvals and violations of any instruments or law; (d) the accuracy of information supplied in connection with this Proxy Statement; (e) retention of brokers in connection with the transactions contemplated by the Merger Agreement; and (f) the availability to Harrah's of sufficient funds to pay, at Closing, the aggregate Merger Consideration and to purchase any of the Company's outstanding First Mortgage Bonds and Senior Subordinated Notes required to be purchased pursuant to the change of control provisions contained in the instruments governing such indebtedness; and (g) compliance with gaming laws.

CERTAIN COVENANTS

    CONDUCT OF BUSINESS. The Company has agreed that, during the period from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the Effective Time, except as otherwise consented to in writing by Harrah's or as contemplated by the Merger Agreement, it and each of its subsidiaries will: (a) carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted; (b) pay its debts and taxes when due subject to good faith disputes over such debts or taxes, and pay or perform other obligations when due; (c) use reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, supplies, distributors and others having business dealings with it; (d) not amend its Articles of Incorporation or Bylaws; (e) not issue, pledge or sell, or authorize the issuance, pledge or sale of additional shares of its capital stock (other than upon exercise of the Options outstanding on the date of the Merger Agreement) or securities convertible into capital stock, or any rights, warrants or options to acquire any convertible securities or capital stock, or any other securities in substitution for outstanding shares of Common Stock; (f) not amend or waive any terms of any option, warrant or stock option plan of the Company or any of its subsidiaries; (g) not declare or pay any dividends on or make other distributions in respect of any of its capital stock (other than between any wholly-owned subsidiary of the Company and the Company or any other wholly-owned subsidiary of the Company and other than regular quarterly dividends on shares of Common Stock not to exceed $.025 per share); (h) not effect certain other changes in its capitalization, and not purchase or otherwise acquire, directly or indirectly, any shares of its capital stock; (i) not increase the compensation or fringe benefits payable to its directors, officers or employees or pay any benefit not required by any existing plan or arrangement or grant any severance or termination pay (except pursuant to existing agreements or policies, which will be interpreted and implemented in a manner consistent with past practice), enter into employment or severance agreements, or establish, adopt, enter into, or amend any plan or policy for the benefit of any directors, officers, or current or former employees, subject to certain exceptions; (j) not sell, pledge, lease, dispose of, grant, encumber, or otherwise authorize the sale, pledge, disposition, grant or encumbrance of any properties or assets of the Company or any of its subsidiaries, except for sales of assets in the ordinary course of business in connection with the Company's gaming operations in an amount not to exceed $500,000 individually or $2,000,000 in the aggregate or other sales which individually do not exceed $100,000 and in the aggregate do not exceed $250,000; (k) not acquire any corporation, partnership, other business organization or any division thereof or any other assets, except for acquisitions of assets in the ordinary course of business in connection with the Company's gaming operations in an amount individually not to exceed $500,000 or other acquisitions which individually do not exceed $100,000 and in the aggregate do not exceed $250,000; (l) not incur, assume or prepay long-term debt or incur or assume any short-term debt, assume, guarantee or become liable for the obligations of any other person, or make any loans, advances or capital contributions to or investments in any other person, in each case other than in the ordinary course of business consistent with past practice; (m) not adopt or announce any intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its subsidiaries;
(n) not make or rescind any material tax elections, settle any tax claims or make any material change in its accounting methods; (o) not pay, discharge or satisfy any material claims, liabilities or obligations, or waive any rights of substantial value, in each case other than in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the consolidated financial statements of the Company; (p) not fail to maintain its existing insurance coverage; (q) not enter into any new or successor collective bargaining agreement other than agreements covering employees at the Las Vegas Showboat on terms consistent with those agreed to by the majority of casinos in downtown Las Vegas; (r) not take any action inconsistent with the ordinary course of business and past practice with respect to accounting policies, unless required by generally accepted accounting principles or the Commission; (s) not modify, amend or terminate, or waive, release or assign any rights with respect to, any of the Company's material contracts except in the ordinary course of business consistent with past practice; (t) not take any action that would make any of its representations or warranties set forth in the Merger Agreement inaccurate in any respect at, or as of any time prior to, the Effective Time; (u) not engage in any transactions with any of the Company's affiliates other than pursuant to agreements, arrangements or understandings existing on the date of the Merger Agreement; (v) not close or shut down any of the casinos owned or operated by the Company or any of its subsidiaries unless required by law or due to acts of God or other force majeure events; or (w) not enter into any agreement or announce any intention to take any of the actions described in (d) through (v) above.

    NO SOLICITATION. The Company will not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent, (i) solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated or permitted by the Merger Agreement (any of the foregoing inquiries or proposals being referred to as an "Acquisition Proposal"), (ii) engage in negotiations or discussions with, or provide any non-public information, to any person (or group of persons) other than Harrah's and its affiliates (a "Third Party") relating to any Acquisition Proposal, or (iii) agree to or recommend any Acquisition Proposal; provided, however, that nothing contained in the Merger Agreement will prevent the Company or its Board of Directors from (a) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written proposal for an Alternative Transaction (as defined below) by such person or entity or modifying or withdrawing its recommendation with respect to the transactions contemplated by the Merger Agreement or recommending an unsolicited bona fide written proposal for an Alternative Transaction to the stockholders of the Company, if and only to the extent that (1) a Third Party has made a written proposal to the Board of Directors of the Company to consummate an Alternative Transaction, which proposal identifies a price or range of values to be paid for the outstanding securities or substantially all of the assets of the Company, (2) the Board of Directors of the Company believes in good faith, after consultation with its financial advisor, that such Alternative Transaction is reasonably capable of being completed on the terms proposed and would, if consummated, result in a transaction more favorable to the stockholders of the Company than the transaction contemplated by the Merger Agreement (any such more favorable Alternative Transaction being referred to as a "Superior Proposal"), (3) the Board of Directors of the Company determines in good faith, based on the advice of outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law and (4) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, the Board of Directors receives from such person or entity an executed confidentiality and standstill agreement with material terms no less favorable to such party than those contained in the Confidentiality Agreements, each dated September 16, 1997, between Harrah's and the Company; or (b) complying with Rule 14e-2 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") with regard to an Acquisition Proposal. The Company agrees not to release any Third Party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another person who has made, or who may reasonably be considered likely to make, an Acquisition Proposal, unless the Board of Directors of the Company determines in good faith, based on the advice of outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to the Company's stockholders under applicable law.

    "Alternative Transaction" means (i) a transaction pursuant to which any Third Party acquires more than 30% of the outstanding shares of Common Stock, pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party (or the stockholders of a Third Party) acquires more than 30% of the outstanding shares of Common Stock or the entity surviving such merger or business combination, as the case may be, or (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of subsidiaries of the Company, and the entity surviving any merger or business combination including any of them) of the Company having a fair market value (as determined by the Board of Directors of the Company, in good faith) equal to more than 30% of the fair market value of all the assets of the Company, and its subsidiaries, taken as a whole, immediately prior to such transaction.

    The Company will promptly notify Harrah's (orally and in writing) upon receipt of any Acquisition Proposal or request for non-public information in connection with an Acquisition Proposal or for access to its properties, books or records in connection with an Acquisition Proposal. Such notice must indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. The Company will not accept or enter into any agreement concerning a Superior Proposal for a period of at least two business days after Harrah's receipt of the notification of the terms thereof, during which period Harrah's will be afforded the opportunity to match the terms and conditions contained in such Superior Proposal.

    STOCKHOLDERS' MEETING. The Merger Agreement provides that the Company will call a meeting of its stockholders to be held as promptly as practicable for the purpose of voting upon the Merger Agreement and the Merger. Subject to the discussion above under "--No Solicitation," the Company agreed to recommend to its stockholders adoption of the Merger Agreement and approval of such matters and to use its best efforts to hold such meeting as soon as practicable after the date of the Merger Agreement. The Company agreed to use all reasonable efforts to solicit from its stockholders proxies in favor of such matters unless doing so would be inconsistent with the Company's Board of Directors' fiduciary duties to its stockholders under applicable law based on the advice of outside legal counsel.

    GOVERNMENTAL APPROVALS. Harrah's and the Company agreed to cooperate with each other and use their best efforts (and, with respect to certain federal, state, local and foreign gaming laws, to use their best efforts to cause their respective directors and officers to do so) to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, registrations, licenses, findings of suitability, consents, variances, exemptions, orders, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the Merger Agreement, including, without limitation, all filings required under the HSR Act, the Australian Corporations Act, the Foreign Acquisitions & Takeovers Act, and certain federal, state, local and foreign gaming laws ("Governmental Approvals"), and to comply (and, with respect to certain federal, state, local and foreign gaming laws, to cause their respective directors and officers to so comply) with the terms and conditions of all such Governmental Approvals. Harrah's and the Company and their respective officers, directors and affiliates agreed to use their best efforts to file within 30 days after the date of the Merger Agreement, and in all events to file within 60 days after the date of the Merger Agreement, all required initial applications and documents in connection with obtaining the Governmental Approvals (including without limitation under applicable federal, state, local and foreign gaming laws) and to act reasonably and promptly thereafter in responding to additional requests in connection therewith. The Company and Harrah's will have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Harrah's, as the case may be, and any of their respective subsidiaries, directors, officers and stockholders which appear in any filing made with, or written materials submitted to, any third party or any governmental entity in connection with the transactions contemplated by the Merger Agreement. Without limiting the foregoing, each of the Company and Harrah's agreed to notify the other promptly of the receipt of comments or requests from governmental entities relating to Governmental Approvals and to supply the other party with copies of all such correspondence; provided, however, that neither the Company nor Harrah's will be required to supply the other party with copies of correspondence relating to the personal applications of individual applicants except for evidence of filing.

    The Company and Harrah's agreed to promptly advise each other upon receiving any communication from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by the Merger Agreement which causes such party to believe that there is a reasonable likelihood that any approval needed from a governmental entity will not be obtained or that the receipt of any such approval will be materially delayed. The Company and Harrah's agreed to take any and all actions reasonably necessary to vigorously defend, lift, mitigate and rescind the effect of any litigation or administrative proceeding adversely affecting the Merger Agreement or the transactions contemplated by the Merger Agreement, including, without limitation, promptly appealing any adverse court or administrative order or injunction to the extent reasonably necessary for the foregoing purposes. However, Harrah's will have no obligation or affirmative duty to dispose of any of its assets or properties, disassociate itself from any person or entity, or agree to do any of the foregoing at any time in the future, in connection with seeking any Governmental Approval.

    DIRECTOR AND OFFICER INSURANCE AND INDEMNIFICATION. From and after the Effective Time, Harrah's will cause the Surviving Corporation to indemnify and hold harmless each present and former director and officer of the Company against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to any matter existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Nevada law and its Articles of Incorporation or Bylaws in effect on the date of the Merger Agreement to indemnify such person. For a period of six years after the Effective Time, Harrah's will maintain or will cause the Surviving Corporation to maintain in effect a directors' and officers' liability insurance policy covering those persons who are covered as of the date of the Merger Agreement by the Company's directors' and officers' liability insurance policy, with coverage in an amount and scope at least as favorable as the Company's existing coverage; provided that in no event will Harrah's or the Surviving Corporation be required to expend in excess of 200% of the annual premium paid by the Company for such coverage, and if the premium would at any time exceed 200% of such amount, then Harrah's or the Surviving Corporation will maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to 200% of such amount.

    EMPLOYMENT ARRANGEMENTS. Harrah's will offer to enter into employment agreements with J. Kell Houssels, III and H. Gregory Nasky on terms mutually satisfactory to each such person and Harrah's. See "The Merger--Interests of Certain Persons in the Merger--Employment Agreements." Harrah's also agreed to appoint or take such actions as are necessary to nominate and seek the election of J. Kell Houssels, III to the Board of Directors of Harrah's for a three year term. The Merger Agreement provides that Harrah's will maintain a "Showboat Division" in its business for as long as J. Kell Houssels, III is employed by Harrah's pursuant to his new employment agreement.

    EMPLOYEE BENEFITS. For at least one year following the Effective Time, the Company's current employees (other than the Company's employees that are covered by collective bargaining agreements) will be entitled to participate in, at Harrah's' option, (a) benefits plans and arrangements substantially similar to the Company's existing benefit plans and arrangements, (b) Harrah's' employee benefit plans and arrangements on substantially the same basis as similarly-situated employees of Harrah's (based on such employees' duties, geographic location, seniority and other similar factors), or (c) some combination of the benefit plans and arrangements described in clauses (a) and
(b). The Merger Agreement also requires Harrah's to cause the Surviving Corporation to honor all written employment, severance and termination agreements (including change in control provisions) of the employees of the Company and its subsidiaries provided to Harrah's on or prior to the date of the Merger Agreement. For purposes of determining eligibility to participate, vesting and accrual or entitlement to benefits where length of service is relevant under any employee benefit plan or arrangement of Harrah's or the Surviving Corporation, employees of the Company and its subsidiaries as of the Effective Time will receive service credit for service with the Company and any of its subsidiaries to the same extent such service was granted under the Company's employee plans, subject to offsets for previously accrued benefits and no duplication of benefits. The Company agreed to amend, prior to the Effective Time, its Supplemental Executive Retirement Plan to clarify that only the bonuses payable under its Executive Incentive Plan will be taken into account under its Supplemental Executive Retirement Plan. The Surviving Corporation (i) will take certain actions with respect to the retirement benefits of five individuals affiliated with the Company and (ii) will calculate retirement benefits with respect to the Company's Supplemental Executive Retirement Plan in accordance with certain actuarial methods and assumptions. See "The Merger--Interests of Certain Persons in the Merger---Supplemental Executive Retirement Plan." From and after the Effective Time, Harrah's and the Surviving Corporation will not amend the Company's Supplemental Executive Retirement Plan in any manner that adversely affects a participant's rights with respect to the amount of his or her accrued benefit as of the Effective Time; provided, however, that the Surviving Corporation may, in its sole discretion, terminate such plan at any time in accordance with the terms of such plan. Nothing in the Merger Agreement is intended to create any right of employment for any person or to create any obligation for Harrah's or the Surviving Corporation to continue any employee benefit plan or arrangement following the Effective Time.

    USE OF THE COMPANY NAME. Until the third anniversary of the Effective Time, Harrah's agreed to retain the "Showboat" name currently used at the Atlantic City Showboat and to cause the "Showboat" name to be used in connection with certain other possible operations.

    OTHER COVENANTS. Each of Harrah's and the Company has agreed: (a) to confer with the other party on a regular and frequent basis regarding ongoing operations and to give prompt notice to the other of, and use all commercially reasonable efforts to cure before the Closing Date, any event, transaction or circumstance which causes or will cause any covenant or agreement under the Merger Agreement to be breached or that renders or will render untrue in any material respect any representation or warranty contained in the Merger Agreement; (b) to file this Proxy Statement; (c) to give (and to cause its respective subsidiaries to give) Harrah's and its representatives access to all its personnel, properties, books, contracts, commitments and records, and to furnish related information reasonably requested by Harrah's and certain additional financial reports and other information relating to the Company's operations and periods between the date of the Merger Agreement and the Effective Time; (d) to consult with the other party before issuing, and use all reasonable efforts to agree upon, any press release or other public statement concerning the transactions contemplated by the Merger Agreement; and (e) to use its reasonable best efforts to take all appropriate action to consummate the transactions contemplated by the Merger Agreement.

CONDITIONS TO OBLIGATIONS TO EFFECT THE MERGER

    The respective obligations of the Company and Harrah's to effect the Merger are subject to the satisfaction (or waiver) of the following conditions: (a) the Merger and the Merger Agreement shall have been approved and adopted by the stockholders of the Company; (b) no order, executive order, stay, decree, judgment or injunction or statute, rule or regulation shall be in effect that makes the Merger illegal or otherwise prohibits the consummation of the Merger; and (c) all governmental authorizations, consents, orders or approvals shall have been obtained (including under all gaming laws), all statutory waiting periods in respect thereof (including under the HSR Act) shall have expired and no such approval shall contain any material conditions, limitations or restrictions.

    The obligation of the Company to effect the Merger is also subject to the satisfaction of the following conditions: (a) the representations and warranties of Harrah's and Sub in the Merger Agreement shall be true and correct in all material respects (except for those qualified as to materiality or a Harrah's Material Adverse Effect (as defined below) which shall be true and correct) as of the date of the Merger Agreement and, except to the extent such representations speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by the Merger Agreement (the "Harrah's Representation Bringdown Condition"); (b) Harrah's shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; and (c) Harrah's shall have received all third-party consents and approvals and approvals required to be obtained by Harrah's, except for such third-party consents and approvals as to which the failure to obtain, individually or in the aggregate, would not reasonably be expected to impair or delay the consummation of the Merger. A "Harrah's Material Adverse Effect" means a material adverse effect on the business, properties, condition (financial or otherwise), results of operations or prospects of Harrah's and its subsidiaries, taken as a whole.

    In addition, the obligations of Harrah's and Sub to effect the Merger are also subject to the satisfaction of the following conditions: (a) the representations and warranties of the Company in the Merger Agreement shall be true and correct in all material respects (except for those qualified as to materiality or a Showboat Material Adverse Effect (as defined below), which shall be true and correct) as of the date of the Merger Agreement and, except to the extent such representations and warranties speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by the Merger Agreement (the "Showboat Representation Bringdown Condition"); (b) the Company shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date; (c) between the date of the Merger Agreement and the Effective Date, there shall have been no material adverse change in the business, properties, assets, liabilities, operations, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole;
(d) Harrah's and the Company shall have received all third-party consents and approvals required to be obtained by Harrah's or the Company, except for such third-party consents and approvals as to which the failure to obtain, either individually or in the aggregate, would not reasonably be expected to result in
(i) a material adverse change in the business, properties, assets, liabilities, operations, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole, or (ii) a Harrah's Material Adverse Effect, as the case may be; and (e) no event has occurred that has or would result in the triggering of any right or entitlement of the Company's stockholders under the Showboat Rights Plan, or will occur as a result of the consummation of the Merger. A "Showboat Material Adverse Effect" means a material adverse effect on the business, properties, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries, taken as a whole, or any of the three separate businesses operated as the Atlantic City Showboat, East Chicago Showboat and Star City.

TERMINATION; TERMINATION FEES AND EXPENSES

    The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the Company's stockholders:

    (a) by mutual written consent of the Company and Harrah's; or

    (b) by either Harrah's or the Company if the Merger has not been consummated by July 1, 1998 (provided that (i) if the Merger has not been consummated because the requisite governmental approvals have not been obtained and are still being pursued, either Harrah's or the Company may extend such date to January 1, 1999 by providing written notice thereof to the other party on or prior to July 1, 1998 and (ii) the right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

    (c) by either Harrah's or the Company if a court of competent jurisdiction or other governmental entity has issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

    (d) by either Harrah's or the Company, if, at the meeting of the Company's stockholders (including any adjournment or postponement), the requisite vote of the stockholders of the Company in favor of the approval and adoption of the Merger Agreement and the Merger has not been obtained; or

    (e) by Harrah's, if (i) the Board of Directors of the Company has withdrawn or modified its recommendation of the Merger Agreement or the Merger in accordance with the provisions described above under "-- No Solicitation." (provided that Harrah's' right to terminate the Merger Agreement under such clause (i) will not be available if at such time the Company would be entitled to terminate the Merger Agreement under subparagraph (g) below); (ii) after the receipt by the Company of a proposal for an Alternative Transaction, Harrah's requests in writing that the Board of Directors of the Company reconfirm its recommendation of the Merger Agreement and the Merger to the stockholders of the Company and the Board of Directors of the Company fails to do so within five business days after its receipt of Harrah's' request; (iii) the Board of Directors of the Company has recommended to the stockholders of the Company, or entered into a definitive agreement with respect to, an Alternative

Transaction; or (iv) for any reason the Company fails to call and hold the meeting of the Company's stockholders by July 1, 1998 (provided that Harrah's' right to terminate the Merger Agreement under such clause (iv) will not be available if at such time the Company would be entitled to terminate the Merger Agreement under subparagraph (g) below); or

    (f) by the Company, prior to the approval of the Merger Agreement by its stockholders, if, as a result of a Superior Proposal received by the Company from a Third Party, the Board of Directors of the Company determines in good faith, based on advice of outside legal counsel, that the failure to accept such Superior Proposal would be inconsistent with its fiduciary duties to stockholders under applicable law; provided, however, that no termination will be effective under the circumstances described in this subparagraph (f) under circumstances in which a termination fee is payable by the Company as described below, unless concurrently with such termination, such termination fee is paid in full by the Company as described below; or

    (g) by Harrah's or the Company, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in the Merger Agreement, which breach will cause the conditions to the Company's obligation to effect the Merger described above under "-- Conditions to Obligations to Effect the Merger" (in the case of termination by the Company) or to Harrah's obligation to effect the Merger described above under "--Conditions to Obligations to Effect the Merger" (in the case of termination by Harrah's) not to be satisfied.

    In the event of termination of this Agreement as provided above, the Merger Agreement will immediately become void and there will be no liability or obligation on the part of Harrah's, Sub or the Company, or their respective officers, directors, stockholders or Affiliates, except as provided below with respect to termination fees and expenses and except that such termination will not limit liability for a willful breach of the Merger Agreement; provided that, the provisions described below with respect to termination fees and expenses and the Confidentiality Agreements, dated September 16, 1997, between the Company and Harrah's will remain in full force and effect and survive any termination of the Merger Agreement.

    Except as set forth below, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses, whether or not the Merger is consummated.

    The Company will pay Harrah's a termination fee of $20 million upon the earliest to occur of the following events: (i) the termination of the Merger Agreement by Harrah's or the Company under the circumstances described in subparagraph (d) above, if a proposal for an Alternative Transaction involving the Company has been publicly announced prior to the meeting of the Company's stockholders and either a definitive agreement for an Alternative Transaction is entered into, or an Alternative Transaction is consummated, within one year of such termination; (ii) the termination of the Merger Agreement by Harrah's under the circumstances described in clauses (i), (iii) or (iv) of subparagraph (e) above; (iii) the termination of the Merger Agreement by Harrah's under the circumstances described in clause (ii) of subparagraph (e) above, and either a definitive agreement for an Alternative Transaction is entered into, or an Alternative Transaction is consummated, within one year of such termination; or
(iv) the termination of the Merger Agreement by the Company under the circumstances described in subparagraph (f) above. The Company's payment of a termination fee as described above will be the sole and exclusive remedy of Harrah's against the Company and any of its subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment; provided that this limitation will not apply in the event of a willful breach of the Merger Agreement by the Company. If applicable, the fees payable as described above will be paid concurrently with the first to occur of the relevant termination events.

    In the event that the Merger Agreement is terminated by Harrah's or the Company under the circumstances described in subparagraph (b) above and all the conditions to Closing set forth in the

Merger Agreement have been satisfied or waived except for obtaining the consents of Harrah's lenders required under the Merger Agreement or the continued accuracy at such time of Harrah's' representation with respect to its ability to pay, at Closing, the aggregate Merger Consideration and to purchase any of the Company's outstanding public debt required to be purchased pursuant to the change of control provisions contained in the instruments governing such indebtedness, Harrah's will pay to the Company liquidated damages in the amount of $10.0 million. Harrah's payment of such liquidated damages will be the sole and exclusive remedy of the Company against Harrah's and any of its subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment.

AMENDMENT AND WAIVER

    The Merger Agreement may be amended by the parties thereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment may be made which (i) by law requires further approval by such stockholders or (ii) is in any manner adverse to the stockholders of the Company, in each case without such further approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. At any time prior to the Effective Time, the parties to the Merger Agreement, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties thereto, (ii) waive any inaccuracies in the representations and warranties contained therein or in any document delivered pursuant thereto and (iii) waive compliance with any of the agreements or conditions contained therein. Any agreement on the part of a party to the Merger Agreement to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such party.

STOCKHOLDER SUPPORT AGREEMENTS

    As an inducement and condition to the willingness of Harrah's and the Company to enter into the Merger Agreement, certain stockholders of the Company (each, a "Stockholder" and collectively, the "Stockholders") entered into Stockholder Support Agreements. The Stockholders are J.K. Houssels, Jeanne S. Stewart, Carolyn M. Sparks, John D. Gaughan, and J. Kell Houssels, III. Collectively, the Stockholders held, at the Record Date, approximately 12.3% of the combined voting power of the outstanding capital stock of the Company.

    In each Stockholder Support Agreement, each Stockholder has agreed, at the meeting of the Company's Stockholders to vote upon the Merger Agreement and the Merger or at any other meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, to vote all of such Stockholder's shares of Common Stock (a) in favor of adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement, and (b) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of the Company (or any class thereof). Pursuant to the terms of each Stockholder Support Agreement, each Stockholder also has agreed that he or she will not, nor will he or she authorize or permit any of his or her employees, agents and representatives to, directly or indirectly, initiate or solicit any inquiries or the making of any Acquisition Proposal. In the Stockholder Support Agreement to which he is a party, J. Kell Houssels, III also has agreed that he will notify Harrah's as soon as possible if any such inquiries or proposals are received by, any information or documents is requested from, or any negotiations or discussions are sought to be initiated or continued with, him or any of his affiliates.

    Each Stockholder Support Agreement will terminate upon the earliest to occur of (a) the Effective Time or (b) any termination of the Merger Agreement in accordance with the terms thereof.

                CERTAIN PROJECTIONS OF FUTURE OPERATING RESULTS

    The Company does not as a matter of course make public forecasts as to its future financial performance and condition. However, in connection with its discussions with Harrah's, the Company furnished Harrah's and its advisors with certain data relating to projected future operating results on a standalone basis without giving effect to a sale of the Company. The projections set forth below for fiscal years 1998 through 2003 were prepared by the Company in the fourth quarter of 1997 for the purpose of providing information for Harrah's consideration for entering into a business combination with the Company and were included in the data provided by the Company to Harrah's. These projections were not prepared in compliance with the published guidelines of the American Institute of Certified Public Accountants or the Commission regarding projections or financial forecasts and are included herein only because such information was provided to Harrah's. These projections constitute forward-looking statements and were based upon numerous assumptions which are inherently subject to significant uncertainties and contingencies that are difficult or impossible to predict and are beyond the Company's control, including, without limitation, the sale of significant assets by the Company and the absence of any adverse consequences on the operations of the business (i.e., increased competition in the jurisdictions in which the Company currently competes, decreased demand for gaming entertainment or the introduction of legalized gaming in new jurisdictions). Harrah's was not involved in the preparation of the projections set forth below and considered their relevancy along with all other information obtained or developed by Harrah's in forming its decision to acquire the Company. For a list of important factors that, in the view of the Company could cause actual results to differ materially from those set forth in these projections, see "Forward Looking Statements."

                                 SHOWBOAT, INC.
                      FORECASTED INCOME (IN THOUSANDS)(1)

                                                       1998       1999       2000       2001       2002       2003
                                                     ---------  ---------  ---------  ---------  ---------  ---------
Net Revenues.......................................  $ 576,791  $ 638,226  $ 696,643  $ 725,547  $ 727,623  $ 753,018
EBITDA(2)..........................................    116,631    142,682    152,087    150,077    147,787    155,277
Income From Operations.............................     77,951    104,004    113,007    110,999    108,709    116,199
Net Income.........................................     29,512     37,304     38,442     55,592     57,063     64,704

------------------------

(1) All projections reflect the assumed sale of certain significant assets of the Company in 1997 and 1998.

(2) EBITDA is defined as income from operations before depreciation and amortization. EBITDA should not be construed as a substitute for income from operations, net earnings (loss) and cash flows from operating activities determined in accordance with Generally Accepted Accounting Principals.

    Forecasts of future financial performance could differ materially from the data set forth above if management were to prepare projections based upon circumstances existing as of the date of this Proxy Statement. Neither the Company nor Harrah's intends or has any duty or obligation to publicly disclose updates or revisions to any of the projections set forth above which are made after the date hereof to reflect circumstances existing or developments occurring after the preparation of such projections or to reflect the occurrence of unanticipated events. The Company's independent auditors have not examined or complied the foregoing forward-looking statements or applied any procedures with respect to such statements. Accordingly, such auditors have not expressed any opinion or other form of assurance with respect to such statements and assumed no responsibility for them.

                      SECURITY OWNERSHIP OF MANAGEMENT AND
                        CERTAIN OTHER BENEFICIAL OWNERS

    The following table sets forth the number of shares of Common Stock and the number of shares of Common Stock subject to options beneficially owned by the Company's directors and executive officers, by all directors and executive officers as a group, and by persons beneficially owning more than 5% of the outstanding Common Stock at the close of business on March 17, 1998.

                                                     AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                       ----------------------------------------------------------------------
                                        NUMBER OF SHARES    NUMBER OF SHARES     TOTAL NUMBER
                                        EXCLUDING SHARES   SUBJECT TO OPTIONS      OF SHARES
                                           SUBJECT TO         BENEFICIALLY       BENEFICIALLY
                NAME                       OPTIONS(1)           OWNED(2)             OWNED          PERCENT
-------------------------------------  ------------------  ------------------  -----------------  -----------
DIRECTORS
J.K. Houssels(3).....................        1,137,087(4)          16,000           1,153,087            7.0
William C. Richardson................            6,000             13,000              19,000              *
John D. Gaughan......................          174,824(5)          13,000             187,824            1.1
Jeanne S. Stewart....................          376,686             13,000             389,686            2.4
Frank A. Modica......................                0              7,000               7,000              *
H. Gregory Nasky.....................           15,827(6)          12,000              27,827              *
J. Kell Houssels, III................          131,717(7)          16,000             147,717              *
George A. Zettler....................            3,405              7,000              10,405              *
Carolyn M. Sparks....................          217,206(8)           6,000             223,206            1.4

EXECUTIVE OFFICERS (EXCLUDING ANY
  DIRECTOR LISTED ABOVE)
R. Craig Bird........................           16,350             12,000              28,350              *
Mark Miller..........................           12,700             12,000              24,700              *
Paul S. Harris.......................           22,000             16,000              38,000              *
Herbert R. Wolfe(9)..................            4,550             12,000              16,550              *
J. Keith Wallace(10).................            4,500             34,800              39,300              *
Carlton Geer(11).....................            7,500             30,000              37,500              *
Neil Gamble(12)......................            7,500             50,000              57,500              *
Mark A. Clayton......................            1,800             12,000              13,800              *
Brad Straub..........................            1,200              4,800               6,000              *
Randy Taylor.........................            1,200              2,400               3,600              *
All directors and executive officers
  as a group (19 persons)............        2,142,052            289,000           2,431,052           14.5

5% BENEFICIAL OWNERS (EXCLUDING THOSE
  LISTED ABOVE)......................
Bankers Trust New York Corporation...        1,109,870(13)              0           1,109,870            6.7
FMR Corp.............................        1,160,000(14)              0           1,160,000            7.0

------------------------

*   Beneficial ownership does not exceed 1% of the outstanding Common Stock.

(1) Unless otherwise specifically stated herein, each person has sole voting power and sole investment power as to the identified Common Stock ownership.

(2) Including all options currently outstanding whether or not vested because all unexercised options will have the right to receive the Option Settlement Amount.

(3) Mr. Houssels may be deemed to be a control person. Mr. Houssels is the Chairman of the Board of the Company.

(4) Mr. Houssels' shareholdings include 11,450 shares held in his individual retirement account and 1,119,637 shares as a trustee of the J.K. and Nancy Houssels 1992 Trust No. 1. He disclaims beneficial ownership of 7,000 shares owned by his wife and 35,700 shares beneficially owned by dependent children pursuant to the J.K. Houssels, Jr. 1976 Trust Agreement and such shares are excluded from this table.

(5) Mr. Gaughan's shareholdings include 86,000 shares held by Exber, Inc., a Nevada corporation controlled by Mr. Gaughan.

(6) Mr. Nasky is an Executive Vice President and Secretary of the Company. Mr. Nasky's shareholdings include 1,302 shares owned by Mr. Nasky's wife over which he does not have voting or investment power.

(7) Mr. Houssels, III is the President and Chief Executive Officer of the Company. Mr. Houssels, III's shareholdings include 35,700 shares beneficially owned by him as trustee of the J.K. Houssels 1976 Trust Agreement.

(8) Mrs. Sparks' shareholdings include 41,635 shares beneficially owned by her as co-trustee of the Fred L. Morledge and Malvina W. Morledge Family Trust; 161,563 shares beneficially owned by her as co-trustee of the Sparks Family Trust; 6,998 shares beneficially owned as custodian for her son; and 7,000 shares beneficially owned as custodian for her daughter.

(9) Mr. Wolfe is the President and Chief Executive Officer of Atlantic City Showboat.

(10) Mr. Wallace is the President and Chief Executive Officer of Las Vegas Showboat.

(11) Mr. Geer is the President and Chief Executive Officer of SMCP and Showboat Indiana.

(12) Mr. Gamble is the Managing Director of Showboat Australia and Chief Executive Officer of SHCH.

(13) Bankers Trust New York Corporation ("BTNYC"), the parent holding company of Bankers Trust Company and indirect parent holding company of BT Australia Limited, reported on Schedule 13G/A filed as of February 17, 1998, that Bankers Trust & Company and BT Australia Limited have sole investment power with respect to 246,500 and 863,270, respectively, of such shares and sole voting power with respect to 79,000 and 863,270, respectively, of such shares. BTNYC's address is 280 Park Avenue, New York, New York 10017.

(14) FMR Corp. reported on a Schedule 13G/A filed February 11, 1998, that a wholly-owned subsidiary, Fidelity Management & Research Company ("Fidelity"), a registered investment advisor to various investment companies, has sole investment power (but does not have voting power) with respect to the shares. FMR Corp.'s address is 82 Devonshire Street, Boston, Massachusetts 02109.

                            REGULATION AND LICENSING

    NEW JERSEY GAMING

    The ownership and operations of hotel-casino facilities in Atlantic City, New Jersey are subject to extensive state regulation under the New Jersey Casino Control Act (the "New Jersey Act"). No hotel-casino facility may operate unless various licenses and approvals are obtained from New Jersey regulatory authorities, including the Casino Control Commission (the "New Jersey Commission"). The New Jersey Commission is authorized under the New Jersey Act to adopt regulations covering a broad spectrum of gaming and gaming related activities and to prescribe the methods and forms of applications for licenses.

    In order to be granted a casino license under the New Jersey Act, officers and directors of a licensee and its employees who are employed in hotel or casino operations in Atlantic City are required to be licensed or approved by the New Jersey Commission. In addition, all contracts and leases entered into by a licensee would be subject to approval and certain enterprises which transact business with the licensee would themselves have to be licensed.

    The New Jersey Act requires prior approval from the New Jersey Commission before control of a casino licensee can be transferred. However, pursuant to an interim casino authorization, the New Jersey Act permits an entity that obtains the securities of a casino licensee to acquire and own such securities upon obtaining interim authorization from the New Jersey Commission. During the period of interim authorization the securities of any such licensee must be held in trust pursuant to the provisions of the New Jersey Act. Prior to a determination of final approval, the holder of the securities of the licensee retains complete authority over the actions of the trustee of the trust. If the New Jersey Commission thereafter denies qualification, the trustee of the trust will be charged with disposing of the trust property.

    For a more complete description of the various applicable gaming regulatory requirements under the New Jersey Act, see "Additional Information--Regulation and Licensing" in the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

    NEVADA GAMING

    The ownership and operation of casino gaming facilities in Nevada are subject to: (i) the Nevada Gaming Control Act and the regulations promulgated thereunder (collectively "Nevada Act"); and (ii) various local regulations. The Company's gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission ("Nevada Commission"), the Nevada State Gaming Control Board ("Nevada Board"), and the City Council of the City of Las Vegas ("City Board"). The Nevada Commission, the Nevada Board, and the City Board are collectively referred to as the "Nevada Gaming Authorities."

    The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy which are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity; (ii) the establishment and maintenance of responsible accounting practices and procedures; (iii) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities; (iv) the prevention of cheating and fraudulent practices; and (v) to provide a source of state and local revenues through taxation and licensing fees. Change in such laws, regulations and procedures could have an adverse effect on the Company's gaming operations.

    Showboat Operating Company ("SBOC"), a wholly owned subsidiary of the Company which operates the Las Vegas Showboat, is required to be licensed by the Nevada Gaming Authorities. The gaming license requires the periodic payment of fees and taxes and is not transferable. The Company is registered by the Nevada Commission as a publicly traded corporation ("Registered Corporation") and as such, it is required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information which the Nevada Commission may require. No person may become a shareholder of, or receive any percentage of profits from, SBOC without first obtaining licenses and approvals from the Nevada Gaming Authorities. The Company and SBOC have obtained from the Nevada Gaming Authorities the various registrations, approvals, permits and licenses required in order to engage in gaming activities in Nevada.

    The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, the Company or SBOC in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors and certain key employees of SBOC must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. Officers, directors and key employees of the Company who are actively and directly involved in gaming activities of SBOC may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.

    If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with the Company or SBOC, the companies involved would have to sever all relationships with such person. In addition, the Nevada Commission may require the Company or SBOC to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

    The Company and SBOC are required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by SBOC must be reported to, or approved by, the Nevada Commission.

    If it were determined that the Nevada Act was violated by SBOC the gaming licenses it holds could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, SBOC, the Company, and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate the Company's gaming properties and, under certain circumstances, earnings generated during the supervisor's appointment (except for the reasonable rental value of the Company's gaming properties) could be forfeited to the state of Nevada. Limitation, conditioning or suspension of any gaming license or the appointment of a supervisor could (and revocation of any gaming license would) materially adversely affect the Company's gaming operations.

    Any beneficial holder of the Company's voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have his suitability as a beneficial holder of the Company's voting securities determined if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the state of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

    The Nevada Act requires any person who acquires more than 5% of the Company's voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of the Company's voting securities apply to the Nevada Commission for a finding of suitability within thirty days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Act, which acquires more than 10%, but not more than 15%, of the Company's voting securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the Company, any change in the Company's corporate charter, bylaws, management, policies or operations of the Company, or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding the Company's voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

    Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission, or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any shareholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock of the Company beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. The Company is subject to disciplinary action if, after it receives notice that a person is unsuitable to be a shareholder or to have any other relationship with the Company or SBOC, the Company (i) pays that person any dividend or interest upon voting securities of the Company, (ii) allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person, (iii) pays remuneration in any form to that person for services rendered or otherwise, or (iv) fails to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities including, if necessary, the immediate purchase of said voting securities for cash at fair market value.

    The Nevada Commission may, in its discretion, require the holder of any debt security of a Registered Corporation to file applications, be investigated and be found suitable to own the debt security of a Registered Corporation. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it: (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever, (ii) recognizes any voting right by such unsuitable person in connection with such securities, (iii) pays the unsuitable person remuneration in any form, or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

    The Company is required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. The Company is also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power at any time to require the Company's stock certificates to bear a legend indicating that the securities are subject to the Nevada Act. However, to date, the Nevada Commission has not imposed such a requirement on the Company.

    The Company may not make a public offering of its securities without the prior approval of the Nevada Commission if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or retire or extend obligations incurred for such purposes. In November, 1997, the Nevada Commission granted the Company prior approval to make public offerings for a period of one year, subject to certain conditions ("Shelf Approval"). The Shelf Approval also applies to any affiliated company wholly owned by the Company (a "Gaming Affiliate") which is a publicly traded corporation or would thereby become a publicly traded corporation pursuant to a public offering. The Shelf Approval also includes approval of the Company's licensed Nevada subsidiaries to guaranty any security issued by, or to hypothecate their assets to secure the payment or performance of any obligations issued by the Company or a Gaming Affiliate in a public offering under the Shelf Approval. However, the Shelf Approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada Board. The Shelf Approval does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful.

    Changes in control of the Company through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Board and Nevada Commission in a variety of a stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as party of the approval process relating to the transaction. The Merger requires the prior approval of the Nevada Commission upon the recommendation of the Nevada Board. Application for approval of the Merger has been filed.

    The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada gaming licensees, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to: (i) assure the financial stability of corporate gaming operators and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before the Company can make exceptional purchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval by the Nevada Commission of a plan of recapitalization proposed by the Company's Board of Directors in response to a tender offer made directly to its shareholders for the purpose of acquiring control of the Company.

    The sale of alcoholic beverages by the casino is subject to licensing, control and regulation by the City Board. All licenses are revocable and are not transferable. The City Board has full power to limit, condition, suspend or revoke any such license, and any such disciplinary action could (and revocation would) have a material affect upon the operations of the casino.

    License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the state of Nevada and to the counties and cities in which the Nevada licensee's respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either: (i) a percentage of the gross revenues received; (ii) the number of gaming devices operated; or (iii) the number of table games operated. A casino entertainment tax is also paid by casino operations where entertainment is furnished in connection with the serving or selling of food or refreshments or the selling of any merchandise. Nevada licensees that hold a license as an operator of a slot route, or a manufacturer's or distributor's license, also pay certain fees and taxes to the state of Nevada.

    Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively, "Licensees"), and who proposes to become involved in a gaming venture outside of Nevada is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation of the Nevada Board of their participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if it knowingly violates any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fails to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engages in activities that are harmful to the state of Nevada or its ability to collect gaming taxes and fees, or employs a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of personal unsuitability.

    NEW SOUTH WALES GAMING

    The New South Wales Casino Control Authority ("NSWCCA") was created pursuant to the Casino Control Act 1992 (NSW) ("NSW Casino Act") to maintain and administer systems for licensing, supervision and control of a casino.

    If the Merger proceeds, Harrah's will become a "close associate" (as defined in the NSW Casino Act) of Star City Pty Limited (the holder of the relevant casino license). Harrah's would also be "entitled" (as defined in the Australian Corporations Law) to in excess of 5% of the issued and outstanding shares in SHCH.

    Approval of Harrah's becoming a close associate of Star City Pty Limited and entitled to in excess of 5% of the issued and outstanding shares in SHCH is being sought. On receiving an application for an approval, the NSWCCA must carry out all such investigations and inquiries as it deems necessary. The costs of the investigation by the NSWCCA are payable to the NSWCCA by the applicant unless the NSWCCA determines otherwise. The NSWCCA must not grant such an approval unless it is satisfied that Harrah's is a suitable person to be associated with the management of a casino. In that regard, the NSWCCA must to the extent applicable consider that: (a) the applicant and each close associate are of good repute, having regard to character, honesty and integrity; (b) the applicant and each close associate are of sound and stable financial background;
(c) in the case of an applicant that is not a natural person, the applicant has or has arranged a satisfactory ownership, trust or corporate structure; (d) applicant has or is able to obtain financial resources that are both suitable and adequate for insuring the financial viability of the proposed casino; (e) the applicant has or is able to obtain the services of persons who have sufficient experience in the management and operation of a casino; (f) the applicant has sufficient business ability to establish and maintain a successful casino; (g) the applicant or any close associate who has any business association with any person, body or association who, in the opinion of the NSWCCA is not of good repute, having regard to character, honesty and integrity or has undesirable or unsatisfactory financial sources; and (h) each director, partner, trustee, executive officer and secretary and any other officer or person determined by the NSWCCA to be associate or connected with the ownership, administration or management of the operations or business of the applicant or a close associate of the applicant is a suitable person to act in that capacity.

    INDIANA GAMING

    In 1993, the State of Indiana passed a Riverboat Gambling Act which created the Indiana Gaming Commission (the "Indiana Commission"). The Indiana Commission is given extensive powers and duties for the purposes of administering, regulating and enforcing the system of riverboat gaming. It is authorized to award no more than 11 gaming licenses (five to counties contiguous to Lake Michigan, five to counties contiguous to the Ohio River and one to a county contiguous to Patoka Lake).

    With the exception of Lake County, a county must pass a referendum approving (by a majority of those who voted) riverboat gaming before riverboat gaming can be legalized in that county. If a referendum fails to pass in any county, another referendum may not be held for another two years. Once a referendum has passed in a county, the Riverboat Gambling Act requires any proposed riverboat to operate from the most populous city in that county, unless such city passes a resolution authorizing a riverboat to operate elsewhere in the county. For Lake County, the Riverboat Gambling Act provides that the second and third most populous cities of the county, Hammond and East Chicago, respectively, according to the 1990 census, may authorize riverboat gaming within such cities, by passage of a municipal referendum. Voters in both cities have passed such referenda. Gary, Lake County's most populous city, is exempted by the Riverboat Gambling Act from the gaming referendum requirement altogether. Pursuant to Indiana Commission resolution, the cost of any referendum is to be borne by all license applicants for the voting county or municipality.

    The Indiana Commission has jurisdiction and supervision over all riverboat gaming operations in Indiana and all persons on riverboats where gaming operations are conducted. These powers and duties include authority to (1) investigate all applicants for riverboat gaming licenses, (2) select among competing applicants those that promote the most economic development in a home dock area and that best serve the interest of the citizens of Indiana, (3) establish fees for licenses, and (4) prescribe all forms used by applicants. The Indiana Commission shall adopt rules pursuant to statute for administering the gaming statute and the conditions under which riverboat gaming in Indiana may be conducted. The Indiana Commission has promulgated certain final rules and has proposed additional rules governing the application procedure and all other aspects of riverboat gaming in Indiana. The Indiana Commission may suspend or revoke the license of a licensee or a certificate of suitability or impose civil penalties, in some cases without notice or hearing for any act in violation of the Riverboat Gambling Act or for any other fraudulent act or if the licenses or holder of such certificate of suitability has not begun regular riverboat excursions prior to the end of the twelve month period following the Indiana Commission's approval of the application for an owner's license. In addition, the Indiana Commission may revoke an owner's license if it is determined by the Indiana Commission that revocation is in the best interests of the state of Indiana. The Indiana Commission will (1) authorize the route of the riverboat and stops that the riverboat may make, (2) establish minimum amounts of insurance and (3) after consulting with the Corps of Engineers, determine which waterways are navigable waterways for purposes of the Riverboat Gambling Act and determine which navigable waterways are suitable for the operation of riverboats.

    The Riverboat Gambling Act requires an extensive disclosure of records and other information concerning an applicant, including disclosure of all directors, officers and persons holding one percent (1%) or more direct or indirect beneficial interest.

    In determining whether to grant an owner's license to an applicant, the Indiana Commission shall consider (1) the character, reputation, experience and financial integrity of the applicant and any person who (a) directly or indirectly controls the applicant, or (b) is directly or indirectly controlled by either the applicant or a person who directly or indirectly controls the applicant, (2) the facilities or proposed facilities for the conduct of riverboat gaming, (3) the highest total prospective revenue to be collected by the state from the conduct of riverboat gaming, (4) the good faith affirmative action plan to recruit, train and upgrade minorities in all employment classifications, (5) the financial ability of the applicant to purchase and maintain adequate liability and casualty insurance, (6) whether the applicant has adequate capitalization to provide and maintain the riverboat for the duration of the license and (7) the extent to which the applicant meets or exceeds other standards adopted by the Indiana Commission. The Indiana Commission may also give favorable consideration to applicants for economically depressed areas and applicants who provide for significant development of a large geographic area. Each applicant must pay an application fee of $50,000 and may be assessed additional fees for the background investigation. If the applicant is selected, the applicant must pay an initial license fee of $25,000 and post a bond, and thereafter, an annual license renewal fee of $5,000. The Indiana Commission has issued eight of these eleven licenses-five in Lake County Indiana (2 in Gary, 1 in Hammond, 1 in Michigan City and 1 to SMCP in East Chicago); one in Vanderburgh County, one in Ohio County; and one in Dearborn County. One applicant in Harrison County has been selected by the Indiana Commission as suitable for licensure and has been awarded a certificate of suitability. An owner's license expires five years after the effective date of the license; however, after three years the holder of an owner's license will undergo a reinvestigation to ensure continued suitability for licensure. Unless the license has been terminated, expired or revoked, the gaming license may be renewed if the Indiana Commission determines that the licensee has satisfied all statutory and regulatory requirements. As a condition of its permanent riverboat owner's license, SMCP agreed that it would not commence more than one other casino gaming operation within a fifty-mile radius of East Chicago Showboat for a period of five years beginning on the date of issuance of an owner's license by the Indiana Commission to SMCP, which was April 18, 1997. A gaming license is a revocable privilege and is not a property right. The Indiana Commission awarded a Certificate of Suitability to Showboat Marina Partnership ("SMP") on January 8, 1996, which certificate was thereafter extended through June 2, 1997. On March 20, 1996, the Indiana Commission approved a transfer of the Certificate of Suitability from SMP to SMCP. The Indiana Commission approved a surety bond for SMCP in the initial amount of $15,426,000. The Indiana Commission granted a riverboat owner's license to SMCP on April 15, 1997, and the riverboat was open to the public beginning April 18, 1997.

    Minimum and maximum wagers on games are not established by regulation but are left to the discretion of the licensee. Wagering may not be conducted with money or other negotiable currency. Riverboat gaming excursions shall be at least two hours, but not more than four hours in duration unless expressly approved by the Indiana Commission. No gaming may be conducted while the boat is docked except (1) for 30-minute time periods at the beginning and end of a cruise while the passengers are embarking and disembarking (2) if the master of the riverboat reasonably determines that specific weather or water conditions present a danger to the riverboat, its passengers and crew, (3) if either the vessel or the docking facility is undergoing mechanical or structural repair,
(4) if water traffic conditions present a danger to (A) the riverboat, riverboat passengers, and crew, or (B) other vessels on the water, or (5) if the master has been notified that a condition exists that would cause a violation of federal law if the riverboat were to cruise. The Indiana Commission has adopted rules governing cruising on Lake Michigan by a riverboat casino. The period of time during which passengers embark and disembark constitutes a portion of the gambling excursion if gambling is allowed. At the conclusion of the thirty-minute embarkation period, the gangway or its equivalent must be closed. However, a riverboat licensee must allow patrons to disembark at anytime the riverboat remains at the dock and gambling continues. A standard excursion schedule for a casino vessel on Lake Michigan must include at least one full excursion (a cruise into the open water on Lake Michigan, not more than three statute miles from the dock site July through September and not more than one statute mile October through June) and one intermediate excursion during which the vessel cruises in protected navigable water on or accessible to Lake Michigan. An intermediate excursion is to be conducted if the statutory conditions that permit dockside gaming are not present and if sea conditions or weather conditions, or both, do not permit a full excursion. If a casino vessel remains dockside because of statutory conditions, the embarkation and disembarkation rules still apply.

    An admission tax of $3.00 for each person admitted to the gaming excursion is imposed upon the license owner. The admissions tax is paid by the riverboat licensee for each excursion or part of an excursion the patron remains on board. An additional 20% tax is imposed on the adjusted gross receipts received from gaming operations, which is defined as the total of all cash and property (including checks received by the licensee whether collected or not) received, less the total of all cash paid out as winnings to patrons and uncollected gaming receivables (not to exceed 2%). The gaming license owner shall remit the admission and wagering taxes before the close of business on the day following the day on which the taxes were incurred. In 1996, legislation was enacted in Indiana permitting the imposition of property taxes on the riverboats at rates to be determined by local taxing authorities of the jurisdiction in which a riverboat operates. SMCP is contesting the assessment by Lake County of property taxes on the riverboat vessel. The Riverboat Gambling Act requires a riverboat owner licensee to directly reimburse the Indiana Commission for the costs of inspectors and agents required to be present during the conduct of gaming operations. Pursuant to agreements with the City of East Chicago, and as reflected in the certificate of suitability and license issued by the Indiana Commission, SMCP has agreed to (1) provide certain fixed incentives of approximately $16.4 million to the City of East Chicago and its agencies for transportation, job training, home buyer assistance and discrete economic development initiatives, (2) pay 3% of adjusted gross receipts to the City and two not-for-profit foundations for its public schools and housing and commercial development, and (3) pay 0.75% of adjusted gross receipts for community development projects to East Chicago Second Century, Inc., a for-profit corporation owned by SMP ("Second Century") and (4) complete the Washington High School Site town home development with a total projected cost of $5.0 million. Funding for the Washington High School Site project will be derived from contributions to Second Century from SMCP as well as funds from other third-party sources.

    The Indiana Commission is authorized to license suppliers and certain occupations related to riverboat gaming. Gaming equipment and supplies customarily used in conducting riverboat gaming may be purchased or leased only from licensed suppliers. The Indiana Commission has adopted a rule requiring employees working on the riverboat to have a valid merchant marine document issued by the United States Coast Guard.

    The Indiana Riverboat Gambling Act places special emphasis upon minority and women's business enterprise participation in the riverboat industry. Any person issued a riverboat owner's license must establish goals of expending at least 10% of the total dollar value of the licensee's contracts for goods and services with minority business enterprises and 5% of the total dollar value of the licensee's contracts for goods and services with women's business enterprise. The Indiana Commission may suspend, limit or revoke the gaming owner's license or impose a fine for failure to comply with statutory requirements.

    An institutional investor which acquires 5% or more of any class of voting securities of a holding company of a licensee is required to notify the Indiana Commission and to provide additional information, and may be subject to a finding of suitability. A person who acquires 5% or more of any class of voting securities of a holding company of a licensee is required to apply to the Indiana Commission for a finding of suitability. Under the Merger, Harrah's or its affiliate, will need to file an application for a transfer of Showboat's beneficial interest in SMCP, including an application fee of $50,000 for background investigation, and the Indiana Commission will investigate the key persons and substantial owners of Harrah's, and the Indiana Commission must find that Harrah's meets the criteria for licensing of riverboat owners under the rules of the Indiana Commission.

    A riverboat owner licensee may not enter into or perform any contract or transaction in which it transfers or receives consideration which is not commercially reasonable or which does not reflect the fair market value of the goods or services rendered or received. All contracts are subject to disapproval by the Indiana Commission. Periodic reporting of certain contracts and transactions is required by rules of the Indiana Commission.

    A riverboat licensee or an affiliate may not enter into a debt transaction of $1 million or more without the prior approval of the Indiana Commission. A riverboat owner licensee or any other person may not lease, hypothecate, borrow money against or loan money against a riverboat owner's license. The Indiana Commission authorized the sale of $140 million, 13 1/2% First Mortgage Notes, by SMCP and Showboat Marina Finance Corporation, in March of 1996, and a $3 million revolving line of credit by SMCP with Fleet Bank, N.A. in October of 1997. The Indiana Commission Staff has advised SMCP that intercompany loans and third-party debt transactions that do not encumber or relate to SMCP do not require approval of the Indiana Commission.

    The Riverboat Gambling Act prohibits contributions to a candidate for a state, legislative, or local office, or to a candidate's committee or to a regular party committee by the holder of a riverboat owner's license or a supplier's license, by an officer of a licensee, by an officer of a person that holds at least a 1% interest in the licensee, or by a person holding at least a 1% interest in the licensee. The Indiana

Commission adopted a rule requiring quarterly reporting by the holder of a riverboat owner's license or a supplier's license of officers of the licensee, officers of persons that hold at least a 1% interest in the licensee, and of persons who directly or indirectly own a 1% interest in the licensee.

    The Indiana Commission has proposed a rule which would, if adopted, prohibit the distribution by a riverboat licensee to its partners, shareholders, itself, or any affiliated entity, if the distribution would impair the financial viability of the riverboat gambling operation. An additional proposed rule, if adopted, would require the riverboat licensee to maintain on a quarterly basis a cash reserve in the amount of the actual payout for three days, and the cash reserve would include cash in the casino cage, cash in a bank account in Indiana, or cash equivalents not committed or obligated.

    The Riverboat Gambling Act prohibits the Indiana Commission from issuing an owner's license to a person that owns more than 10% in more than one other person holding an owner's license. The Indiana Commission has adopted a rule that a person may own up to 100% in one owner's license and no more than 10% in a second owner's license. Crawford County Casino Corporation ("CCCC") filed an application for a riverboat owner's license in Crawford County, Indiana, on the Ohio River, with the Indiana Commission. Harrah's Indiana Casino Corporation, an affiliate of Harrah's, has an option to acquire all the stock of CCCC through Casino Magic Corp., the parent of CCCC. Harrah's Operating Company, a wholly-owned subsidiary of Harrah's has a loan commitment of up to $170 million to CCCC. Both the option and the loan commitment are subject to several conditions, including the issuance by the Indiana Commission of a Certificate of Suitability to CCCC for the operation of a riverboat in Crawford County, Indiana. The Riverboat Gambling Act authorizes five riverboat owners licenses on the Ohio River and the Indiana Commission has issued three owner's licenses and one certificate of suitability. Another applicant has filed an application for a riverboat owner's license in Switzerland County on the Ohio River. The Indiana Commission has not indicated if, or when, and to which applicant, if any, it may issue another riverboat owner's license on the Ohio River.

    The Governor of Indiana has appointed a Commission, chaired by the Attorney General, to review the impact of all forms of gaming in Indiana.

    A lawsuit was filed on October 25, 1996, in Harrison County Indiana by three individuals residing in counties abutting the Ohio River, which challenges the constitutionality of the Riverboat Gambling Act on grounds that (i) it allegedly creates an unequal privilege because under the Act supporters of riverboat casino gambling, having lost a county-wide vote, are allowed to resubmit a proposal to county voters for approval of riverboat casino gambling while opponents of riverboat casino gambling having lost a county-wide vote, are not allowed to resubmit a proposal; and (ii) it was enacted as a provision attached to a state budget bill allegedly in violation of an Indiana constitutional provision requiring legislative acts to be confined to one subject and matters properly connected with the subject. The State of Indiana recently filed an answer to the complaint. The Indiana Supreme Court has previously upheld the constitutionality of the Riverboat Gambling Act, although the prior challenge was on different grounds than those contained in the recently filed lawsuit. If the Riverboat Gambling Act ultimately was held unconstitutional it would, absent timely corrective legislation, have a material adverse effect on SMCP's operations.

                             STOCKHOLDER PROPOSALS

    The Company will hold a 1998 Annual Meeting only if the Merger is not consummated. In the event of such a meeting, in order to have been considered for inclusion in the Company's proxy materials for the 1998 Annual Meeting of Stockholders, stockholder proposals must have been received at the Company's principal executive offices in Las Vegas, Nevada no later than December 23, 1997. The Company had not received any stockholder proposals by such date.

                            INDEPENDENT ACCOUNTANTS

    The consolidated financial statements incorporated in this Proxy Statement by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by

KPMG Peat Marwick independent accountants, as stated in their report, which also is incorporated herein by reference.

    Representatives of KPMG Peat Marwick will attend the Special Meeting and will have an opportunity to make a statement and to respond to appropriate questions from stockholders.

                      WHERE YOU CAN FIND MORE INFORMATION

    The Company files annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information we file at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our filings are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at "http://www.sec.gov."

    The Commission allows us to "incorporate by reference" information into this Proxy Statement, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this Proxy Statement, except for any information superseded by information in this Proxy Statement. This Proxy Statement incorporates by reference the documents set forth below that we have previously filed with the Commission. These documents contain important information about us and our finances.

FILINGS (FILE NO. 1-7123)                                                          PERIOD
--------------------------------------------------------  --------------------------------------------------------
Annual Report on Form 10-K                                Year ended December 31, 1996

Quarterly Reports on Form 10-Q                            Quarters ended March 31, 1997, June 30, 1997 and
                                                            September 30, 1997

Current Reports on Form 8-K                               Dated January 12, 1997, May 3, 1997 and December 18,
                                                            1997

    We are also incorporating by reference additional documents that we file with the Commission between the date of this Proxy Statement and the date of the Special Meeting of our stockholders.

    If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the Commission. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Proxy Statement. Stockholders may obtain documents incorporated by reference in this Proxy Statement by requesting them in writing or by telephone at the following address:

                                   Showboat, Inc.
                                  H. Gregory Nasky
                                     Secretary
                                2800 Fremont Street
                              Las Vegas, Nevada 89104
                                   (702) 650-1200

    If you would like to request documents from us, please do so by April 10, 1998 to receive them before the Special Meeting.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE ON THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED MARCH 20, 1998. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN SUCH DATE, AND NEITHER THE MAILING OF THE PROXY STATEMENT TO STOCKHOLDERS NOR THE COMPLETION OF THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                           FORWARD-LOOKING STATEMENTS

    Certain information contained or incorporated by reference in this Proxy Statement as to the future financial or operating performance of the Company, may constitute "forward-looking statements." The Private Securities Litigation Reform Act of 1995 provides certain "safe harbor" protections for forward-looking statements in order to encourage companies to provide prospective information about their businesses. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements which are other than statements of historical facts.

    The forward-looking statements set forth or incorporated by reference in this Proxy Statement are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in the Company's records and other data available from third parties. Although the Company believes that such assumptions were reasonable when made, because such assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond the Company's control, there can be no assurance, and no representation or warranty is made, that management's expectations, beliefs or projections will result or be achieved or accomplished. In addition to the other factors and matters discussed elsewhere herein and in the documents incorporated by reference herein, factors that, in the view of the Company, could cause actual results to differ materially from those discussed in the forward-looking statements include: completion of the transactions described herein; competition and consolidation within the gaming industry; legalization of gambling in jurisdictions from which the Company draws significant numbers of patrons; changes in labor, equipment and capital costs; the ability to obtain necessary regulatory approvals; changes in regulations affecting the gaming industry; general business and economic conditions; and other factors described from time to time in the Company's reports filed with the Commission.

    None of the Company, Harrah's or any of their respective agents, employees or advisors intend or have any duty or obligation to supplement, amend, update or revise any of the forward-looking statements contained or incorporated by reference in this Proxy Statement. Neither the Company nor Harrah's independent auditors have examined or compiled such statements or applied any procedures with respect to such statements. Accordingly, such auditors have not expressed any opinion or other form of assurance with respect to such statements.

                             LIST OF DEFINED TERMS

DEFINED TERM                                                                                               PAGE NO.
--------------------------------------------------------------------------------------------------------  -----------
Acquisition Proposal....................................................................................          32
Adjusted Enterprise Value...............................................................................          17
Alternative Transaction.................................................................................          32
Atlantic City Showboat..................................................................................          10
Banks...................................................................................................          25
Board of Directors......................................................................................          10
Bonus...................................................................................................          24
BTNYC...................................................................................................          41
BT Wolfensohn...........................................................................................          14
CCCC....................................................................................................          50
City Board..............................................................................................          42
Closing Date............................................................................................          28
Code....................................................................................................          25
Commission..............................................................................................           8
Common Stock............................................................................................           7
Company.................................................................................................           3
Comparable Acquisitions.................................................................................          19
Consulting Agreement....................................................................................          23
Debentures..............................................................................................           9
DLJ.....................................................................................................           6
DLJ Opinion.............................................................................................          16
DOJ.....................................................................................................          26
East Chicago Showboat...................................................................................          10
EBIT....................................................................................................          18
EBITDA..................................................................................................          18
Effective Time..........................................................................................          21
Employee................................................................................................          22
Employees...............................................................................................          22
Exchange Act............................................................................................          32
Exchange Agent..........................................................................................          28
Fidelity................................................................................................          41
First Mortgage Bonds....................................................................................          25
FTC.....................................................................................................          26
Gaming Affiliate........................................................................................          45
Governmental Approvals..................................................................................          33
Harrah's................................................................................................          10
Harrah's Material Adverse Effect........................................................................          35
Harrah's Operating......................................................................................          24
Harrah's Representation Bringdown Condition.............................................................          35
Houssels Employment Agreement...........................................................................          21
Houssels Consulting Agreement...........................................................................          23
HSR Act.................................................................................................          26
Implied Enterprise Value................................................................................          17
Indiana Commission......................................................................................          46
Las Vegas Showboat......................................................................................          10
Licensees...............................................................................................          46
Longleaf................................................................................................          41
LTM.....................................................................................................          18
Merger..................................................................................................          10
Merger Agreement........................................................................................          10
Merger Consideration....................................................................................          15
Nasky Consulting Agreement..............................................................................          23

DEFINED TERM                                                                                               PAGE NO.
--------------------------------------------------------------------------------------------------------  -----------
Nevada Act..............................................................................................          40
Nevada Board............................................................................................          42
Nevada Commission.......................................................................................          42
Nevada Gaming Authorities...............................................................................          42
New Jersey Act..........................................................................................          42
New Jersey Commission...................................................................................          42
Notice..................................................................................................          10
NRS.....................................................................................................          11
NSWCCA..................................................................................................          46
NSW Casino Act..........................................................................................          46
NYSE....................................................................................................           7
Option..................................................................................................          21
Options.................................................................................................          21
Option Settlement Amount................................................................................          29
PBL.....................................................................................................          13
Public Comparables......................................................................................          18
Record Date.............................................................................................          11
Registered Corporation..................................................................................          42
Required Funding........................................................................................          24
Rockingham..............................................................................................          18
SAR.....................................................................................................          21
SARs....................................................................................................          21
SAR Plan................................................................................................          21
SAR Settlement Amount...................................................................................          29
SBOC....................................................................................................          42
Second Century..........................................................................................          49
Senior Subordinated Notes...............................................................................          25
SERP....................................................................................................          24
Severance Agreements....................................................................................          21
SHCH....................................................................................................          13
Shelf Approval..........................................................................................          45
Showboat Material Adverse Effect........................................................................          36
Showboat Representation Bringdown Condition.............................................................          36
Showboat Rights Plan....................................................................................          30
SMCP....................................................................................................           9
SMP.....................................................................................................          48
Southeastern............................................................................................          41
Special Meeting.........................................................................................          10
SSP.....................................................................................................           9
Star City...............................................................................................          10
Stockholder.............................................................................................          38
Stockholders............................................................................................          38
Stockholder Support Agreement...........................................................................          30
Stockholder Support Agreements..........................................................................          30
Sub.....................................................................................................           4
Superior Proposal.......................................................................................          32
Surviving Corporation...................................................................................          28
Sydney Harbour Casino...................................................................................          24
Third Party.............................................................................................          32
WGM.....................................................................................................          14

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                         DATED AS OF DECEMBER 18, 1997

                                     AMONG

                         HARRAH'S ENTERTAINMENT, INC.,

                             HEI ACQUISITION CORP.

                                      AND

                                 SHOWBOAT, INC.

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                            ---------
                                                                                                                  A-1
ARTICLE I.  THE MERGER....................................................................................

    Section 1.1.      The Merger..........................................................................        A-1
    Section 1.2.      Effective Time of the Merger........................................................        A-1
    Section 1.3.      Closing.............................................................................        A-1
    Section 1.4.      Effect of the Merger................................................................        A-1
    Section 1.5.      Articles of Incorporation and Bylaws of the Surviving Corporation...................        A-2
    Section 1.6.      Directors and Officers of the Surviving Corporation.................................        A-2

                                                                                                                  A-2
ARTICLE II.  EFFECT OF THE MERGER ON SECURITIES OF THE CONSTITUENT CORPORATIONS...........................

    Section 2.1.      Conversion of Securities............................................................        A-2
    Section 2.2.      Payment for Shares of Showboat Common Stock.........................................        A-2
    Section 2.3.      Showboat Option Plans; SARs.........................................................        A-3

                                                                                                                  A-4
ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF SHOWBOAT..................................................

    Section 3.1.      Organization of Showboat and its Subsidiaries.......................................        A-4
    Section 3.2.      Capitalization......................................................................        A-5
    Section 3.3.      Authority; No Conflict; Required Filings and Consents...............................        A-6
    Section 3.4.      Public Filings; Financial Statements................................................        A-7
    Section 3.5.      No Undisclosed Liabilities..........................................................        A-8
    Section 3.6.      Absence of Certain Changes or Events................................................        A-8
    Section 3.7.      Taxes...............................................................................        A-9
    Section 3.8.      Real Property.......................................................................       A-10
    Section 3.9.      Title to Personal Property; Liens...................................................       A-12
    Section 3.10.     Intellectual Property...............................................................       A-12
    Section 3.11.     Agreements, Contracts and Commitments...............................................       A-12
    Section 3.12.     Litigation..........................................................................       A-13
    Section 3.13.     Environmental Matters...............................................................       A-13
    Section 3.14.     Employee Benefit Plans..............................................................       A-14
    Section 3.15.     Compliance..........................................................................       A-16
    Section 3.16.     Proxy Statement.....................................................................       A-17
    Section 3.17.     Labor Matters.......................................................................       A-18
    Section 3.18.     Insurance...........................................................................       A-18
    Section 3.19.     Opinion of Financial Advisor........................................................       A-18
    Section 3.20.     No Existing Discussions.............................................................       A-18
    Section 3.21.     Showboat Rights Plan; Nevada Takeover Statute.......................................       A-18
    Section 3.22.     Brokers.............................................................................       A-18
    Section 3.23.     Transactions With Affiliates........................................................       A-18

                                                                                                                 A-19
ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF HARRAH'S AND MERGER SUB....................................

    Section 4.1.      Organization........................................................................       A-19
    Section 4.2.      Authority; No Conflict; Required Filings and Consents...............................       A-19

                                                                                                              PAGE
                                                                                                            ---------
    Section 4.3.      Proxy Statement.....................................................................       A-20
    Section 4.4.      Brokers.............................................................................       A-20
    Section 4.5.      Financing...........................................................................       A-20
    Section 4.6.      Compliance with Gaming Laws.........................................................       A-20

                                                                                                                 A-22
ARTICLE V.  COVENANTS.....................................................................................

    Section 5.1.      Conduct of Business of Showboat.....................................................       A-22
    Section 5.2.      Cooperation; Notice; Cure...........................................................       A-24
    Section 5.3.      No Solicitation.....................................................................       A-24
    Section 5.4.      Proxy Statement.....................................................................       A-25
    Section 5.5.      Special Meeting.....................................................................       A-26
    Section 5.6.      Access to Information...............................................................       A-26
    Section 5.7.      Governmental Approvals..............................................................       A-26
    Section 5.8.      Publicity...........................................................................       A-27
    Section 5.9.      Indemnification.....................................................................       A-27
    Section 5.10.     Stockholder Litigation..............................................................       A-28
    Section 5.11.     Employment Arrangements.............................................................       A-28
    Section 5.12.     Further Assurances and Actions......................................................       A-28
    Section 5.13.     Employee Benefits...................................................................       A-28
    Section 5.14.     Use of Showboat Name................................................................       A-29

                                                                                                                 A-29
ARTICLE VI.  CONDITIONS TO MERGER.........................................................................

    Section 6.1.      Conditions to Each Party's Obligation to Effect the Merger..........................       A-29
    Section 6.2.      Additional Conditions to Obligations of Showboat....................................       A-30
    Section 6.3.      Additional Conditions to Obligations of Harrah's....................................       A-30

                                                                                                                 A-31
ARTICLE VII.  TERMINATION AND AMENDMENT...................................................................

    Section 7.1.      Termination.........................................................................       A-31
    Section 7.2.      Effect of Termination...............................................................       A-32
    Section 7.3.      Fees and Expenses...................................................................       A-32
    Section 7.4.      Amendment...........................................................................       A-33
    Section 7.5.      Extension; Waiver...................................................................       A-33

                                                                                                                 A-33
ARTICLE VIII.  MISCELLANEOUS..............................................................................

    Section 8.1.      Nonsurvival of Representations, Warranties and Agreements...........................       A-33
    Section 8.2.      Notices.............................................................................       A-33
    Section 8.3.      Interpretation......................................................................       A-33
    Section 8.4.      Counterparts........................................................................       A-34
    Section 8.5.      Entire Agreement; No Third Party Beneficiaries......................................       A-34
    Section 8.6.      Governing Law.......................................................................       A-34
    Section 8.7.      Assignment..........................................................................       A-34

EXHIBITS

    Exhibit A  Form of Stockholder Support Agreement

                             TABLE OF DEFINED TERMS

                                                                                                 CROSS REFERENCE
TERMS                                                                                             IN AGREEMENT
---------------------------------------------------------------------------------------------  -------------------
Acquisition Proposal.........................................................................  Section 5.3(a)
Agreement....................................................................................  Preamble
Alternative Transaction......................................................................  Section 5.3(c)
best knowledge...............................................................................  Section 3.2(c)
Benefit Arrangement..........................................................................  Section 3.14(a)
Articles of Merger...........................................................................  Section 1.2
Closing......................................................................................  Section 1.3
Closing Date.................................................................................  Section 1.3
Code.........................................................................................  Section 3.7(a)
Confidentiality Agreements...................................................................  Section 5.3(a)
Effective Time...............................................................................  Section 1.2
Employee Plans...............................................................................  Section 3.14(a)
Environmental Condition......................................................................  Section 3.13
Environmental Laws...........................................................................  Section 3.13
Environmental Liabilities and Costs..........................................................  Section 3.13
ERISA........................................................................................  Section 3.14(a)
ERISA Affiliate..............................................................................  Section 3.14(a)
Exchange Act.................................................................................  Section 2.3
Exchange Agent...............................................................................  Section 2.2(a)
Foreign Jurisdiction.........................................................................  Section 3.3(c)
Foreign Plan.................................................................................  Section 3.14(a)
Foreign Subsidiary...........................................................................  Section 3.14(a)
Form 31......................................................................................  Section 3.11(e)
GAAP.........................................................................................  Section 3.4(c)
Governmental Approvals.......................................................................  Section 5.7(a)
Governmental Entity..........................................................................  Section 3.3(c)
Harrah's.....................................................................................  Preamble
Harrah's Disclosure Schedule.................................................................  Article IV
Harrah's Gaming Laws.........................................................................  Section 4.6(b)
Harrah's Permits.............................................................................  Section 4.6(c)
HSR Act......................................................................................  Section 3.3(c)
Indebtedness.................................................................................  Section 3.11(a)
Indemnified Parties..........................................................................  Section 5.9(a)
IRS..........................................................................................  Section 3.7(d)
Merger Sub...................................................................................  Preamble
Merger.......................................................................................  Section 1.1
Merger Consideration.........................................................................  Section 2.1(a)
Multiemployer Plan...........................................................................  Section 3.14(a)
Nonqualified Plans...........................................................................  Section 3.14(c)
Notifying Party..............................................................................  Section 5.7(a)
NRS..........................................................................................  Section 1.1
Option Settlement Amount.....................................................................  Section 2.3
Options......................................................................................  Section 2.3
Pension Plan.................................................................................  Section 3.14(a)
Proxy Statement..............................................................................  Section 3.16
Reporting Subsidiaries.......................................................................  Section 3.4(a)
SARs.........................................................................................  Section 2.3

                                                                                                 CROSS REFERENCE
TERMS                                                                                             IN AGREEMENT
---------------------------------------------------------------------------------------------  -------------------
SAR Settlement Amount........................................................................  Section 2.3
Securities Act...............................................................................  Section 3.4(a)
Showboat.....................................................................................  Preamble
Showboat Balance Sheet.......................................................................  Section 3.4(c)
Showboat Common Stock........................................................................  Section 2.1(a)
Showboat Disclosure Schedule.................................................................  Article III
Showboat Gaming Laws.........................................................................  Section 3.15(b)
Showboat Leased Property.....................................................................  Section 3.8(a)
Showboat Material Adverse Effect.............................................................  Section 3.1
Showboat Material Contracts..................................................................  Section 3.11(a)
Showboat Owned Property......................................................................  Section 3.8(a)
Showboat Permits.............................................................................  Section 3.15(a)
Showboat Preferred Stock.....................................................................  Section 3.2(a)
Showboat Rights Plan.........................................................................  Section 3.2(b)
Showboat SEC Reports.........................................................................  Section 3.4(a)
Showboat Stock Appreciation Rights Plan......................................................  Section 2.3
Showboat Stock Option Plans..................................................................  Section 2.3
Showboat Stock Plans.........................................................................  Section 3.2(a)
Special Meeting..............................................................................  Section 3.16
SEC..........................................................................................  Section 3.3(c)
Stockholder Support Agreements...............................................................  Preamble
Subsidiary...................................................................................  Section 3.1
Superior Proposal............................................................................  Section 5.3(a)
Surviving Corporation........................................................................  Section 1.1
Sydney Harbour...............................................................................  Section 3.2(c)
Sydney Harbour Management Agreement..........................................................  Section 3.11(e)
Sydney Harbour Material Contract.............................................................  Section 3.11(c)
Sydney Harbour Reports.......................................................................  Section 3.4(b)
Tax Return...................................................................................  Section 3.7(d)
Taxes........................................................................................  Section 3.7(d)
Third Party..................................................................................  Section 5.3(a)
Voting Debt..................................................................................  Section 3.2(b)
Waterfront...................................................................................  Section 3.5
Welfare Plan.................................................................................  Section 3.14(a)

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of December 18, 1997, by and among HARRAH'S ENTERTAINMENT, INC., a Delaware corporation ("Harrah's"), HEI ACQUISITION CORP., a Nevada corporation and an indirect wholly-owned subsidiary of Harrah's ("Merger Sub"), and SHOWBOAT, INC., a Nevada corporation ("Showboat").

    WHEREAS, the Board of Directors of Showboat has determined that the merger of Merger Sub with and into Showboat, upon the terms and subject to the conditions set forth in this Agreement (the "Merger"), is fair to, and in the best interest of, Showboat and its stockholders;

    WHEREAS, the Boards of Directors of Harrah's and Merger Sub have determined that the Merger is in the best interests of Harrah's and Merger Sub and their respective stockholders;

    WHEREAS, the Boards of Directors of Harrah's, Merger Sub and Showboat have each approved and adopted this agreement and approved the Merger and the other transactions contemplated hereby;

    WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to each of Harrah's' and Merger Sub's willingness to enter into this Agreement, certain stockholders of Showboat have entered into Stockholder Support Agreements with Harrah's dated as of the date of this Agreement in the form attached hereto as Exhibit A (the "Stockholder Support Agreements"), pursuant to which such stockholders have agreed, among other things, to vote all voting securities of Showboat beneficially owned by them in favor of approval and adoption of the Agreement and the Merger;

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE I.
                                   THE MERGER

    Section 1.1. THE MERGER. Upon the terms and subject to the provisions of this Agreement and in accordance with Chapter 92A of the Nevada Revised Statutes (the "NRS"), at the Effective Time (as defined in Section 1.2), Merger Sub shall be merged with and into Showboat (the "Merger"). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Showboat shall continue as the surviving corporation (the "Surviving Corporation").

    Section 1.2. EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement (including Section 7.1 hereof), articles of merger with respect to the Merger in such form as is required by NRS Section 92A.200 (the "Articles of Merger") shall be duly prepared, executed and acknowledged and thereafter delivered to the Secretary of State of the State of Nevada for filing, as provided in the NRS, as early as practicable on the Closing Date (as defined in Section 1.3). The Merger shall become effective at the later of the time of filing of the Articles of Merger or at such time as is specified in the Articles of Merger (the "Effective Time").

    Section 1.3. CLOSING. The closing of the Merger (the "Closing") will take place at such time and place to be agreed upon by the parties hereto, on a date to be specified by Harrah's and Showboat, which shall be no later than the third business day after satisfaction or, if permissible, waiver of the conditions set forth in Article VI (the "Closing Date"), unless another date is agreed to by Harrah's and Showboat.

    Section 1.4. EFFECT OF THE MERGER. Upon becoming effective, the Merger shall have the effects set forth in the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of Merger Sub and Showboat shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and Showboat shall become the debts, liabilities and duties of the Surviving Corporation.

    Section 1.5. ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION. At the Effective Time, the Articles of Incorporation and Bylaws of the Surviving Corporation shall be amended to be identical to the Articles of Incorporation and Bylaws, respectively, of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation shall be "Showboat, Inc."), in each case until duly amended in accordance with applicable law.

    Section 1.6. DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

                                  ARTICLE II.
                       EFFECT OF THE MERGER ON SECURITIES
                        OF THE CONSTITUENT CORPORATIONS

    Section 2.1. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or the holders of any of the following:

        (a) SHOWBOAT COMMON STOCK. Each share of Showboat Common Stock, par value $1.00 per share, of Showboat ("Showboat Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive, without interest, $30.75 in cash (the "Merger Consideration"). Payment of Merger Consideration shall be made in the manner described in Section 2.2. All shares of Showboat Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any ownership or other rights with respect thereto, except the right to receive the Merger Consideration for such shares upon the surrender of such certificate in accordance with Section 2.2.

        (b) CANCELLATION OF TREASURY STOCK AND HARRAH'S-OWNED STOCK. All shares of Showboat Common Stock that are owned by Showboat as treasury stock and any shares of Showboat Common Stock owned by Harrah's or any wholly-owned Subsidiary (as defined in Section 3.1) of Harrah's shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

        (c) CAPITAL STOCK OF MERGER SUB. Each issued and outstanding share of the common stock, par value $.01 per share, of Merger Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $.01 per share, of the Surviving Corporation.

        (d) SHOWBOAT DEBT SECURITIES. All notes and other debt instruments of Showboat that are outstanding at the Effective Time shall continue to be outstanding subsequent to the Effective Time as debt instruments of the Surviving Corporation, subject to their respective terms and provisions.

    Section 2.2. PAYMENT FOR SHARES OF SHOWBOAT COMMON STOCK. (a) Prior to the Effective Time, Harrah's shall appoint a bank or trust company reasonably satisfactory to Showboat to act as exchange agent for the purpose of paying the Merger Consideration (the "Exchange Agent"). Immediately prior to the Effective Time, Harrah's shall deposit or cause to be deposited with the Exchange Agent, for the benefit of the holders of Showboat Common Stock, cash in an aggregate amount sufficient to pay the aggregate Merger Consideration. Not later than five business days after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each person who was, immediately prior to the Effective Time, a holder of record of issued and outstanding shares of Showboat Common Stock, a form of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any of such shares in exchange for payment of the Merger Consideration. The Exchange Agent's transmittal letter shall specify that delivery shall be effected and risk of loss and title to the certificates shall pass only upon proper delivery of the certificates to the Exchange Agent. Upon surrender to the Exchange Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and subject to
Section 2.2(b), the Surviving Corporation shall promptly cause to be paid to each person entitled thereto cash in an amount equal to the product of (x) the number of shares of Showboat Common Stock represented by such certificates and
(y) the Merger Consideration. Until surrendered in accordance with the provisions of this Section 2.2(a), each certificate shall represent for all purposes only the right to receive the Merger Consideration, without any interest thereon.

    (b) The Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Showboat Common Stock such amounts as the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code (as defined in Section 3.7(a)), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Showboat Common Stock in respect of which deduction and withholding was made by the Surviving Corporation or the Exchange Agent.

    (c) Promptly following the first anniversary of the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, certificates and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a certificate formerly representing a share of Showboat Common Stock may surrender such certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the aggregate Merger Consideration relating thereto, without any interest or dividends thereon. None of Harrah's, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Showboat Common Stock for any cash constituting the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    Section 2.3. SHOWBOAT OPTION PLANS; SARS. At the Effective Time, each unexpired and unexercised outstanding option, whether or not then vested or exercisable in accordance with its terms, to purchase shares of Showboat Common Stock ("Options") previously granted by Showboat or its Subsidiaries under Showboat's 1989 Long Term Incentive Plan, 1994 Long Term Incentive Plan, 1992 Employee Stock Option Plan and 1989 Board of Directors' Stock Option Plan as amended and restated on January 30, 1996 (collectively, the "Showboat Stock Option Plans") will become exercisable in full and each holder of an Option shall be entitled to receive from Showboat (or the Surviving Corporation) in cancellation thereof a payment (subject to applicable income tax withholding and employer taxes) in an amount equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Option, multiplied by the number of shares of Showboat Common Stock subject to such Option (the "Option Settlement Amount"). The Option Settlement Amount shall be paid in cash at the Effective Time. At the Effective Time, each then outstanding stock appreciation right granted by Showboat under its 1996 Stock Appreciation Rights Plan (the "Showboat Stock Appreciation Rights Plan"), whether or not then vested or exercisable in accordance with its terms (collectively, "SARs"), shall become exercisable in full and each holder of a SAR shall be entitled to receive from Showboat (or the Surviving Corporation) in cancellation thereof a payment of an amount in cash equal to the excess, if any, of the Merger Consideration over the exercise price of such SAR multiplied by the number of shares of Showboat Common Stock subject to such SAR, subject to any withholding of taxes and any reduction in the Rights Payments (as defined in the Showboat Stock Appreciation Rights
Plan) pursuant to the terms of Section IV of the Stock Appreciation Rights Plan (the "SAR Settlement Amount"). The SAR Settlement Amount shall be paid in cash at the

Effective Time. From and after the Effective Time, all Options and SARs shall represent only the right of the holders of such Options or SARs to receive payment of the Option Settlement Amount or SAR Settlement Amount, as the case may be, upon the surrender thereof. The surrender of an Option or a SAR shall be deemed a release of any and all rights the holder had or may have in respect of such Option or SAR. Notwithstanding the foregoing, with respect to any person subject to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), any amount of the Option Settlement Amount or the SAR Settlement Amount, as the case may be, shall be paid as soon as practicable after the first date payment can be made without liability to such person under
Section 16(b) of the Exchange Act. All agreements, plans, programs or arrangements of Showboat and its Subsidiaries that provide for the issuance or grant of Options or any other interest in respect of the capital stock of Showboat or capital stock of or other ownership interest in any of its Subsidiaries shall terminate as of the Effective Time. Showboat shall take all permitted actions necessary to ensure that, following the Effective Time, no participant in any agreement, plan, program or arrangement of Showboat shall have any right thereunder to acquire equity securities or other ownership interests of Showboat, the Surviving Corporation or any Subsidiary thereof and to terminate all such plans.

                                  ARTICLE III.
                   REPRESENTATIONS AND WARRANTIES OF SHOWBOAT

    Showboat represents and warrants to Harrah's and Merger Sub that the statements contained in this Article III are true and correct except as set forth herein and in the disclosure schedule delivered by Showboat to Harrah's and Merger Sub on or before the date of this Agreement (the "Showboat Disclosure Schedule"). The Showboat Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III and the disclosure in any paragraph shall qualify other paragraphs in this
Article III only to the extent that it is reasonable from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

    Section 3.1. ORGANIZATION OF SHOWBOAT AND ITS SUBSIDIARIES. Each of Showboat and its Subsidiaries (as defined below) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership or limited liability company power and authority to carry on its business as now being conducted and as proposed to be conducted. Each of Showboat and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a material adverse effect on the business, properties, condition (financial or otherwise), results of operations or prospects of Showboat and its Subsidiaries, taken as a whole, or any of the three separate businesses operated as the Atlantic City Showboat, the East Chicago Showboat and the Sydney Harbour Casino (a "Showboat Material Adverse Effect"). Showboat has delivered to Harrah's a true and correct copy of the Articles of Incorporation and Bylaws of Showboat, in each case as amended to the date of this Agreement. Assuming compliance by Harrah's with all Showboat Gaming Laws (as defined in Section 3.15(b)) (including obtaining all necessary consents and approvals), the respective organizational documents of Showboat's Subsidiaries do not contain any provision that would limit or otherwise restrict the ability of Harrah's, following the Effective Time, from owning or operating such Subsidiaries on the same basis as Showboat. Except as set forth in Showboat SEC Reports (as defined in Section 3.4) filed prior to the date hereof or as disclosed in Section 3.1 of the Showboat Disclosure Schedule, neither Showboat nor any of its Subsidiaries directly or indirectly owns (other than ownership interests in Showboat or in one or more of its Subsidiaries) any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or (ii) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries. Without limiting the generality of the foregoing, the partnership between Showboat Australia Pty Ltd. and Leighton Properties Pty Ltd. shall be considered a "Subsidiary" of Showboat for all purposes of this Agreement.

    Section 3.2.  CAPITALIZATION.

    (a) The authorized capital stock of Showboat consists of 50,000,000 shares of Showboat Common Stock and 1,000,000 shares of preferred stock, $1.00 par value per share ("Showboat Preferred Stock"). As of the date hereof, (i) 16,228,620 shares of Showboat Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 137,070 shares of Showboat Common Stock were held in the treasury of Showboat or by Subsidiaries of Showboat, and (iii) no shares of Showboat Preferred Stock are issued and outstanding. Section 3.2(a) of the Showboat Disclosure Schedule sets forth the number of shares of Showboat Common Stock reserved for issuance upon exercise of Options granted and outstanding as of the date hereof and the Showboat Stock Option Plans and shares reserved for issuance in connection with Showboat's employee stock purchase plans (the "Showboat Stock Purchase Plans," and together with the Showboat Stock Option Plans, the "Showboat Stock Plans"). Section 3.2(a) of the Showboat Disclosure Schedule also sets forth, for each Showboat Stock Option Plan, the dates on which Options under such plan were granted, the number of Options granted on each such date and the exercise price thereof. Since September 30, 1997, Showboat has not made any grants under any of the Showboat Stock Plans. As of the date of this Agreement, Showboat has not granted any SARs or any other contractual rights the value of which is derived from the financial performance of Showboat or the value of shares of Showboat Common Stock, except for 640,000 SARs granted to employees of Showboat at an exercise price of $24.58, prior to the date of this Agreement pursuant to the Showboat Stock Appreciation Rights Plan. Except as disclosed in Section 3.2(a) of the Showboat Disclosure Schedule, there are no obligations, contingent or otherwise, of Showboat or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Showboat Common Stock or the capital stock or ownership interests of any Subsidiary or to provide funds to or make any material investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations or indebtedness for borrowed money of Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock (including shares which may be issued upon exercise of outstanding options) or other ownership interests of each of Showboat's Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in Section
3.2 of the Showboat Disclosure Schedule, all such shares and ownership interests are owned by Showboat or another Subsidiary of Showboat free and clear of all security interests, liens, claims, pledges, agreements, limitations on Showboat's voting rights, charges or other encumbrances or restrictions on transfer of any nature.

    (b) There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) ("Voting Debt") of Showboat or any of its Subsidiaries issued and outstanding. Except as set forth in this Section 3.2(b) or as reserved for future grants of options or restricted stock under the Showboat Stock Plans and except for the preferred stock purchase rights issued and issuable under the Rights Agreement dated October 5, 1995, between Showboat and American Stock Transfer and Trust Company (the "Showboat Rights Plan"), (i) there are no shares of capital stock of any class of Showboat, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding; (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which Showboat or any of its Subsidiaries is a party or by which it is bound obligating Showboat or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other ownership interests (including Voting Debt) of Showboat or any of its Subsidiaries or obligating Showboat or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement; and (iii) there are no voting trusts, proxies or other voting agreements or understandings with respect to the shares of capital stock of Showboat. All shares of Showboat Common Stock subject to issuance as specified in this Section 3.2(b) are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable.

    (c) To the best knowledge of Showboat, the capitalization of Sydney Harbour Casino Holdings Limited ("Sydney Harbour") is accurately described in the Showboat SEC Reports (as defined in Section 3.4(a)) or the Sydney Harbour Reports (as defined in Section 3.4(b)). As used in this Agreement, "best knowledge" means, with respect to Showboat or Harrah's, as the case may be, the actual knowledge (without inquiry) of such entity's executive officers (including, for the purposes of Section 3.7, Showboat's Vice President of Taxes). All of the outstanding shares of capital stock (including shares which may be issued upon exercise of outstanding options) or other ownership interests held by Showboat or any of its Subsidiaries in Sydney Harbour are (or, in the case of options, the shares subject to such options will be) duly authorized, validly issued, fully paid, and nonassessable and, except as disclosed in
Schedule 3.2(c) of the Showboat Disclosure Schedule, all such shares and ownership interests are owned by Showboat or a Subsidiary of Showboat free and clear of all security interests, liens, claims, pledges, agreements, limitations on Showboat's or its Subsidiary's voting rights, charges or other encumbrances or restrictions on transfer of any nature.

    Section 3.3.  AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

    (a) Showboat has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Showboat have been duly authorized by all necessary corporate action on the part of Showboat, subject only to the approval and adoption of this Agreement and the Merger by two-thirds of Showboat's stockholders. This Agreement has been duly executed and delivered by Showboat and constitutes the valid and binding obligations of Showboat, enforceable against it in accordance with their terms.

    (b) Other than as disclosed in Section 3.3(b) of the Showboat Disclosure Schedule, the execution and delivery of this Agreement by Showboat does not, and the consummation of the transactions contemplated by this Agreement will not,
(i) conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation or Bylaws of Showboat or the comparable charter or organizational documents of any of its Subsidiaries, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Showboat or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or
(iii) subject to the governmental filings and other matters referred to in
Section 3.3(c), conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Showboat or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which (x) are not, individually or in the aggregate, reasonably likely to have a Showboat Material Adverse Effect or (y) would not impair or delay the consummation of the Merger.

    (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission, gaming authority or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to Showboat or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act") and any similar statute, rule or regulation of any foreign country, state, province, territory or city (each, a "Foreign Jurisdiction"), (ii) the filing of the Articles of Merger with respect to the Merger with the Secretary of State of the State of Nevada, (iii) the filing of the Proxy Statement (as defined in Section 3.16 below) with the Securities and Exchange Commission (the "SEC") in accordance with the Exchange Act, (iv) any approvals and filing of notices required under the Showboat Gaming Laws (as defined in Section 3.15(b)), (v) such consents, approvals, orders, authorizations, permits, filings or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages, (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any Foreign Jurisdiction, (vii) the approvals required from the Australian Securities Commission (with respect to compliance with the Australian Corporations Law) and the Australian Foreign Investment Review Board, (viii) such immaterial filings and consents as may be required under any environmental health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, and
(ix) such other filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any jurisdiction in which Showboat or any of its Subsidiaries conducts any business or owns any assets the failure of which to obtain would not have a Showboat Material Adverse Effect.

    Section 3.4.  PUBLIC FILINGS; FINANCIAL STATEMENTS.

    (a) Showboat and its Subsidiaries that are required to file forms, reports or other documents with the SEC (the "Reporting Subsidiaries") have filed and made available to Harrah's all forms, reports and documents required to be filed by Showboat and the Reporting Subsidiaries with the SEC since January 1, 1995 (collectively, the "Showboat SEC Reports"). The Showboat SEC Reports (including any financial statements filed as a part thereof or incorporated by reference therein) (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as the case may be, and (ii) did not, at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Showboat SEC Reports or necessary in order to make the statements in such Showboat SEC Reports, in the light of the circumstances under which they were made, not misleading. Other than Showboat Marina Casino Partnership and Showboat Marina Finance Corporation, none of Showboat's Subsidiaries is a Reporting Subsidiary.

    (b) To the best knowledge of Showboat, the forms, reports, and documents required to be filed by Sydney Harbour with the Australian Securities Commission since June 1, 1995 (collectively, the "Sydney Harbour Reports"), when taken together with the Showboat SEC Reports, did not, at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Sydney Harbour Reports and the Showboat SEC Reports or necessary in order to make the statements in such Sydney Harbour Reports and Showboat SEC Reports, in the light of the circumstances in which they were made, not misleading. Except as disclosed in Section 3.4(b) of the Showboat Disclosure Schedule and to the best knowledge of Showboat, since the end of the most recent fiscal year of Sydney Harbour for which audited financial statements have been filed in a Sydney Harbour Report, there has not been any event, development, state or affairs or condition, or series or combination of events, developments, states of affairs or conditions, which, individually or in the aggregate, has had or is reasonably likely to have a Showboat Material Adverse Effect.

    (c) Each of the consolidated financial statements (including, in each case, any related notes) of Showboat contained in the Showboat SEC Reports complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of Showboat and its consolidated Subsidiaries as of the dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which, with respect to interim periods since December 31, 1996, were not or are not expected to be material in amount. The audited balance sheet of Showboat as of December 31, 1996 is referred to herein as the "Showboat Balance Sheet."

    Section 3.5. NO UNDISCLOSED LIABILITIES. Except as disclosed in the Showboat SEC Reports and the Sydney Harbour Reports filed prior to the date hereof or in Section 3.5 of the Showboat Disclosure Schedule, and except for liabilities and obligations incurred since December 31, 1996 in the ordinary course of business consistent with past practices, Showboat and its consolidated Subsidiaries (and, to the best knowledge of Showboat, Sydney Harbour) do not have any indebtedness, obligations or liabilities of any kind, whether accrued, contingent or otherwise (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which would be reasonably likely to have a Showboat Material Adverse Effect. Without limiting the generality of the foregoing, as of the date of this Agreement (a) Waterfront Entertainment & Development, Inc. ("Waterfront") has not incurred any expense relating to Showboat Mardi Gras Casino which is material to Showboat Marina Partnership that has not been reimbursed which would entitle Waterfront to receive preferential distributions from Showboat Marina Partnership, and (b) except as disclosed in Section 3.5 of the Showboat Disclosure Schedule, Showboat Marina Partnership has no liabilities, obligations or commitments to any Governmental Entity arising out of or relating to the involvement of Showboat Marina Partnership with the Showboat Mardi Gras Casino which are material to Showboat Marina Partnership.

    Section 3.6. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Showboat SEC Reports filed prior to the date hereof or in Section 3.6 of the Showboat Disclosure Schedule, since the date of the Showboat Balance Sheet, Showboat and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been (i) any event, development, state of affairs or condition, or series or combination of events, developments, states of affairs or conditions, which, individually or in the aggregate, has had or is reasonably likely to have a Showboat Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to Showboat or any of its Subsidiaries which is reasonably likely to have a Showboat Material Adverse Effect; (iii) any material change by Showboat in its accounting methods, principles or practices of which Harrah's has not previously been informed; (iv) any revaluation by Showboat of any of its assets which is reasonably likely to have a Showboat Material Adverse Effect; (v) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the equity interests of Showboat or of any of its Subsidiaries, other than dividends paid by wholly owned Subsidiaries or the $0.025 per share cash dividend on shares of Showboat Common Stock declared on November 20, 1997 and payable on January 9, 1998, or any redemption, purchase or other acquisition by Showboat or any of its Subsidiaries of any securities of Showboat or any of its Subsidiaries; (vi) any split, combination or reclassification of any of Showboat's capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, shares of Showboat's capital stock; (vii) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of Showboat or any Subsidiary other than increases which would not be material, individually or in the aggregate, with respect to such officers or employees receiving such benefit or compensation (based on a comparison to benefits and compensation received in the year ended December 31, 1996); (viii) any entry into, renewal, modification or extension of, any material contract, arrangement or agreement with any other party except for contracts, arrangements or agreements in the ordinary course of business or as contemplated by this Agreement; or (ix) any settlement of pending or threatened litigation involving Showboat or any of its Subsidiaries (whether brought by a private party or a

Governmental Entity) other than any settlement which is not likely to have a Showboat Material Adverse Effect.

    Section 3.7.  TAXES.

    (a) Except as set forth in Section 3.7(a) of the Showboat Disclosure
Schedule:

        (i) Each of Showboat and its Subsidiaries (and any affiliated group (within the meaning of Section 1504 of the Internal Revenue Code of 1986, as amended (the "Code"))) of which Showboat or any of its Subsidiaries is now or has been a member) has timely filed with the appropriate taxing authorities all federal, state and local income Tax Returns (as defined in Section 3.7(c)) and all other material Tax Returns required to be filed through the date hereof and will timely file any such returns required to be filed on or prior to the Closing Date. Such Tax Returns are (and, to the extent they will be filed prior to the Effective Time, will be) complete and accurate in all material respects. None of Showboat, its Subsidiaries, nor any affiliated group (within the meaning of Section 1504 of the Code) of which Showboat or its Subsidiaries is now or was a member, has pending any request for an extension of time within which to file federal, state or local income Tax Returns. Showboat has provided to Harrah's and Merger Sub complete and accurate (in all material respects) copies of Showboat's federal and state income Tax Returns for the taxable years ended June 30, 1995, June 30, 1996 and December 31, 1996.

        (ii) All Taxes (as defined in Section 3.7(c)) in respect of periods beginning before the Closing Date have been paid or will be timely paid, or an adequate reserve has been or will be established therefor in accordance with GAAP by each of Showboat and its Subsidiaries subject to such exceptions as are not likely to have a Showboat Material Adverse Effect.

       (iii) Showboat and its Subsidiaries have complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and have, within the time and the manner prescribed by law, withheld and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under applicable laws subject to such exceptions as are not likely to have a Showboat Material Adverse Effect.

        (iv) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any material Taxes or material Tax Returns of any of Showboat or its Subsidiaries subject to such exceptions as are not likely to have a Showboat Material Adverse Effect. Neither Showboat nor any of its Subsidiaries has received a written notice of any such pending audits or proceedings.

        (v) Neither the IRS nor any other taxing authority (whether domestic or foreign) has asserted, or to the best knowledge of Showboat, is threatening to assert, against Showboat or any of its Subsidiaries any material deficiency or material claim for Taxes in excess of the reserves established therefor except as which is not likely to have a Showboat Material Adverse Effect.

    (b) Except as set forth in Section 3.7(b) of Showboat Disclosure Schedule:

        (i) There are no liens for Taxes upon any property or assets of Showboat or any Subsidiary thereof, except for liens for Taxes not yet due and payable and liens for Taxes that are being contested in good faith by appropriate proceedings as set forth in Section 3.7(a) of Showboat Disclosure Schedule and as to which adequate reserves have been established in accordance with generally accepted accounting standards except as which is not likely to have a Showboat Material Adverse Effect.

        (ii) Neither Showboat nor any of its Subsidiaries is or has been a member of an affiliated group of corporations filing a consolidated federal income tax return (or a group of corporations filing a consolidated, combined or unitary income tax return under comparable provisions of state, local or foreign tax law) for any taxable period beginning on or after the taxable period ending June 30, 1992, other than a group the common parent of which is or was Showboat or any Subsidiary of Showboat.

       (iii) Neither Showboat nor any of its Subsidiaries has any obligation under any Tax sharing agreement or similar arrangement with any other person with respect to Taxes of such other person.

        (iv) Neither Showboat nor any of its Subsidiaries has, with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f) of the Code, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Showboat or any of its Subsidiaries;

        (v) To the best knowledge of Showboat no member of the Showboat affiliated group (as defined in Section 1504 of the Code) has recognized any gain in connection with any intercompany transaction that has been deferred for federal, state, local or foreign income tax purposes, except for such gains as have been taken into account on Tax Returns filed prior to the date hereof in accordance with Treas. Reg. Section 1.1502-13 or comparable provisions of state, local or foreign Tax laws except as which is not likely to have a Showboat Material Adverse Effect.

    (c) "TAXES" shall mean any and all taxes, charges, fees, levies, duties, liabilities, impositions or other assessments, including, without limitation, income, gross receipts, profits, excise, real or personal property, environmental, recapture, sales, use, value-added, withholding, social security, retirement, employment, unemployment, occupation, service, license, net worth, payroll, franchise, gains, stamp, transfer and recording taxes, fees and charges, imposed by the Internal Revenue Service ("IRS") or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. For purposes of this Agreement, "Taxes" also includes any obligations under any agreements or arrangements with any other person with respect to Taxes of such other person (including pursuant to Treas. Reg. Section 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any liability for Taxes of any predecessor entity. "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

    Section 3.8.  REAL PROPERTY.

    (a) Section 3.8(a) of the Showboat Disclosure Schedule identifies all real property owned by Showboat and its subsidiaries (the "Showboat Owned Property") and all real property leased or operated by Showboat and its Subsidiaries (the "Showboat Leased Property"). The Showboat Owned Property and the Showboat Leased Property is referred to herein collectively as the "Showboat Real Property."

    (b) Showboat and its Subsidiaries have good and marketable fee simple title to the Showboat Owned Property, and a valid leasehold interest in the Showboat Leased Property, free and clear of any and all liens, encumbrances, restrictions, leases, options to purchase, options to lease, conditions, covenants, assessments, defects, claims or exceptions, except for the exceptions described in the Showboat SEC Reports or on Schedule 3.8(b) of the Showboat Disclosure Schedule and such other liens or exceptions that do not and would not, individually or in the aggregate, materially interfere with the use of the Showboat Real Property as currently used.

    (c) True and correct copies of the documents under which the Showboat Owned Property and Showboat Leased Property is leased or operated (the "Lease Documents") have been delivered or made available for review to Harrah's. The Lease Documents are unmodified and in full force and effect, and there are no other agreements, written or oral, between Showboat or any of its Subsidiaries in the Showboat Owned Property, Showboat Leased Property or otherwise relating to the use and occupancy of the Showboat Owned Property or Showboat Leased Property. None of Showboat, its Subsidiaries or any other party is in material default under the Lease Documents, and, to the best knowledge of Showboat, no defaults (whether or not subsequently cured) by Showboat, its Subsidiaries or any other party have been alleged thereunder. To the best knowledge of Showboat and its Subsidiaries, each landlord named in any of the Lease Documents is not in material default thereunder, and no material defaults (whether or not subsequently cured) by such landlord have been alleged thereunder.

    (d) Except as disclosed in Section 3.8(d) of the Showboat Disclosure Schedule, (i) to the best knowledge of Showboat, no land or property adjacent to the Showboat Real Property is in material violation of any applicable laws, regulations or Restrictions, except for such violations which, individually or in the aggregate, would not be reasonably likely to result in a Showboat Material Adverse Effect; and (ii) there are no material defects in the physical condition of the Showboat Real Property or the improvements located on the Showboat Real Property, except for defects which, individually or in the aggregate, would not be reasonably likely to have a Showboat Material Adverse Effect.

    (e) Except as disclosed in Section 3.8(e) of the Showboat Disclosure Schedule, there is no action, proceeding or litigation pending (or, to the best knowledge of Showboat, overtly contemplated or threatened) (i) to take all or any portion of the Showboat Real Property, or any interest therein, by eminent domain; (ii) to modify the zoning of, or other governmental rules or restrictions applicable to, the Showboat Real Property or the use or development thereof; (iii) for any street widening or changes in highway or traffic lanes or patterns in the immediate vicinity of the Showboat Real Property; or (iv) otherwise relating to the Showboat Real Property or the interests of Showboat and its Subsidiaries therein, or which otherwise would interfere with the use, ownership, improvement, development and/or operation of the Showboat Real Property; in each case except for such actions, proceedings or litigation which, individually or in the aggregate, would not be reasonably expected to have a Showboat Material Adverse Effect.

    (f) Except as disclosed in Section 3.8(f) of the Showboat Disclosure Schedule, no portion of the Showboat Real Property or the roads immediately adjacent to the Showboat Real Property: (i) based on title reports and surveys, is situated in a "Special Flood Hazard Area," as set forth on a Federal Emergency Management Agency Flood Insurance Rate Map or Flood Hazard Boundary Map; (ii) to the best knowledge of Showboat, was the former site of any public or private landfill, dump site, retention basin or settling pond; (iii) to the best knowledge of Showboat, was the former site of any oil or gas drilling operations; or (iv) to the best knowledge of Showboat, was the former site of any experimentation, processing, refining, reprocessing, recovery or manufacturing operation for any petrochemicals.

    (g) The parcels constituting the Showboat Real Property are assessed separately from all other adjacent property for purposes of real property taxes.

    (h) The Showboat Real Property is connected to and serviced by adequate water, sewage disposal, gas and electricity facilities and all material systems (heating, air conditioning, electrical, plumbing and the like) for the basic operation of the Showboat Real Property are operable and in good condition (ordinary wear and tear excepted), except as would not be reasonably expected to have a Showboat Material Adverse Effect.

    (i) There are no material commitments to or agreements with any governmental authority or agency (federal, state or local) affecting the Showboat Real Property which are not listed in Schedule 3.8(i) of the Showboat Disclosure Schedule or described in the Showboat SEC Reports.

    (j) There are no contracts or other obligations outstanding for the sale, exchange, lease or transfer of any of the Showboat Real Property, or any portion of it, or the businesses operated by Showboat or any of its Subsidiaries thereon, except as disclosed on Schedule 3.8(j) of the Showboat Disclosure Schedule and other than contracts and obligations entered into after the date of this Agreement in compliance with Section 5.1.

    Section 3.9. TITLE TO PERSONAL PROPERTY; LIENS. To the best knowledge of Showboat, Showboat and each of its Subsidiaries has sufficiently good and valid title to, or an adequate leasehold interest in, its material tangible personal properties and assets (including all riverboats operated by Showboat and its Subsidiaries) in order to allow it to conduct, and continue to conduct, its business as currently conducted. Such material tangible personal assets and properties are sufficiently free of liens to allow each of Showboat and its Subsidiaries to conduct, and continue to conduct, its business as currently conducted and, to the best knowledge of Showboat, the consummation of the transactions contemplated by this Agreement will not alter or impair such ability in any respect which, individually or in the aggregate, would be reasonably likely to have a Showboat Material Adverse Effect. There are no defects in the physical condition or operability of such material tangible personal assets and properties which would impair the use of such assets and properties as such assets and properties are currently used, except for such defects which, individually or in the aggregate, would not be reasonably likely to have a Showboat Material Adverse Effect.

    Section 3.10 INTELLECTUAL PROPERTY. Section 3.10 of the Showboat Disclosure Schedule lists all (i) trademark and service mark registrations and applications owned by Showboat or any of its Subsidiaries and (ii) trademark, service mark and trade name license agreements to which Showboat or any of its Subsidiaries is a party. Except as disclosed in Section 3.10 of the Showboat Disclosure Schedule, Showboat and its Subsidiaries own or possess adequate and enforceable rights to use all material trademarks, trademark applications, trade names, service marks, trade secrets (including customer lists and customer databases), copyrights, patents, licenses, know-how and other proprietary intellectual property rights as are necessary in connection with the businesses of Showboat and its Subsidiaries as currently conducted without material restrictions or material conditions on use, and, to the best knowledge of Showboat, there is no conflict with the rights of Showboat and its Subsidiaries therein or any conflict by them with the rights of others therein which, individually or in the aggregate would be reasonably likely to have a Showboat Material Adverse Effect.

    Section 3.11  AGREEMENTS, CONTRACTS AND COMMITMENTS.

    (a) Except as disclosed in the Showboat SEC Reports filed prior to the date of this Agreement or as disclosed in Section 3.11(a) of the Showboat Disclosure Schedule, neither Showboat nor any of its Subsidiaries is a party to any oral or written (i) agreement, contract, indenture or other instrument relating to Indebtedness (as defined below) in an amount exceeding $1,000,000, (ii) partnership, joint venture or limited liability or management agreement with any person, (iii) agreement, contract, or other instrument relating to any merger, consolidation, business combination, share exchange, business acquisition, or for the purchase, acquisition, sale or disposition of any assets of Showboat or any of its Subsidiaries outside the ordinary course of business, (iv) other contract, agreement or commitment to be performed after the date hereof which would be a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC), (v) agreement, contract, or other instrument relating to any "strategic alliances" (i.e., cross-marketing, affinity relationships, etc.) or
(vi) contract, agreement or commitment which materially restricts (geographically or otherwise) the conduct of any line of business by Showboat or any of its Subsidiaries or Sydney Harbour (collectively, the "Showboat Material Contracts"). "Indebtedness" means any liability in respect of (A) borrowed money, (B) capitalized lease obligations, (C) the deferred purchase price of property or services (other than trade payables in the ordinary course of business) and (D) guarantees of any of the foregoing incurred by any other person other than Showboat or any of its Subsidiaries.

    (b) Except as disclosed in the Showboat SEC Reports or as disclosed in
Section 3.11(b) of the Showboat Disclosure Schedule, (i) each of the Showboat Material Contracts is valid and binding upon Showboat or any of its Subsidiaries (and, to Showboat's best knowledge, on all other parties thereto) in accordance with its terms and is in full force and effect, (ii) there is no material breach or violation of or default by Showboat or any of its Subsidiaries under any of the Showboat Material Contracts, whether or not such breach, violation or default has been waived, and (iii) no event has occurred with respect to Showboat or any of its Subsidiaries which, with notice or lapse of time or both, would constitute a material breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a lien, prepayment or acceleration under any of the Showboat Material Contracts, which breach, violation or default referred to in clauses (ii) or (iii), alone or in the aggregate with other such breaches, violations or defaults referred to in clauses (ii) or (iii), would be reasonably likely to have a Showboat Material Adverse Effect. Section 3.11(b) of the Showboat Disclosure Schedule describes any consents or approvals required to terminate or transfer the Casino Complex Management Agreement, dated April 21, 1994, relating to the Sydney Harbour Casino.

    (c) Except as disclosed in Section 3.11(c) of the Showboat Disclosure Schedule, Showboat and its Subsidiaries have terminated, and have no continuing liabilities or obligations under, any agreement, contract or arrangement with any person or entity relating to the Southboat Casino project in Lemay, Missouri.

    Section 3.12. LITIGATION. Except as disclosed in the Showboat SEC Reports or the Sydney Harbour Reports filed prior to the date of this Agreement or in
Section 3.12 of the Showboat Disclosure Schedule, (a) there is no action, suit or proceeding, claim, arbitration or investigation against Showboat, Sydney Harbour or any of their respective Subsidiaries pending, or as to which Showboat, Sydney Harbour or any of their respective Subsidiaries has received any written notice of assertion or, to the best knowledge of Showboat, threatened against or affecting, Showboat, Sydney Harbour or any of their respective Subsidiaries or any property or asset of Showboat, Sydney Harbour or any of their respective Subsidiaries, before any court, arbitrator, or administrative, governmental or regulatory authority or body, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to
(i) have a Showboat Material Adverse Effect or (ii) prevent the consummation of the transactions contemplated by this Agreement; and (b) there is no judgment, order, injunction or decree of any Governmental Entity outstanding against Showboat, Sydney Harbour or any of their respective Subsidiaries that could reasonably be expected to have any effect referred to in clauses (i) or (ii) above.

    Section 3.13. ENVIRONMENTAL MATTERS. Except as disclosed in Section 3.13 of the Showboat Disclosure Schedule and as would not be reasonably likely to have a Showboat Material Adverse Effect, (a) Showboat is in compliance with all applicable Environmental Laws, (b) there are no Environmental Liabilities and Costs of Showboat and its Subsidiaries, (c) there are no Environmental Conditions, (d) none of Showboat and its Subsidiaries has received any notices from any governmental agency or other third party alleging liability under or violation of any Environmental Law, or alleging responsibility for the removal, clean-up, or remediation of any Environmental Condition, (e) Showboat is not subject to any enforcement or investigatory action by any governmental agency regarding an Environmental Condition with respect to any Showboat Real Property or any other property related in any way to Showboat or its Subsidiaries, (f) no asbestos containing materials or polychlorinated biphenyls (i.e., PCBs) are contained in or stored on any of the Showboat Real Properties, and (g) there have been no leaks, releases, spills or discharge of fluids from any underground or above-ground storage tanks located on any of the Showboat Real Properties, and each underground storage tank meets 1998 monitoring standards. As used herein, the terms "toxic" or "hazardous" wastes, substances or materials shall include, without limitation, all those so designated and all those in any way regulated by any Environmental Laws.

    For purposes of this Section 3.13, the following definitions shall apply:

    "ENVIRONMENTAL LAWS" means all applicable foreign, federal, state and local statutes or laws, common law, judgments, orders, regulations, licenses, permits, rules and ordinances relating to pollution or protection of health, safety or the environment, including, but not limited to the Federal Water Pollution Control Act (33 U.S.C. Section 1251 ET SEQ.), Resource Conservation and Recovery Act (42 U.S.C. Section 6901 ET SEQ.), Safe Drinking Water Act (42 U.S.C. Section 3000(f) ET SEQ.), Toxic Substances Control Act (15 U.S.C. Section 2601 ET SEQ.), Clean Air Act (42 U.S.C. Section 7401 ET SEQ.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601) and other similar state and local statutes, in effect as of the date hereof.

    "ENVIRONMENTAL CONDITION" means the release into the environment of any pollution, including without limitation any contaminant, pollutant, hazardous or toxic waste, substance or material as a result of which Showboat (1) has or may become liable to any person, (2) is or was in violation of any Environmental Law, (3) has or may be required to incur response costs for investigation or remediation, or (4) by reason of which any of the Properties or other assets of Showboat, may be subject to any lien under Environmental Laws.

    "ENVIRONMENTAL LIABILITIES AND COSTS" means all liabilities, obligations, responsibilities, obligations to conduct cleanup, losses, damages, deficiencies, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigations and feasibility studies and responding to government requests for information or documents), fines, penalties, restitution and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future, resulting from any claim or demand, by any person or entity, under any Environmental Law, or arising from environmental, health or safety conditions.

    Section 3.14.  EMPLOYEE BENEFIT PLANS.

    (a) DEFINITIONS. The following terms, when used in this Section 3.14 shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

        (i) BENEFIT ARRANGEMENT. "Benefit Arrangement" shall mean any employment, consulting, severance or other similar contract, arrangement or policy and each plan, program or agreement providing for workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life insurance, health, accident benefits (including without limitation any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits), deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation which

            (1) is not a Welfare Plan, Pension Plan, Foreign Plan or Multiemployer Plan under which Showboat or ERISA Affiliate may incur any liability, and (2) covers any employee or former employee of Showboat or any ERISA Affiliate (with respect to their relationship with such entities).

        (ii)  CODE.  "Code" shall have the meaning set forth in Section
    3.7(a)(vi).

        (iii) EMPLOYEE PLANS. "Employee Plans" shall mean all Benefit Arrangements, Multiemployer Plans, Foreign Plans, Pension Plans and Welfare Plans.

        (iv) ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        (v) ERISA AFFILIATE. "ERISA Affiliate" shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, Showboat as defined in Section 414(b), (c),
    (m) or (o) of the Code or any partnership of which Showboat or any of its Subsidiaries is a general partner.

        (vi) FOREIGN PLAN. "Foreign Plan" shall mean any employee benefit plan covering employees or former employees of any Subsidiary of Showboat or any ERISA Affiliate which is organized under the laws of any country other than the U.S. (with respect to such employees' relationship with such entities) which if maintained or administered in or otherwise subject to the laws of the United States would constitute a Pension Plan, a Multiemployer Plan or Welfare Plan.

        (vii) MULTIEMPLOYER PLAN. "Multiemployer Plan" shall mean any "multiemployer plan," as defined in Section 4001(a)(3) of ERISA, under which Showboat or any ERISA Affiliate may incur any liability.

        (viii) PENSION PLAN. "Pension Plan" shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) under which Showboat or any ERISA Affiliate may incur any liability.

        (ix) WELFARE PLAN. "Welfare Plan" shall mean any "employee welfare benefit plan" as defined in Section 3(1) of ERISA, under which Showboat or any ERISA Affiliate may incur any liability.

    (b) DISCLOSURE; DELIVERY OF COPIES OF RELEVANT DOCUMENTS AND OTHER INFORMATION. Section 3.14 of the Showboat Disclosure Schedule contains a complete list of the Employee Plans. Each copy of each (i) an Employee Plan (other than any Multiemployer Plan) and, if applicable, related trust agreement, and any amendment thereto, (ii) a determination letter issued by the IRS or analogous ruling under foreign law with respect to each Employee Plan, (iii) an Annual Report on Form 5500 Series required to be filed with any governmental agency for each Pension Plan and Welfare Plan, and (iv) an actuarial report prepared for a Pension Plan, in each case delivered by Showboat to Harrah's is a true and complete copy of such documents.

    (c) REPRESENTATIONS. Except as set forth in Section 3.14(c) of the Showboat Disclosure Schedule:

        (i)  EMPLOYEE PLANS

           (A) No Pension Plan is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code. Each Pension Plan and each related trust that is intended to qualify under the provisions of Code Section 401(a) and 501(a) has so qualified during the period from its adoption to date.

            (B) Each Employee Plan has been maintained in material compliance with its terms and, both as to form and in operation, with the requirements prescribed by any and all applicable laws, including without limitation ERISA and the Code to the extent applicable, except for such non-compliance which would not be reasonably likely to have a Showboat Material Adverse Effect.

            (C) Section 3.14 (c) of the Showboat Disclosure Schedule sets forth Showboat's good faith estimate as of September 30, 1997 of the accrued liability under Showboat's 401(k) Restoration Plan, which has been accrued on Showboat's financial statements in accordance with GAAP.
       Section 5.13(e) of the Showboat Disclosure Schedule also sets forth the actuarial assumptions and reflects the methodologies used by Showboat to determine participants' benefits and Showboat's liabilities under Showboat's Supplemental Executive Retirement Plan and Showboat's good faith estimate of Showboat's projected liabilities under the Supplemental Executive Retirement Plan as of May 31, 1998, assuming enhancements of such benefits pursuant to Showboat's change in control severance agreements and assuming that the employment of all participants who are parties to such agreements is terminated without cause on May 1, 1998 immediately after a change in control of Showboat.

        (ii)  MULTIEMPLOYER PLANS

           (A) Neither Showboat nor any ERISA Affiliate has, at any time, withdrawn from a Multiemployer Plan in a "complete withdrawal" or a "partial withdrawal" as defined in Sections 4203 and 4205 of ERISA, respectively, so as to result in a liability, contingent or otherwise (including without limitation the obligations pursuant to an agreement entered into in accordance with Section 4204 of ERISA), of Showboat or any ERISA Affiliate which has not been fully satisfied. Neither Showboat nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in
       Section 4212(c) of ERISA.

            (B) To the best of Showboat's knowledge, with respect to each Multiemployer Plan: (1) no such Multiemployer Plan has been terminated or is in reorganization under ERISA so as to result, directly or indirectly, in any liability, contingent or otherwise, of Showboat or any ERISA Affiliate under Title IV of ERISA; and (2) no proceeding has been initiated by any person (including the Pension Benefit Guaranty Corporation) to terminate any Multiemployer Plan.

        (iii) WELFARE PLANS. None of Showboat, any ERISA Affiliate or any Welfare Plan has any present or future obligation to make any payment to, or with respect to any present or former employee of Showboat or any ERISA Affiliate pursuant to, any retiree medical benefit plan, or other retiree Welfare Plan, except to the extent required by the Code or ERISA.

        (iv) DEDUCTIBILITY OF PAYMENTS. There is no contract, agreement, plan or arrangement covering any employee or former employee of Showboat (with respect to its relationship with such entities) that, individually or collectively, provides for the payment by Showboat of any amount (i) that is not deductible under Section 404 of the Code or (ii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

        (v) LITIGATION. There is no material action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation relating to or seeking benefits under any Employee Plan that is pending against Showboat, any ERISA Affiliate or any Employee Plan (other than routine claims for benefits).

        (vi)  NO ACCELERATION OR CREATION OF RIGHTS.  Except as provided in
    Section 2.3, 5.11 or disclosed in Section 5.13(c) of the Showboat Disclosure Schedule neither the execution and delivery of this Agreement by Showboat nor the consummation of the transactions contemplated hereby will result in the acceleration or creation of any rights of any current or former employee of Showboat or any of its Subsidiaries to benefits under any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

    Section 3.15.  COMPLIANCE.

    (a) Each of Showboat and its Subsidiaries, and each of their respective directors (but with respect to non-employee directors, only to Showboat's best knowledge), officers, persons performing management functions similar to officers and, to Showboat's best knowledge, partners hold all permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities (including all authorizations under Environmental Laws, Showboat Gaming Laws, the Merchant Marine Act of 1920 and the Shipping Act of 1916 and Certificates of Inspection issued by the U.S. Coast Guard), necessary to conduct the business and operations of Showboat and each of its Subsidiaries, each of which is in full force and effect in all material respects, except for such permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals the failure of which to hold would not, individually or in the aggregate, be reasonably likely to have a Showboat Material Adverse Effect (the "Showboat Permits") and no event has occurred which permits, or upon the giving of notice or passage of time or both would permit, revocation, non-renewal, modification, suspension, limitation or termination of any Showboat Permit that currently is in effect the loss of which either individually or in the aggregate would be reasonably likely to have a Showboat Material Adverse Effect. Each of Showboat and its Subsidiaries, and each of their respective directors (but with respect to non-employee directors, only to Showboat's best knowledge), officers, persons performing management functions similar to officers and, to Showboat's best knowledge, partners, are in compliance with the terms of the Showboat Permits, except for such failures to comply, which singly or in the aggregate, would not, individually or in the aggregate, be reasonably likely to have a Showboat Material Adverse Effect. Except as disclosed in the Showboat SEC Reports filed prior to the date of this Agreement, the businesses of Showboat and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity (including, without limitation, any Showboat Gaming Laws), except for possible violations which individually or in the aggregate do not and would not be reasonably likely to have a Showboat Material Adverse Effect. No investigation or review by any Governmental Entity with respect to Showboat or any of its Subsidiaries is pending, or, to the best knowledge of Showboat, threatened, nor has any Governmental Entity indicated any intention to conduct the same, other than those the outcome of which would not, individually or in the aggregate, be reasonably likely to have a Showboat Material Adverse Effect.

    (b) The term "Showboat Gaming Laws" means any Federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, registration, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization, including any condition or limitation placed thereon, governing or relating to the current or contemplated casino and gaming activities and operations of Showboat or any of its Subsidiaries, including, without limitation, the Nevada Gaming Control Act and the rules and regulations promulgated thereunder, the City of Las Vegas Ordinances, the Clark County, Nevada Code and the rules and regulations promulgated thereunder, the Riverboat Gambling Act and the rules and regulations of the Indiana Gaming Commission, the codes, rules and regulations promulgated thereunder, the New Jersey Casino Control Act and the rules and regulations promulgated thereunder, the Casino Control Act 1992 (New South Wales) and the rules and regulations promulgated thereunder, the Indian Gaming Regulatory Act of 1988 and the rules and regulations promulgated thereunder, any state-tribal gaming compact and any applicable state gaming law and any federal or state laws relating to currency transactions.

    (c) Except as disclosed in Section 3.15(c) of the Showboat Disclosure Schedule, neither Showboat nor any of its Subsidiaries, nor any director (but with respect to non-employee directors, only to Showboat's best knowledge), officer, key employee or, to Showboat's best knowledge, partners of Showboat or any of its Subsidiaries has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity in the past three years under, or relating to any violation or possible violation of any Showboat Gaming Laws which did or would be reasonably likely to result in fines or penalties of $50,000 or more. To Showboat's best knowledge, there are no facts, which if known to the regulators under the Showboat Gaming Laws could reasonably be expected to result in the revocation, limitation or suspension of a license, finding of suitability, registration, permit or approval of it or them, or of any officer, director, other person performing management functions similar to an officer or partner, under any Showboat Gaming Laws. Neither Showboat nor any of its Subsidiaries has suffered a suspension or revocation of any material license, finding of suitability, registration, permit or approval held under the Showboat Gaming Laws.

    (d) For purposes of this Section 3.15, Sydney Harbour and each of its Subsidiaries shall be considered a "Subsidiary" of Showboat such that the representations contained in this Section 3.15 shall apply to Sydney Harbour, except that all such representations shall be limited to Showboat's best knowledge.

    Section 3.16. PROXY STATEMENT. None of the information with respect to Showboat or its Subsidiaries to be included or incorporated by reference in the proxy statement to be sent to the stockholders of Showboat in connection with the meeting of Showboat's stockholders to consider the Agreement and Merger (the "Proxy Statement"), or any amendment thereof or supplement thereto, will, on the date filed with the SEC, at the time of the mailing of the Proxy Statement or any amendment or supplement, at the time of the meeting of Showboat's stockholders (the "Special Meeting") and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; provided, however, that Showboat makes no representation with respect to any information supplied or to be supplied by Harrah's or Merger Sub for inclusion in the Proxy Statement or any amendment thereof or supplement thereto.

    Section 3.17. LABOR MATTERS. Except as disclosed in Section 3.17 of the Showboat Disclosure Schedule or as would not have a Showboat Material Adverse Effect, (i) there are no controversies pending or, to the best knowledge of Showboat, threatened between Showboat or any of its Subsidiaries and any of their respective employees; (ii) to the best knowledge of Showboat, there are no activities or proceedings of any labor union to organize any non-unionized employees; (iii) neither Showboat nor any of its Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining agreement or contract and there are no grievances outstanding against Showboat or any of its Subsidiaries under any such agreement or contract; (iv) there are no unfair labor practice complaints pending against Showboat or any of its Subsidiaries before the National Labor Relations Board, or any similar foreign labor relations governmental bodies, or any current union representation questions involving employees of Showboat or any of its Subsidiaries; and (v) there is no strike, slowdown, work stoppage or lockout, or, to the best knowledge of Showboat, threat thereof, by or with respect to any employees of Showboat or any of its Subsidiaries. Showboat and its Subsidiaries are not parties to any collective bargaining agreements, except for collective bargaining agreements disclosed in Section 3.17 of the Showboat Disclosure Schedule.

    Section 3.18. INSURANCE. Showboat has provided to Harrah's accurate and complete copies of all material fire and casualty, general liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by Showboat or any of its Subsidiaries. All such insurance policies are with reputable insurance carriers and provide coverage as is reasonably prudent to cover normal risks incident to the business of Showboat and its Subsidiaries and their respective properties and assets.

    Section 3.19. OPINION OF FINANCIAL ADVISOR. Showboat has received the opinion of Donaldson, Lufkin & Jenrette Securities Corporation, dated the date of this Agreement, to the effect that the Merger Consideration is fair to the holders of Showboat Common Stock from a financial point of view.

    Section 3.20. NO EXISTING DISCUSSIONS. As of the date hereof, Showboat is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal (as defined in Section 5.3).

    Section 3.21.  SHOWBOAT RIGHTS PLAN; NEVADA TAKEOVER STATUTE.

    (a) Under the terms of the Showboat Rights Plan, neither the execution of this Agreement, the Stockholder Support Agreements, nor the transactions contemplated hereby or thereby, will cause a Distribution Date to occur or cause the rights issued pursuant to the Showboat Rights Plan to become exercisable, and all such rights shall become non-exercisable at the Effective Time.

    (b) As of the date hereof and at all times on or prior to the Effective Date, the restrictions of Sections 78.378 through 78.3793 of the NRS are, and shall be, inapplicable to the Merger, and the transactions contemplated by this Agreement.

    Section 3.22. BROKERS. None of Showboat, any of its Subsidiaries, or any of their respective officers, directors or employees have employed any broker, financial advisor or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement, except that Showboat has retained Donaldson, Lufkin & Jenrette Securities Corporation as its financial advisor, the arrangements with which have been disclosed in writing to Harrah's and Merger Sub prior to, and will not be modified subsequent to, the date of this Agreement.

    Section 3.23. TRANSACTIONS WITH AFFILIATES. Other than the transactions contemplated by this Agreement and except to the extent disclosed in the Showboat SEC Documents or as disclosed in Section 3.23 of the Showboat Disclosure Schedule, from January 1, 1995 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between Showboat or any of its Subsidiaries, on the one hand, and Showboat's affiliates or other persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

                                  ARTICLE IV.
           REPRESENTATIONS AND WARRANTIES OF HARRAH'S AND MERGER SUB

    Harrah's and Merger Sub represent and warrant to Showboat that the statements contained in this Article IV are true and correct except as set forth herein and in the disclosure schedule delivered by Harrah's and Merger Sub to Showboat on or before the date of this Agreement (the "Harrah's Disclosure Schedule"). The Harrah's Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV and the disclosure in any paragraph shall qualify other paragraphs in this
Article IV only to the extent that it is reasonable from a reading of such disclosure that it also qualifies or applies to such other paragraphs.

    Section 4.1. ORGANIZATION. Each of Harrah's and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership and limited liability company power and authority to carry on its business as now being conducted and as proposed to be conducted. Each of Harrah's and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing would not have a material adverse effect on the business, properties, condition (financial or otherwise), results of operations or prospects of Harrah's and its Subsidiaries, taken as a whole (a "Harrah's Material Adverse Effect"). Harrah's has delivered to Showboat true and correct copy of the Certificate of Incorporation and Bylaws of each of Harrah's and Merger Sub, in each case as amended to the date of this Agreement.

    Section 4.2.  AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

    (a) Harrah's and Merger Sub have all requisite corporate power and authority to enter into this Agreement and the Stockholder Support Agreements to which each is a party and to consummate the transactions contemplated by this Agreement and the Stockholder Support Agreements. The execution and delivery of this Agreement and the Stockholder Support Agreements and the consummation of the transactions contemplated by this Agreement and the Stockholder Support Agreements by Harrah's and Merger Sub have been duly authorized by all necessary corporate action on the part of Harrah's and Merger Sub. This Agreement and the Stockholder Support Agreements have been duly executed and delivered by Harrah's and Merger Sub (as applicable) and constitute the valid and binding obligations of Harrah's and Merger Sub (as applicable), enforceable against each of them in accordance with their terms.

    (b) Other than or as disclosed in Section 4.2(b) of the Harrah's Disclosure Schedule, the execution and delivery of this Agreement and the Stockholder Support Agreements by Harrah's and Merger Sub (as applicable) does not, and the consummation of the transactions contemplated by this Agreement and the Stockholder Support Agreements will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Harrah's or the comparable charter or organizational documents of any of its Subsidiaries, (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Harrah's or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Harrah's or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which (x) are not, individually or in the aggregate, reasonably likely to have a Harrah's Material Adverse Effect or (y) would not impair or delay the consummation of the Merger.

    (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Harrah's or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or thereby, except for (i) the filing of the pre-merger notification report under the HSR Act and any similar statute, rule or regulation of any Foreign Jurisdiction, (ii) the filing of the Articles of Merger with respect to the Merger with the Secretary of State of the State of Nevada, (iii) any approvals and filing of notices required under the Harrah's Gaming Laws (as defined in Section 4.6) or the Showboat Gaming Laws, (iv) such consents, approvals, orders, authorizations, permits, filings, or registrations related to, or arising out of, compliance with statutes, rules or regulations regulating the consumption, sale or serving of alcoholic beverages, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any Foreign Jurisdiction, (vii) the approvals required from the Australian Securities Commission (with respect to compliance with the Australian Corporations Law) and the Australian Foreign Investment Review Board,
(viii) such immaterial filings and consents as may be required under any environmental health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, and (ix) such other filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any jurisdiction in which the Company or any of its Subsidiaries conducts any business or owns any assets the failure of which to obtain would not have a Harrah's Material Adverse Effect.

    Section 4.3. PROXY STATEMENT. None of the information supplied or to be supplied by Harrah's or Merger Sub for inclusion in the Proxy Statement and any amendments thereof or supplements thereto will, on the date filed with the SEC, at the time of the mailing of the Proxy Statement or any amendment or supplement thereto to the stockholders of Showboat, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

    Section 4.4. BROKERS. None of Harrah's, any of its Subsidiaries, or any of their respective officers, directors or employees have employed any broker, financial advisor or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement, except that Harrah's has retained BT Wolfensohn and Morgan Stanley & Co. as financial advisors, the arrangements with which have been disclosed in writing to Showboat prior to the date hereof.

    Section 4.5. FINANCING. Harrah's has received and provided to Showboat a letter, dated December 18, 1997, from Bankers Trust Company. Harrah's will have available on the Closing Date sufficient funds to enable Harrah's to (i) pay the Merger Consideration, the Option Settlement Amount and the SAR Settlement Amount and (ii) purchase any of Showboat's outstanding 9 1/4% First Mortgage Bonds due 2008 and 13% Senior Subordinated Notes due 2009 required to be purchased pursuant to the change of control provisions contained in the instruments governing such indebtedness.

    Section 4.6.  COMPLIANCE WITH GAMING LAWS.

    (a) Each of Harrah's and its Subsidiaries, and each of their respective directors (but with respect to non-employee directors, only to Harrah's' best knowledge), officers, persons performing management functions similar to officers and, to Harrah's' best knowledge, partners, hold all permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals of all Governmental Entities under the Harrah's Gaming Laws necessary to conduct the business and operations of Harrah's and each of its Subsidiaries, each of which is in full force and effect in all material respects, except for such permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals the failure of which to hold would not, individually or in the aggregate, be reasonably likely to have a Harrah's Material Adverse Effect (the "Harrah's Permits") and no event has occurred which permits, or upon the giving of notice or passage of time or both would permit, revocation, non-renewal, modification, suspension, limitation or termination of any Harrah's Permit that currently is in effect the loss of which either individually or in the aggregate would be reasonably likely to have a Harrah's Material Adverse Effect. Each of Harrah's and its Subsidiaries, and each of their respective directors (but with respect to non-employee directors, only to Harrah's' best knowledge), officers, persons performing management functions similar to officers and, to Harrah's' best knowledge, partners, are in compliance with the terms of the Harrah's Permits, except for such failures to comply, which singly or in the aggregate, would not, individually or in the aggregate, be reasonably likely to have a Harrah's Material Adverse Effect. Except as disclosed in the forms, reports, and documents required to be filed by Harrah's with the SEC since January 1, 1995 and filed prior to the date of this Agreement, the businesses of Harrah's and its Subsidiaries are not being conducted in violation of any Harrah's Gaming Law, except for possible violations which individually or in the aggregate do not and would not be reasonably likely to have a Harrah's Material Adverse Effect. No investigation or review by any Governmental Entity under any Harrah's Gaming Law with respect to Harrah's or any of its Subsidiaries is pending, or, to the best knowledge of Harrah's, threatened, nor has any Governmental Entity indicated any intention to conduct the same, other than those the outcome of which would not, individually or in the aggregate, be reasonably likely to have a Harrah's Material Adverse Effect.

    (b) The term "Harrah's Gaming Laws" means any Federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, registration, finding of suitability, approval, license, judgment, order, decree, injunction or other authorization, including any condition or limitation placed thereon, governing or relating to the current or contemplated casino and gaming activities and operations of Harrah's or any of its Subsidiaries, including, without limitation, the Nevada Gaming Control Act and the rules and regulations promulgated thereunder, the Clark County, Nevada Code and the rules and regulations promulgated thereunder, the Douglas County, Nevada Code and the rules and regulations promulgated thereunder, the Louisiana Economic Development and Gaming Act and the rules and regulations promulgated thereunder, the Louisiana Riverboat Economic Gaming Control Act and the rules and regulations promulgated thereunder, the New Jersey Casino Control Act and the rules and regulations promulgated thereunder, the Casino Control Act of 1990 (New Zealand) and the rules and regulations promulgated thereunder, the Illinois Riverboat Gambling Act and the rules and regulations promulgated thereunder, the Mississippi Gaming Control Act and the rules and regulations promulgated thereunder, the Missouri Riverboat Gambling Act and the rules and regulations promulgated thereunder, the Indian Gaming Regulatory Act of 1988 and the rules and regulations promulgated thereunder, any state-tribal gaming compact and any applicable state gaming law and any federal or state laws relating to currency transactions.

    (c) Except as disclosed in Section 4.6(c) of the Harrah's Disclosure Schedule, neither Harrah's nor any of its Subsidiaries, nor any director (but with respect to non-employee directors, only to Harrah's' best knowledge), officer, key employee or, to Harrah's best knowledge, partners of Harrah's or any of its Subsidiaries has received any written claim, demand, notice, complaint, court order or administrative order from any Governmental Entity in the past three years under, or relating to any violation or possible violation of any Harrah's Gaming Laws which did or would be reasonably likely to result in fines or penalties of $50,000 or more. To Harrah's best knowledge, there are no facts, which if known to the regulators under the Harrah's Gaming Laws could reasonably be expected to result in the revocation, limitation or suspension of a license, finding of suitability, registration, permit or approval of it or them, or of any officer, director, person performing management functions similar to an officer or partner, under any Harrah's Gaming Laws. Neither Harrah's nor any of its Subsidiaries has suffered a suspension or revocation of any material license, finding of suitability, registration, permit or approval held under the Harrah's Gaming Laws.

                                   ARTICLE V.
                                   COVENANTS

    Section 5.1. CONDUCT OF BUSINESS OF SHOWBOAT. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Showboat agrees as to itself and each of its Subsidiaries (except to the extent that Harrah's shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and taxes when due subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, and others having business dealings with it. Without limiting the generality of the foregoing and except as expressly contemplated by this Agreement, except as disclosed on
Section 5.1 of the Showboat Disclosure Schedule, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, without the written consent of Harrah's, Showboat shall not and shall not permit any of its Subsidiaries to:

        (i) adopt any amendment to its Articles of Incorporation or Bylaws or comparable charter or organizational documents;

        (ii) (A) issue, pledge or sell, or authorize the issuance, pledge or sale of additional shares of capital stock of any class (other than upon exercise of Options outstanding on the date of this Agreement), or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, or any other securities in respect of, in lieu of, or in substitution for, shares of Showboat Common Stock outstanding on the date hereof or (B) amend, waive or otherwise modify any of the terms of any option, warrant or stock option plan of Showboat or any of its Subsidiaries, including without limitation, the Options or the Showboat Stock Plans;

       (iii) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than (A) between any wholly-owned Subsidiary of Showboat and Showboat or any other wholly-owned Subsidiary of Showboat or (B) regular quarterly dividends on shares of Showboat Common Stock not to exceed $.025 per share;

        (iv) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

        (v) increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from Showboat or any of its Subsidiaries), or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or grant any severance or termination pay to (except pursuant to existing agreements or policies, which shall be interpreted and implemented in a manner consistent with past practice), or enter into any employment or severance agreement with, any director, officer or employee of Showboat or any of its Subsidiaries or establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, including any Benefit Arrangement, Pension Plan or Welfare Plan, except (i) to the extent required by applicable law or regulation, (ii) pursuant to any collective bargaining agreements or Employee Plan as in effect on the date of this Agreement consistent with past practices or (iii) for salary increases in the ordinary course of business consistent with past practice to employees other than executive officers of Showboat;

        (vi) (A) sell, pledge, lease, dispose of, grant, encumber, or otherwise authorize the sale, pledge, disposition, grant or encumbrance of any of the properties or assets of Showboat or any of its Subsidiaries, except for (1) sales of assets in the ordinary course of business in connection with Showboat's gaming operations in an amount not to exceed $500,000 individually or $2,000,000 in the aggregate or (2) other sales which, individually do not exceed $100,000 or which, in the aggregate, do not exceed $250,000 or (B) acquire (including, without limitation, by merger, consolidation, lease or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof (or a substantial portion of the assets thereof) or any other assets, except for
    (1) acquisitions of assets in the ordinary course of business in connection with Showboat's gaming operations in an amount individually not to exceed $500,000 or (2) other acquisitions which, individually, do not exceed $100,000 or which, in the aggregate, do not exceed $250,000;

       (vii) (A) incur, assume or pre-pay any long-term debt or incur or assume any short-term debt, except that Showboat and its Subsidiaries may incur or pre-pay debt in the ordinary course of business consistent with past practice under existing lines of credit, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice, or (C) make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary course of business consistent with past practice (including advances to employees) and except for loans, advances, capital contributions or investments between any wholly-owned Subsidiary of Showboat and Showboat or another wholly-owned Subsidiary of Showboat;

      (viii) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Showboat or any of its Subsidiaries;

        (ix) make or rescind any material express or deemed election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or except as may be required by applicable law, make any change to any of its material methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending December 31, 1996, provided, however, that Harrah's shall not unreasonably withheld its consent to any such matter that would preclude Showboat from timely filing its Tax Returns or timely paying its Tax Liabilities;

        (x) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted, unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the consolidated financial statements of Showboat;

        (xi) other than in the ordinary course of business and consistent with past practice, waive any rights of substantial value or make any payment, direct or indirect, of any material liability of Showboat or of any of its Subsidiaries before the same comes due in accordance with its terms;

       (xii) fail to maintain its existing insurance coverage of all types in effect or, in the event any such coverage shall be terminated or lapse, to the extent available at reasonable cost, procure substantially similar substitute insurance policies which in all material respects are in at least such amounts and against such risks as are currently covered by such policies;

      (xiii) enter into any collective bargaining agreement or any successor collective bargaining agreement other than collective bargaining agreements covering employees at the Las Vegas Showboat on terms consistent with those agreed to by the majority of casinos in Downtown Las Vegas;

       (xiv) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, unless required by GAAP or the SEC;

       (xv) modify, amend or terminate any of the Showboat Material Contracts or waive, release or assign any material rights or claims, except in the ordinary course of business consistent with past practice;

       (xvi) take, or agree to commit to take, any action that would make any representation or warranty of Showboat contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time;

      (xvii) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of Showboat's affiliates which involves the transfer of consideration or has a financial impact on Showboat, other than pursuant to such agreements, arrangements, or understandings existing on the date of this Agreement;

      (xviii) close, shut down, or otherwise eliminate any of the casinos owned or operated by Showboat or any of its Subsidiaries, except for such closures, shutdowns or eliminations which are (i) required by action, order, writ, injunction, judgment or decree or otherwise required by law, or (ii) due to acts of God or other force majeure events; or

       (xix) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

    Section 5.2. COOPERATION; NOTICE; CURE. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Harrah's and Showboat shall confer on a regular and frequent basis with one or more representatives of the other party to report on the general status of ongoing operations. Each of Harrah's and Showboat shall promptly notify the other in writing of, and will use all commercially reasonable efforts to cure before the Closing Date, any event, transaction or circumstance, as soon as practical after it becomes known to such party, that causes or will cause any covenant or agreement of Harrah's or Showboat under this Agreement to be breached in any material respect or that renders or will render untrue in any material respect any representation or warranty of Harrah's or Showboat contained in this Agreement. No notice given pursuant to this paragraph shall have any effect on the representations, warranties, covenants or agreements contained in this Agreement for purposes of determining satisfaction of any condition contained herein.

    Section 5.3.  NO SOLICITATION.

    (a) Showboat shall not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent of such party (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transaction involving Showboat or any of its Subsidiaries, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"),
(ii) engage in negotiations or discussions with any person (or group of persons) other than Harrah's or its respective affiliates (a "Third Party") concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to or recommend any Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent Showboat or its Board of Directors from (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written proposal for an Alternative Transaction (as defined below) by such person or entity or modifying or withdrawing its recommendation with respect to the transactions contemplated hereby or recommending an unsolicited bona fide written proposal for an Alternative Transaction to the stockholders of Showboat, if and only to the extent that (1) a Third Party has made a written proposal to the Board of Directors of Showboat to consummate an Alternative Transaction, which proposal identifies a price or range of values to be paid for the outstanding securities or substantially all of the assets of Showboat, (2) the Board of Directors of Showboat believes in good faith, after consultation with its financial advisor, that such Alternative Transaction is reasonably capable of being completed on the terms proposed and would, if consummated, result in a transaction more favorable to the stockholders of such party than the transaction contemplated by this Agreement (a "Superior Proposal"), (3) the Board of Directors of Showboat determines in good faith, based on the advice of outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to Showboat's stockholders under applicable law, and (4) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality and standstill agreement with material terms no less favorable to such party than those contained in the Confidentiality Agreements dated September 16, 1997 between Harrah's and Showboat (the "Confidentiality Agreements"); or (B) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal. Showboat agrees not to release any Third Party from, or waive any provision of, any standstill agreement to which it is a party or any confidentiality agreement between it and another person who has made, or who may reasonably be considered likely to make, an Acquisition Proposal, unless the Board of Directors of Showboat determines in good faith, based on the written advice of outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties to Showboat's stockholders under applicable law.

    (b) Showboat shall notify Harrah's immediately after receipt by Showboat or (or any of their advisors) of any Acquisition Proposal or any request for non-public information in connection with an Acquisition Proposal or for access to the properties, books or records of such party by any person or entity that informs such party that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate the identity of the offeror and the terms and conditions of such proposal, inquiry or contact. Notwithstanding the foregoing, Showboat shall not accept or enter into any agreement concerning a Superior Proposal for a period of at least two business days after Harrah's' receipt of the notification of the terms thereof pursuant the second preceding sentence, during which period Harrah's shall be afforded the opportunity to match the terms and conditions contained in such Superior Proposal.

    (c) As used in this Agreement, "Alternative Transaction" means (i) a transaction pursuant to which any Third Party acquires more than 30% of the outstanding shares of Showboat Common Stock, pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving Showboat pursuant to which any Third Party (or the stockholders of a Third Party) acquires more than 30% of the outstanding shares of Showboat Common Stock, as the case may be, or the entity surviving such merger or business combination, or (iii) any other transaction pursuant to which any Third Party acquires control of assets (including for this purpose the outstanding equity securities of Subsidiaries of Showboat, and the entity surviving any merger or business combination including any of them) of Showboat having a fair market value (as determined by the Board of Directors of Showboat, in good faith) equal to more than 30% of the fair market value of all the assets of Showboat, and its Subsidiaries, taken as a whole, immediately prior to such transaction.

    (d) Nothing contained in this Section 5.3 is intended to or shall limit in any respect Showboat's ability to solicit, negotiate and consummate any transaction permitted by Section 5.1(vi) of this Agreement or in Section 5.1 of the Seller Disclosure Schedule.

    Section 5.4.  PROXY STATEMENT.

    (a) As promptly as practical after the execution of this Agreement, Showboat shall prepare and file with the SEC the Proxy Statement under the Exchange Act, and shall use reasonable efforts to have the Proxy Statement cleared by the SEC as soon after such filing as practical. Harrah's, Merger Sub and Showboat shall cooperate with each other in the preparation of the Proxy Statement, and Showboat shall notify Harrah's of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Harrah's promptly copies of all correspondence between Showboat or any representative of

Showboat and the SEC. Showboat shall give Harrah's and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Harrah's and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of Showboat, Harrah's and Merger Sub agrees to use all reasonable efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of shares of Showboat Common Stock entitled to vote at the Special Meeting at the earliest practicable time.

    (b) Subject to the provisions of Section 5.3, the Proxy Statement shall include the recommendation of the Board of Directors of Showboat in favor of adoption of this Agreement and the Merger; provided that the Board of Directors of Showboat may modify or withdraw such recommendation if Showboat's Board of Directors believes in good faith, based on the advice of outside legal counsel, that the failure to modify or withdraw such recommendation would be inconsistent with its fiduciary duties to Showboat's stockholders under applicable law.

    Section 5.5. SPECIAL MEETING. Showboat shall call a meeting of its stockholders to be held as promptly as practicable for the purpose of voting upon this Agreement and the Merger. Subject to Sections 5.3 and 5.4, Showboat shall, through its Board of Directors, recommend to its stockholders adoption of this Agreement and approval of such matters and shall use its best efforts to hold such meeting as soon as practicable after the date hereof. Showboat shall use all reasonable efforts to solicit from its stockholders proxies in favor of such matters unless doing so would be inconsistent with the Showboat Board of Directors' fiduciary duties to its stockholders under applicable law based on the advice of outside legal counsel.

    Section 5.6. ACCESS TO INFORMATION. Upon reasonable notice, Showboat shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of Harrah's, access, during normal business hours during the period prior to the Effective Time, to all its personnel, properties, books, contracts, commitments and records and, during such period, Showboat shall, and shall cause its Subsidiaries to, furnish promptly to the other (a) copies of monthly financial reports and development reports, (b) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (c) all other information concerning its business, properties and personnel as Harrah's may reasonably request. Harrah's will hold any such information furnished to it by Showboat which is nonpublic in confidence in accordance with the Confidentiality Agreement binding Harrah's. No information or knowledge obtained in any investigation pursuant to this Section
5.6 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger. Paragraph 7 of the Confidentiality Agreement binding Harrah's shall be terminated and be without effect upon any termination of this Agreement pursuant to Sections 7.1(e) or 7.1(f).

    Section 5.7.  GOVERNMENTAL APPROVALS.

    (a) The parties hereto shall cooperate with each other and use their best efforts (and, with respect to the Showboat Gaming Laws and the Harrah's Gaming Laws, shall use their best efforts to cause their respective directors and officers to do so) to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, registrations, licenses, findings of suitability, consents, variances, exemptions, orders, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, all filings required under the HSR Act, the Australian Corporations Act, the Foreign Acquisitions & Takeovers Act, the Showboat Gaming laws and the Harrah's Gaming Laws ("Governmental Approvals"), and to comply (and, with respect to the Showboat Gaming Laws and the Harrah's Gaming Laws, to cause their respective directors and officers to so comply) with the terms and conditions of all such Governmental Approvals.

Each of the parties hereto and their respective officers, directors and affiliates shall use their best efforts to file within 30 days after the date hereof, and in all events shall file within 60 days after the date hereof, all required initial applications and documents in connection with obtaining the Governmental Approvals (including without limitation under applicable Showboat Gaming Laws and Harrah's Gaming Laws) and shall act reasonably and promptly thereafter in responding to additional requests in connection therewith. Showboat and Harrah's shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Showboat or the Harrah's, as the case may be, and any of their respective Subsidiaries, directors, officers and stockholders which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, each of Showboat and Harrah's (the "Notifying Party") will notify the other promptly of the receipt of comments or requests from Governmental Entities relating to Governmental Approvals, and will supply the other party with copies of all correspondence between the Notifying Party or any of its representatives and Governmental Entities with respect to Governmental Approvals; provided, however, that it shall not be required to supply the other party with copies of correspondence relating to the personal applications of individual applicants except for evidence of filing.

    (b) Showboat and Harrah's shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any approval needed from a Governmental Entity will not be obtained or that the receipt of any such approval will be materially delayed. Showboat and Harrah's shall take any and all actions reasonably necessary to vigorously defend, lift, mitigate and rescind the effect of any litigation or administrative proceeding adversely affecting this Agreement or the transactions contemplated hereby or thereby, including, without limitation, promptly appealing any adverse court or administrative order or injunction to the extent reasonably necessary for the foregoing purposes.

    (c) Notwithstanding the foregoing or any other provision of this Agreement, Harrah's shall have no obligation or affirmative duty under this Section 5.7 to dispose of any of its assets or properties, disassociate itself from any person or entity, or agree to do any of the foregoing at any time in the future, in connection with seeking any Governmental Approval.

    Section 5.8. PUBLICITY. Harrah's and Showboat shall agree on the form and content of the initial press release regarding the transactions contemplated hereby and thereafter shall consult with each other before issuing, and use all reasonable efforts to agree upon, any press release or other public statement with respect to any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law.

    Section 5.9.  INDEMNIFICATION.

    (a) From and after the Effective Time, Harrah's agrees that it will, and will cause the Surviving Corporation to, indemnify and hold harmless each present and former director and officer of Showboat (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Showboat would have been permitted under Nevada law and its Articles of Incorporation or Bylaws in effect on the date hereof to indemnify such Indemnified Party.

    (b) For a period of six years after the Effective Time, Harrah's shall maintain or shall cause the Surviving Corporation to maintain in effect a directors' and officers' liability insurance policy covering those persons who are currently covered by Showboat's directors' and officers' liability insurance policy (copies of which have been heretofore delivered by Showboat to Harrah's) with coverage in amount and scope at least as favorable as Showboat's existing coverage; provided that in no event shall Harrah's or the Surviving Corporation be required to expend in the aggregate in excess of 200% of the annual premium currently paid by Showboat for such coverage; and if such premium would at any time exceed 200% of the such amount, then Harrah's or the Surviving Corporation shall maintain insurance policies which provide the maximum and best coverage available at an annual premium equal to 200% of such amount.

    (c) The provisions of this Section 5.9 are intended to be an addition to the rights otherwise available to the current officers and directors of Showboat by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

    Section 5.10. STOCKHOLDER LITIGATION. Showboat shall give Harrah's the reasonable opportunity to participate in the defense of any stockholder litigation against Showboat and its directors relating to the transactions contemplated hereby.

    Section 5.11. EMPLOYMENT ARRANGEMENTS. Prior to the Closing, Harrah's shall offer to enter into employment agreements with J. Kell Houssels, III and
H. Gregory Nasky on terms mutually satisfactory to each such person and Harrah's. Harrah's agrees to appoint, or take such actions as are necessary to nominate and seek the election of J. Kell Houssels, III to its Board of Directors for a three year term in accordance with his employment agreement. For so long as J. Kell Houssels, III is employed by Harrah's pursuant to such employment agreement, Harrah's shall maintain a "Showboat Division" in its business.

    Section 5.12.  FURTHER ASSURANCES AND ACTIONS.

    (a) Subject to the terms and conditions herein, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) using their respective reasonable best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with each party hereto as are necessary for consummation of the transactions contemplated by this Agreement, and (ii) to fulfill all conditions precedent applicable to such party pursuant to this Agreement.

    (b) In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities, franchises of any of the parties to the Merger, the proper officers and/ or directors of Harrah's, Showboat and the Surviving Corporation shall take all such necessary action.

    Section 5.13. EMPLOYEE BENEFITS (a) For at least one year following the Effective Time, Showboat's current employees (other than Showboat's employees that are covered by collective bargaining agreements) shall be entitled to participate in either, at Harrah's' option, (A) benefits plans and arrangements substantially similar to Showboat's existing benefit plans and arrangements, (B) Harrah's' employee benefit plans and arrangements on substantially the same basis as similarly-situated employees of Harrah's (based on such employees' duties, geographic location, seniority and other similar factors), or (C) some combination of the benefit plans and arrangements described in clauses (A) and
(B).

    (b) Harrah's shall cause the Surviving Corporation to honor all written employment, severance and termination agreements (including change in control provisions) of the employees of Showboat and its Subsidiaries provided to Harrah's on or prior to the date of this Agreement.

    (c) For purposes of determining eligibility to participate, vesting and accrual or entitlement to benefits where length of service is relevant under any employee benefit plan or arrangement of Harrah's or the Surviving Corporation, employees of Showboat and its Subsidiaries as of the Effective Time shall receive service credit for service with Showboat and any of its Subsidiaries to the same extent such service was granted under the Employee Plans subject to offsets for previously accrued benefits and no duplication of benefits.

    (d) Prior to the Effective Time, Showboat shall amend its Supplemental Executive Retirement Plan to clarify that only the bonuses payable under the Executive Incentive Plan shall be taken into account under the Supplemental Executive Retirement Plan.

    (e) The Surviving Corporation shall cause the following actions to be taken with respect to the Showboat's Supplemental Executive Retirement Plan:

        (i) retirement payments to William Downey and Frank Modica shall continue to be paid in the same amount and in the same manner as such payments are currently being made to such participants;

        (ii) retirement benefits shall be paid to J.K. Houssels, Jr. and Herbert Wolfe and such benefits shall be non-forfeitable for any reason other than death;

       (iii) Paul Harris shall be eligible to receive a retirement benefit under the Supplemental Executive Retirement Plan notwithstanding his termination of employment, if any, prior to September 1, 1998; and

        (iv) retirement benefits shall be calculated and payable to participants who have not yet commenced receipt of such benefits in accordance with the actuarial methods and assumptions set forth in Section 5.14(e) of the Showboat Disclosure Schedule.

    (f) From and after the Effective Time, Harrah's and the Surviving Corporation shall not amend Showboat's Supplemental Executive Retirement Plan in any manner that adversely affects a participant's rights with respect to the amount of his or her accrued benefit as of the Effective Time; provided, however, that the Surviving Corporation reserves the right, in its sole discretion, to terminate such plan at any time in accordance with Section 5.2 thereof.

    (g) Nothing in this Agreement is intended to create any right of employment for any person or to create any obligation for Harrah's or the Surviving Corporation to continue any Plan of Showboat following the Effective Time.

    (h) Showboat will use its reasonable best efforts to cooperate with Harrah's to minimize the effect of the application of Section 162(m) of the Code.

    Section 5.14. USE OF SHOWBOAT NAME. Until the third anniversary of the Effective Time, Harrah's shall cause the "Showboat" name to be used in connection with its hotel-casino operations as set forth on Section 5.14 of the Harrah's Disclosure Schedule.

                                  ARTICLE VI.
                              CONDITIONS TO MERGER

    Section 6.1.  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or waiver by each party prior to the Effective Time of the following conditions:

    (a) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved by the stockholders of Showboat in the manner required under the NRS and the Articles of Incorporation of Showboat.

    (b) NO INJUNCTIONS. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule, regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

    (c) GOVERNMENTAL APPROVALS. All Governmental Approvals required to consummate the transactions contemplated hereby shall have been obtained (including, without limitation, under the Showboat Gaming Laws and the Harrah's Gaming Laws), all such approvals shall remain in full force and effect, all statutory waiting periods in respect thereof (including, without limitation, under the HSR Act) shall have expired and no such approval shall contain any conditions, limitations or restrictions which Harrah's reasonably determines in good faith will have or would reasonably be expected to have a Showboat Material Adverse Effect or a Harrah's Material Adverse Effect.

    Section 6.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF SHOWBOAT. The obligation of Showboat to effect the Merger is subject to the satisfaction of each of the following conditions prior to the Effective Time, any of which may be waived in writing exclusively by Showboat:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Harrah's and Merger Sub set forth in this Agreement shall be true and correct in all material respects (except for those qualified as to materiality or a Harrah's Material Adverse Effect, which shall be true and correct) as of the date of this Agreement and, except to the extent such representations speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement. Showboat shall have received a certificate signed on behalf of Harrah's by the chief executive officer and the chief financial officer of Harrah's to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF HARRAH'S. Harrah's shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Showboat shall have received a certificate signed on behalf of Harrah's by the chief executive officer and the chief financial officer of Harrah's to such effect.

    (c) THIRD-PARTY CONSENTS. Harrah's shall have received all third-party consents and approvals required to be obtained by Harrah's in connection with the transactions contemplated hereby under any contract to which Harrah's or any of its Subsidiaries may be a party, except for such third-party consents and approvals as to which the failure to obtain, individually or in the aggregate, would not reasonably be expected to impair or delay the consummation of the Merger.

    Section 6.3. ADDITIONAL CONDITIONS TO OBLIGATIONS OF HARRAH'S. The obligations of Harrah's and Merger Sub to effect the Merger are subject to the satisfaction of each of the following conditions prior to the Effective Time, any of which may be waived in writing exclusively by Harrah's:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Showboat set forth in this Agreement shall be true and correct in all material respects (except for those qualified as to materially or a Showboat Material Adverse Effect, which shall be true and correct) as of the date of this Agreement and, except to the extent such representations and warranties speak as of an earlier date, as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated by this Agreement; provided that, with respect to the truth and correctness of such representations and warranties as of the Closing Date, the use of the term "Showboat Material Adverse Effect" in such representations and warranties shall mean a material adverse effect on the business, properties, condition (financial or otherwise), results of operations or prospects of Showboat and its Subsidiaries, taken as a whole. Harrah's shall have received a certificate signed on behalf of Showboat by the chief executive officer and the chief financial officer of Showboat to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF SHOWBOAT. Showboat shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Harrah's shall have received a certificate signed on behalf of Showboat by the chief executive officer and the chief financial officer of Showboat to such effect.

    (c) NO MATERIAL ADVERSE CHANGE. Between the date of this Agreement and the Effective Date, there shall have been no material adverse change in the business, properties, assets, liabilities, operations, condition (financial or otherwise) or prospects of Showboat and its Subsidiaries, taken as a whole.

    (d) THIRD-PARTY CONSENTS. Harrah's and Showboat shall have received all third-party consents and approvals required to be obtained by Harrah's or Showboat in connection with the transactions contemplated hereby, under any contract to which Harrah's or Showboat (or any of their respective Subsidiaries) may be a party, except for such third-party consents and approvals as to which the failure to obtain, either individually or in the aggregate, would not reasonably be expected to result in (i) a material adverse change in the business, properties, assets, liabilities, operations, condition (financial or otherwise) or prospects of Showboat and its Subsidiaries, taken as a whole, or
(ii) a Harrah's Material Adverse Effect, as the case may be.

    (e) NO TRIGGER OF SHOWBOAT RIGHTS PLAN. No event shall have occurred that has or would result in the triggering of any right or entitlement of stockholders of Showboat under the Showboat Rights Plan, or will occur as a result of the consummation of the Merger.

                                  ARTICLE VII.
                           TERMINATION AND AMENDMENT

    Section 7.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 7.1(b) through 7.1(h), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of Showboat:

    (a) by mutual written consent of Showboat and Harrah's; or

    (b) by either Harrah's or Showboat if the Merger shall not have been consummated by July 1, 1998 (provided that (i) if the Merger shall not have been consummated because the requisite Governmental Approvals required under Section 6.1(c) shall not have been obtained and are still being pursued, either Harrah's or Showboat may extend such date to January 1, 1999 by providing written notice thereof to the other party on or prior to July 1, 1998 and (ii) the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

    (c) by either Harrah's or Showboat if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

    (d) by either Harrah's or Showboat, if, at the Special Meeting (including any adjournment or postponement), the requisite vote of the stockholders of Showboat in favor of the approval and adoption of this Agreement and the Merger shall not have been obtained; or

    (e) by Harrah's, if (i) the Board of Directors of Showboat shall have withdrawn or modified its recommendation of this Agreement or the Merger in accordance with Sections 5.3, 5.4 or 5.5 (provided that Harrah's' right to terminate this Agreement under such clause (i) shall not be available if at such time Showboat would be entitled to terminate this Agreement under Section 7.1(g)); (ii) after the receipt by Showboat of a proposal for an Alternative Transaction, Harrah's requests in writing that the Board of Directors of Showboat reconfirm its recommendation of this Agreement and the Merger to the stockholders of Showboat and the Board of Directors of Showboat fails to do so within five business days after its receipt of Harrah's' request; (iii) the Board of Directors of Showboat shall have recommended to the stockholders of Showboat, or entered into a definitive agreement with respect to, an Alternative Transaction; or (iv) for any reason Showboat fails to call and hold the Stockholders' Meeting by July 1, 1998 (provided that Harrah's' right to terminate this Agreement under such clause (iv) shall not be available if at such time Showboat would be entitled to terminate this Agreement under Section 7.1(g)); or

    (f) by Showboat, prior to the approval of this Agreement by its stockholders, if, as a result of a Superior Proposal received by such party from a Third Party, the Board of Directors of Showboat determines in good faith, based on advice of outside legal counsel, that the failure to accept such Superior Proposal would be inconsistent with its fiduciary duties to stockholders under applicable law; provided, however, that no termination shall be effective pursuant to this Section 7.1(f) under circumstances in which a termination fee is payable by Showboat pursuant to Section 7.3(b)(iv), unless concurrently with such termination, such termination fee is paid in full by Showboat in accordance with Section 7.3(b)(iv); or

    (g) by Harrah's or Showboat, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach will cause the conditions set forth in
Section 6.2(a) or (b) (in the case of termination by Showboat) or 6.3(a) or (b) (in the case of termination by Harrah's) not to be satisfied.

    Section 7.2. EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Harrah's, Merger Sub or Showboat, or their respective officers, directors, stockholders or Affiliates, except as set forth in Section 7.3 and except that such termination shall not limit liability for a willful breach of this Agreement; provided that, the provisions of Section 7.3 of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

    Section 7.3.  FEES AND EXPENSES.

    (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

    (b) Showboat shall pay Harrah's a termination fee of $20 million upon the earliest to occur of the following events:

        (i) the termination of this Agreement by Harrah's or Showboat pursuant to Section 7.1(d), if a proposal for an Alternative Transaction involving Showboat shall have been publicly announced prior to the Stockholders' Meeting and either a definitive agreement for an Alternative Transaction is entered into, or an Alternative Transaction is consummated, within one year of such termination;

        (ii) the termination of this Agreement by Harrah's pursuant to Section 7.1(e)(i), (iii) or (iv);

       (iii) the termination of this Agreement by Harrah's pursuant to Sections 7.1(e)(ii), and either a definitive agreement for an Alternative Transaction is entered into, or an Alternative Transaction is consummated, within one year of such termination; or

        (iv) the termination of this Agreement by Showboat pursuant to Section 7.1(f).

    Showboat's payment of a termination fee pursuant to this subsection shall be the sole and exclusive remedy of Harrah's against Showboat and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment; provided that this limitation shall not apply in the event of a willful breach of this Agreement by Showboat.

    (c) The fees payable pursuant to Section 7.3(b) shall be paid concurrently with the first to occur of the events described in Section 7.3(b)(i), (ii),
(iii) or (iv).

    (d) In the event that this Agreement is terminated by Harrah's or Showboat pursuant to Section 7.1(b) and all the conditions to Closing set forth in
Article VI have been satisfied or waived except for obtaining the consents of lenders set forth in Section 4.2 of the Harrah's Disclosure Schedule or the continued accuracy at such time of Harrah's' representation in Section 4.5, Harrah's shall pay to Showboat liquidated damages in the amount of $10.0 million. Showboat's payment of such liquidated damages pursuant to this subsection shall be the sole and exclusive remedy of Showboat against Harrah's and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment.

    Section 7.4. AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Showboat, but, after any such approval, no amendment shall be made which (i) by law requires further approval by such stockholders or (ii) is in any manner adverse to the stockholders of Showboat, in each case without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    Section 7.5. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained here. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                 ARTICLE VIII.
                                 MISCELLANEOUS

    Section 8.1.  NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND
AGREEMENTS. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 1.4, 2.1, 2.2, 2.3, 5.9, 5.11, 5.13 and 5.14 and Article VIII. The Confidentiality Agreements shall survive the execution and delivery of this Agreement.

    Section 8.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Showboat, to

                  Showboat, Inc.
                  3720 Howard Hughes Parkway
                  Suite 200
                  Attn: H. Gregory Nasky
                  Telecopy: (702) 791-3410

                  with a copy to
                  Weil, Gotshal & Manges, LLP
                  767 Fifth Avenue
                  New York, NY
                  Attn: Robert Todd Lang, Esq.
                  Telecopy: (212) 310-8007

        (b) if to Harrah's or Merger Sub, to

                  Harrah's Entertainment, Inc.
                  1023 Cherry Road
                  Memphis, Tennessee 38117

                  Attn: Colin V. Reed
                  Telecopy: (901) 762-8804

                  with a copy to:
                  Latham & Watkins
                  633 West Fifth Street, Suite 4000
                  Los Angeles, CA 90071-2007
                  Attn: Edward Sonnenschein, Jr., Esq.
                  Telecopy: (213) 891-8763

    Section 8.3. INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to December 18, 1997.

    Section 8.4. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    Section 8.5. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement and all documents and instruments referred to herein (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.9 are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; provided that the Confidentiality Agreements shall remain in full force and effect until the Effective Time. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, none of Harrah's, Merger Sub or Showboat makes any other representations or warranties, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to the execution and delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to any of them or their respective representatives of any documentation or other information with respect to any one or more of the foregoing.

    Section 8.6. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Nevada without regard to any applicable conflicts of law.

    Section 8.7. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Harrah's; provided that no such assignment shall relieve Harrah's of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    IN WITNESS WHEREOF, Harrah's Entertainment, Inc., HEI Acquisition Corp. and Showboat, Inc. have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

                                        HARRAH'S ENTERTAINMENT, INC.

                                                /s/ E. O. ROBINSON, JR.
                                        ----------------------------------------

                                        By: E. O. Robinson, Jr.

                                        Its: SENIOR VICE PRESIDENT AND GENERAL
                                        COUNSEL

                                        HEI ACQUISITION CORP.

                                                  /s/ PHILIP G. SATRE
                                        ----------------------------------------

                                        By: Philip G. Satre

                                        Its: PRESIDENT

                                        SHOWBOAT, INC.

                                                /s/ J. K. HOUSSELS, III
                                        ----------------------------------------

                                        By: J. K. Houssels, III

                                        Its: PRESIDENT AND CHIEF EXECUTIVE
                                        OFFICER

                                                                       EXHIBIT A

                     FORM OF STOCKHOLDER SUPPORT AGREEMENT

STOCKHOLDER SUPPORT AGREEMENT, dated as of December 18, 1997 (this "Agreement"),
by       ("Stockholder") to and for the benefit of Harrah's Entertainment, Inc., a Delaware corporation ("Harrah's"). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.

    WHEREAS, as of the date hereof, Stockholder owns of record and beneficially shares (such shares, together with any other voting or equity securities of Showboat, Inc., a Nevada corporation ("Showboat"), hereafter acquired by Stockholder prior to the termination of this Agreement, being referred to herein collectively as the "Shares") of common stock, par value $1.00 per share ("Showboat Common Stock");

    WHEREAS, concurrently with the execution of this Agreement, Harrah's, HEI Acquisition Corp., a Nevada corporation and indirect wholly-owned subsidiary of Harrah's ("Merger Sub"), and Showboat are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into Showboat such that Showboat will become an indirect wholly-owned subsidiary of Harrah's (the "Merger"); and

    WHEREAS, as a condition to the willingness of Showboat, Harrah's and Merger Sub to enter into the Merger Agreement, Harrah's has requested the Stockholder agree, and in order to induce Harrah's and Merger Sub to enter into the Merger Agreement, the Stockholder is willing to agree to vote in favor of adopting the Merger Agreement and approving the Merger, upon the terms and subject to the conditions set forth herein.

    NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

        Section 1. VOTING OF SHARES. Until the termination of this Agreement in accordance with the terms hereof, Stockholder hereby agrees that, at the Special Meeting (as defined in the Merger Agreement) or any other meeting of the stockholders of Showboat, however called, and in any action by written consent of the stockholders of Showboat, Stockholder will vote all of his or her respective Shares (a) in favor of adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, and (b) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of Showboat (or any class thereof). Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

        Section 2. TRANSFER OF SHARES. Until the termination of this Agreement in accordance with the terms hereof, Stockholder will not, directly or indirectly, (a) sell, assign, transfer, pledge, encumber or otherwise dispose of any of the Shares, (b) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto which is inconsistent with this Agreement or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by merger, testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law) or other disposition of any Shares; provided, however, that Stockholder may transfer the Shares to family members or to a trust so long as such trust or family member takes such Shares subject to the obligations and restrictions contained in this Agreement.

                                     A-A-1

        Section 3. REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER. Stockholder hereby represents and warrants to Harrah's with respect to himself or herself and his or her ownership of the Shares as follows:

           (a) OWNERSHIP OF SHARES. On the date hereof, the Shares are owned of record and beneficially by Stockholder. Stockholder has sole voting power, without restrictions, with respect to all of the Shares.

           (b) POWER, BINDING AGREEMENT. Stockholder has the legal capacity, power and authority to enter into and perform all of his or her obligations under this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not violate any other agreement to which Stockholder is a party, including, without limitation, any voting agreement, shareholders' agreement, partnership agreement or voting trust. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

           (c) NO CONFLICTS. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Stockholder or any of his or her properties or assets, other than such conflicts, violations or defaults or terminations, cancellations or accelerations which individually or in the aggregate do not materially impair the ability of Stockholder to perform his or her obligations hereunder. No consent, approval, order or authorization of, or registration, declaration, or filing with, any governmental entity is required by or with respect to the execution and delivery of this Agreement by Stockholder and the consummation by Stockholder of the transactions contemplated hereby.

        Section 4. NO SOLICITATION. Prior to the termination of this Agreement in accordance with its terms, Stockholder agrees (a) that he or she will not, nor will he or she authorize or permit any of his or her employees, agents and representatives to, directly or indirectly, initiate or solicit any inquiries or the making of any Acquisition Proposal (as defined in the Merger Agreement) and (b) that he or she will notify Harrah's as soon as possible if any such inquiries or proposals are received by, any information or documents is requested from, or any negotiations or discussions are sought to be initiated or continued with, him or her or any of his or her affiliates [(b) only as to JKH, III].

        Section 5. TERMINATION. This Agreement shall terminate upon the earliest to occur of (i) the Effective Time (as such term is defined in the Merger Agreement) or (ii) any termination of the Merger Agreement in accordance with the terms thereof (including, without limitation, any termination pursuant to Section 7.1(f) thereof); provided that the provisions of Section 8 shall survive any termination of this Agreement, and provided further that no such termination shall relieve any party of liability for a breach hereof prior to termination.

        Section 6. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

                                     A-A-2

        Section 7. FIDUCIARY DUTIES. Notwithstanding anything in this Agreement to the contrary, the covenants and agreements set forth herein shall not prevent Stockholder from serving on Showboat's Board of Directors and from taking any action, subject to the applicable provisions of the Merger Agreement, while acting in such designee's capacity as a director of Showboat.

        Section 8. MISCELLANEOUS.

           (a) This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

           (b) If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

           (c) This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to the principles of conflicts of law thereof.

           (d) This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

                                     A-A-3

    IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

                                STOCKHOLDER

                                ------------------------------------------

Agreed and Acknowledged:

HARRAH'S ENTERTAINMENT, INC.

-------------------------------------------

By:

Its:

                                     A-A-4

                                                                         ANNEX B

                                     [LOGO]

                                FAIRNESS OPINION

                                              As of December 18, 1997

Board of Directors
Showboat, Inc.
6601 Ventnor Ave., Suite 105
Ventnor, NJ 08406

Dear Sirs:

    You have requested our opinion as to the fairness from a financial point of view to the holders of common stock, par value $1.00 per share ("Company Common Stock") of Showboat, Inc. (the "Company") of the consideration to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of December 18, 1997 (the "Agreement"), by and among Harrah's Entertainment, Inc. ("Harrah's"), Harrah's Sub, a wholly-owned subsidiary of Harrah's, and the Company, pursuant to which Harrah's Sub will be merged with and into the Company (the "Merger").

    Pursuant to the Agreement, each share of Company Common Stock will be converted, subject to certain exceptions, into the right to receive $30.75 in cash.

    In arriving at our opinion, we have reviewed the draft dated December 11, 1997 of the Agreement. We also have reviewed financial and other information that was publicly available or furnished to us by the Company, including information provided during discussions with the Company's management. Included in the information provided during discussions with the Company's management were certain financial projections of the Company for the period beginning January 1, 1997 and ending December 31, 2002 prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of Company Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion. We were not requested to, nor did we, solicit the interest of any other party in acquiring the Company.

    In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company or its representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us.

    Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Further, our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transaction.

    Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past and has been compensated for such services. In particular, within the past two years, DLJ acted as a manager for the issuance of $140 million of First Mortgage Notes at Showboat Marina Casino Partnership, a subsidiary of the Company, for which we received usual and customary compensation.

    Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the consideration to be received by holders of Company Common Stock pursuant to the Agreement is fair to such holders from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                     PROXY
                                 SHOWBOAT, INC.

    Proxy Solicited on Behalf of the Board of Directors for Special Meeting of Stockholders, Thursday, April 23, 1998 at 10:00 a.m., local time.

    The undersigned stockholder of Showboat, Inc. (the "Company") hereby appoints J. Kell Houssels, III and H. Gregory Nasky and each of them, as attorneys and proxies, each with power of substitution and revocation, to represent the undersigned at the Special Meeting of Stockholders of Showboat, Inc. to be held at the Mississippi Pavilion, Showboat Casino Hotel, 801 Boardwalk, Atlantic City, New Jersey 08401 at 10:00 a.m., local time, and at any adjournment or postponement thereof, with authority to vote all shares held or owned by the undersigned in accordance with the directions indicated herein.

    Receipt of the Notice of Special Meeting of Stockholders dated March 18, 1998 and the Proxy Statement furnished herewith is hereby acknowledged.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEM 1 AND PURSUANT TO ITEM 2.

                                (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

    ITEM 1. Approval and adoption of the Merger Agreement (as described in the Proxy Statement) pursuant to which, among other things, HEI Acquisition Corp., a Nevada corporation and an indirect wholly-owned subsidiary of Harrah's Entertainment, Inc., will be merged with and into Showboat, Inc., Showboat, Inc. will cease to be a public company, and holders of shares of Showboat, Inc. Common Stock will receive a payment of $30.75 for each share of Showboat, Inc. Common Stock owned.

                  FOR / /         AGAINST / /        ABSTAIN / /

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR SUCH APPROVAL.

    ITEM 2. In their discretion, the Proxies are authorized to vote upon such other business as may properly be presented to the meeting or any adjournment thereof including without limitation potential adjournments of the Special Meeting for the purpose of soliciting additional proxies in order to approve and adopt the Merger Agreement.

P                                                                                             Dated: , 1998
R                                                                            ------------------------------------------------
O                                                                                              (Signature)
X                                                                            ------------------------------------------------
Y                                                                                      (Signature if held jointly)
                                                                             The signature should agree with the name on your
                                                                             stock certificate. If acting as attorney,
                                                                             executor, administrator, trustee, guardian,
                                                                             etc., you should so indicate when signing. If
                                                                             the signer is a corporation, please sign the
                                                                             full corporate name by duly authorized officer.
                                                                             If shares are held jointly, each stockholder
                                                                             should sign.